Exhibit 10.15

COLLABORATION AGREEMENT

THIS COLLABORATION AGREEMENT (the “Agreement”) is entered into as of October 26, 2009 (the “Effective Date”) by and among MEDIVATION, INC., a Delaware corporation having its principal place of business at 201 Spear Street, 3rd Floor, San Francisco, California 94105, United States, its wholly owned subsidiary Medivation Prostate Therapeutics, Inc., a Delaware corporation having its principal place of business at the same location (such entities, collectively, “Medivation”), ASTELLAS PHARMA INC., a Japanese corporation having a principal office at 3-11, Nihonbashi-Honcho 2-chome, Chuo-ku, Tokyo 103-8411, Japan (“API”) and its indirect wholly owned subsidiary Astellas US LLC, a Delaware limited liability company having its principal place of business at Three Parkway North, Deerfield, Illinois 60015, United States (“AUS”; collectively with API, “Astellas”). Medivation and Astellas are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

BACKGROUND

Astellas is a fully-integrated, global pharmaceutical company with expertise in the development, manufacture and commercialization of human therapeutic products.

Medivation is a biotechnology company with expertise in the development and manufacture of human therapeutic product candidates.

Medivation has completed enrollment in a Phase 1-2 human clinical trial of its proprietary compound referred to as MDV3100 for the treatment of castration-resistant prostate cancer.

Astellas and Medivation desire to establish a broad, worldwide, strategic collaboration for the continued development and, if successful, regulatory approval for and commercialization of MDV3100 on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following initially capitalized terms, whether used in the singular or plural form, shall have the meanings set forth in this Article 1. In addition, the terms “includes,” “including,” “include” and derivative forms of them shall be deemed followed by the phrase “without limitation” (regardless of whether it is actually written there (and drawing no implication from the actual inclusion of such phrase in some instances after such terms but not others)) and the term “or” has the inclusive meaning represented by the phrase “and/or” (regardless of whether it is actually written (and drawing no implication from the actual use of

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

the phrase “and/or” in some instances but not in others)). Unless otherwise stated, dollar amounts set forth herein are U.S. dollars.

1.1 “Acquiror” has the meaning set forth in Section 16.5.

1.2 “Acquisition” means (a) a merger, consolidation or similar transaction of Astellas or any of its Affiliates with a Third Party, or an acquisition of Astellas or any of its Affiliates by a Third Party, which Third Party owns or has a license to, or has an Affiliate that owns or has a license to, a Restricted Product, or (b) an acquisition by Astellas or any of its Affiliates of a Third Party or any of its business or assets, which Third Party or any of its Affiliates owns or has a license to, a Restricted Product (which license in the case of an asset transaction is assigned or sublicensed to Astellas or any of its Affiliates).

1.3 “Active Product” means any Product in [*] Development (i.e., [*] or [*]) or Commercialization.

1.4 “Affiliate” means, with respect to a particular Person, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Person. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.5 “Agreement” has the meaning set forth in the preamble hereto.

1.6 “Alliance Manager” has the meaning set forth in Section 2.2(b).

1.7 “Ancillary Agreement” means any safety agreement entered into between the Parties or their respective Affiliates pursuant to Section 4.3, any supply agreement and/or quality agreement entered into between the Parties or their respective Affiliates pursuant to Section 7.12, any Co-Promotion Agreement or any Transition Agreement.

1.8 “[*]” has the meaning set forth in Section 10.4(a).

1.9 “API” has the meaning set forth in the preamble to this Agreement.

1.10 “Applicable Law” means the applicable laws, rules and regulations, including any rules, regulations, guidelines or other requirements of Governmental Authorities, including Regulatory Authorities, that may be in effect from time to time, including the Foreign Corrupt Practices Act of 1977, as amended.

1.11 “Astellas” has the meaning set forth in the preamble to this Agreement.

1.12 “Astellas Claims” has the meaning set forth in Section 12.1.

1.13 “Astellas Damages” has the meaning set forth in Section 12.1.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.14 “Astellas Indemnitees” has the meaning set forth in Section 12.1.

1.15 “Astellas Know-How” means all Information Controlled as of the Effective Date or thereafter during the Term by Astellas and/or its Affiliate(s) that is reasonably necessary or useful for the research, development, manufacture, use, importation or sale of Products in the Field and used by Astellas or any of its Affiliates or Sublicensees in the course of performing Astellas’s obligations or exercising Astellas’s rights under this Agreement; including, without limitation, any such Information made or generated by or on behalf of Astellas or its Affiliate(s) or Sublicensee(s) in the course of performing Astellas’s obligations or exercising Astellas’s rights under this Agreement. For clarity, the use of “Affiliate” in this definition shall exclude any Third Party that becomes an Affiliate due to such Third Party’s acquisition of Astellas, except as provided in Section 16.5. For additional clarity, Astellas Know-How shall exclude rights under any Astellas Patents and Astellas’s interest in Joint Patents and Joint Inventions.

1.16 “Astellas Patents” means all Patents satisfying all three ((a), (b) and (c)) of the following inclusion criteria: (a) Patents that are Controlled as of the Effective Date or thereafter during the Term by Astellas and/or its Affiliate(s), (b) Patents that are reasonably necessary or useful for the Exploitation of any Collaboration Molecule or Product, including Patents that claim or cover the composition of matter, manufacture or use of one or more Collaboration Molecules or Products or that would otherwise be infringed, absent a license, by the manufacture, use or sale of any Collaboration Molecule or Product, and (c) Patents that either (i) claim Sole Inventions of Astellas or Joint Inventions or (ii) are made available by Astellas for the benefit of the collaboration pursuant to Section 10.11. For clarity, the use of “Affiliate” in this definition shall exclude any Third Party that becomes an Affiliate due to such Third Party’s acquisition of Astellas except as provided in Section 16.5. For further clarity, Astellas Patents shall exclude the Joint Patents.

1.17 “Astellas Technology” means the Astellas Patents, Astellas Know-How, and Astellas’s interest in Joint Patents and Joint Inventions.

1.18 “Astellas Withholding Tax Action” has the meaning set forth in Section 9.8(d).

1.19 “AUS” has the meaning set forth in the preamble to this Agreement.

1.20 “Backup Product” means a Product containing any Collaboration Molecule other than MDV3100 that is Developed or Commercialized by the Parties for use in the Field following any termination of Development of MDV3100 Products for technical, medical or scientific reasons.

1.21 “Bailment Agreement” has the meaning set forth in Section 11.2(p).

1.22 “Bankrupt Party” has the meaning set forth in Section 14.7.

1.23 “Bankruptcy Code” has the meaning set forth in Section 14.3(d).

1.24 “Business Combination” has the meaning set forth in Section 16.7(b).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.25 “Business Day” means a day other than (a) a Saturday or a Sunday, (b) a bank or other public holiday in San Francisco, California, or (c) a bank or other public holiday in Tokyo, Japan.

1.26 “[*] Indication” means the treatment of prostate cancer in a population consisting of patients satisfying all [*] of the following inclusion criteria: [*].

1.27 “Claim” has the meaning set forth in Section 12.3.

1.28 “Clinical Trial” means any human clinical trial of a Product.

1.29 “CMC Activities” means those Manufacturing activities and regulatory activities designed to support preparation of the Chemistry, Manufacturing and Controls sections of any Regulatory Materials or Regulatory Approval.

1.30 “CMO Guidelines” has the meaning set forth in Section 2.4(b)(vii).

1.31 “Collaboration” has the meaning set forth in Section 2.1.

1.32 “Collaboration Molecule” means (a) MDV3100, (b) any Other Patented Molecule or (c) any metabolite, salt, hydrate, solvate, isomers, enantiomers, free acid form, free base form, crystalline form, pro-drug (including ester pro-drugs) form, racemate or optically active form of any compound described in clause (a) or (b).

1.33 “Collaboration Patents” means all Medivation Patents, all UCLA Patents, all Astellas Patents and all Joint Patents.

1.34 “Combination Product” has the meaning set forth in the definition of ‘Net Sales.’

1.35 “Commercialization” means the commercial manufacture, marketing, promotion, sale and/or distribution of Product in the Territory. Commercialization shall include commercial activities conducted in preparation for Product launch. “Commercialize” has a correlative meaning.

1.36 “Commercialization Costs” means all costs incurred by or on behalf of either Party that are reasonably and directly allocable to (a) the Commercialization of Products in the Territory, including Distribution Costs and Sales and Marketing Costs, or (b) the Manufacture of Products in support of Commercialization.

1.37 “Committee” means the Joint Steering Committee, Joint Development Committee, Joint Manufacturing Committee, Joint Medical Affairs Committee, or Joint Commercial Committee, or any other subcommittee established under Article 2, as applicable.

1.38 “Confidential Information” means, with respect to a Party or any of its Affiliates, and subject to Section 13.2, all Information of such Party or such Affiliate that is disclosed to the other Party or any of its Affiliates under this Agreement, which may include,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

without limitation, specifications, know-how, trade secrets, technical information, models, business information, inventions, discoveries, methods, procedures, formulae, protocols, techniques, data, and unpublished patent applications, whether disclosed in oral, written, graphic, or electronic form, provided, however, that Confidential Information shall exclude any and all [*] (except to the extent otherwise provided in the sixth sentence of Section 13.1 in the case of termination of this Agreement with respect to a Region or in its entirety). Subject to the exceptions set forth in Section 13.2, all confidential Information disclosed by either Party or any of its Affiliates to the other Party or any of its Affiliates pursuant to the Existing Confidentiality Agreements, other than any [*], shall be deemed to be the disclosing Party’s Confidential Information hereunder.

1.39 “Control” means, with respect to any material, Information, or intellectual property right, that a Person (a) owns such material, Information, or intellectual property right, or (b) has a license or right to use to such material, Information, or intellectual property right, in each case ((a) and (b)) with the legal right to grant to the applicable Person access, a right to use, or a license, or a sublicense (as applicable) to such material, Information, or intellectual property right without violating the terms of any agreement or other arrangement with any Third Party.

1.40 “Co-Promote Product” has the meaning set forth in Section 6.9(c).

1.41 “Co-Promotion” means those Detailing and promotional activities (including without limitation performing sales calls) with respect to a Co-Promote Product undertaken by personnel of either Party to encourage appropriate prescribing of such Co-Promote Product in the Shared Territory.

1.42 “Co-Promotion Agreement” has the meaning set forth in Section 6.9(b).

1.43 “Co-Promotion Option” has the meaning set forth in Section 6.9(a).

1.44 “CPI” means the Consumer Price Index for the US City Average (all times).

1.45 “Detail” or “Detailing” means, with respect to a Product in the Shared Territory, the communication by a Sales Representative to a Prescriber during a sales call (a) involving face-to-face contact or, if permitted by the JCC, contact by means of an e-detail or video, (b) describing in a fair and balanced manner the FDA-approved indicated uses and other relevant characteristics of such Product, (c) using the Promotional Materials in an effort to increase the prescribing and/or hospital ordering preferences of a Product for its FDA-approved indicated uses, (d) made at such Prescriber’s office, in a hospital, at another appropriate alternate care setting, or in any other venue approved by the JCC, (e) where no more than [*] products (including the Product) are presented and (f) where the principal objective of the communication is to place an emphasis, either [*], on the Product and not simply to discuss the Product. For the avoidance of doubt, discussions at conventions or other scientific meetings shall not constitute “Details” or “Detailing”.

1.46 “Detail Cost” means (a) with respect to a face-to-face Detail by either Party in the Shared Territory, the applicable amount set forth in Exhibit 1.46; and (b) with respect to any e-detail or detail through video, such amount approved by the JCC.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.47 “Development” means all activities that relate to (a) obtaining, maintaining or expanding Regulatory Approval of a Product for one or more indications or (b) developing the process for the Manufacture of clinical and commercial quantities of Product. This includes (i) the conduct of Nonclinical Studies and Clinical Trials (including Required Phase 4 Clinical Trials) and (ii) the preparation, submission, review and development of data or information in support of a submission to a Regulatory Authority to obtain, maintain and/or expand Regulatory Approval of a Product, including the services of outside advisors in connection therewith, including outside counsel and regulatory consultants, but excludes (A) Commercialization, (B) the construction of commercial manufacturing facilities and (C) the Manufacture and accumulation of commercial inventory of Product. “Develop” has a correlative meaning.

1.48 “Development Costs” means all costs incurred by or on behalf of either Party or any of its Affiliates that are reasonably and directly allocable to (a) the Development of Products in the Territory or (b) the Manufacture of Products in support of such Development, including the validation, qualification and subsequent audit of clinical or commercial manufacturing facilities.

1.49 “Development Program” has the meaning set forth in Section 3.1.

1.50 “Diligent Efforts” means, with respect to a Party’s obligations under this Agreement to research, Develop or Commercialize a Product, the carrying out of such obligations or tasks with a level of efforts and resources consistent with the commercially reasonable practices [*] with respect to the research, development or commercialization, as applicable, of a [*] pharmaceutical product that is at [*] and that falls within a therapeutic field [*], taking into account all relevant factors, including product labeling or anticipated labeling, present and future market potential, financial return (it being understood that, in the case of any Product, “financial return” means [*] of the Product [*] and [*]), exclusivity (including Patent and Regulatory Exclusivity), medical and clinical considerations and the present and future regulatory environment and competitive market conditions, all as measured by the facts and circumstances in effect at the time the carrying out of such obligations is due.

1.51 “Distribution Costs” means the costs, excluding overhead, incurred by a Party or its Affiliate or for such Party’s or its Affiliate’s account, during the term and pursuant to the Agreement that are reasonably and directly allocable to the distribution of a Product with respect to a particular territory, including: (a) handling and transportation to fulfill orders with respect to such distribution; (b) customer services, including order entry, billing and adjustments, inquiry and credit and collection with respect to such distribution; (c) reasonable and customary fees and other amounts payable to wholesalers, specialty pharmacies and distributors with respect to such distribution; and (d) costs of storage and distribution of Products for sale in the applicable territory, but for clarity, excluding in each case ((a) through (d)) any such amounts to the extent included as a deduction in calculating Net Sales.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.52 “Distribution Matters” means all issues and decisions regarding the distribution of Products in the Shared Territory, including decisions as to whether and with which wholesalers and distributors to contract, and the terms of contracts with such wholesalers and distributors.

1.53 “Distributor” has the meaning set forth in Section 8.4(a).

1.54 “Divestment Period” has the meaning set forth in Section 8.9(b)(i).

1.55 “Effective Date” has the meaning set forth in the preamble to this Agreement.

1.56 “EMEA” means the European Medicines Agency or its successor.

1.57 “EU” means all of the European Union member states as of the applicable time during the Term.

1.58 “Executive Officer” means (a) in the case of Astellas, any senior executive of API or any of its Affiliates, which senior executive is designated by Astellas and reports directly to the chief executive officer of API, but who is not a member of the JSC; and (b) in the case of Medivation, Medivation, Inc.’s chief executive officer (who shall not be a member of the JSC).

1.59 “Exclusivity Term” means, with respect to a country, the period commencing on the Effective Date and ending on the first date on which all of the following conditions have been met: (a) there is no Valid Claim in such country that would be infringed, absent a license, by the manufacture, use or sale of a Product at the time of sale of such Product, (b) there is no Regulatory Exclusivity in such country with respect to any Product, and (c) the [*] in such country.

1.60 “Existing Confidentiality Agreements” means the Confidential Disclosure Agreement entered into by API and Medivation, Inc. dated [*], and the Confidentiality Agreement entered into by API and Medivation, Inc. dated [*].

1.61 “Exploit” has the meaning set forth in Section 8.1. “Exploitation” has a correlative meaning.

1.62 “FDA” means the United States Food and Drug Administration or its successor.

1.63 “FD&C Act” means the United States Federal Food, Drug and Cosmetic Act, as amended.

1.64 “Field” means the prevention, diagnosis and treatment of all human diseases.

1.65 “Finance Officers” has the meaning set forth in Section 9.2.

1.66 “First Commercial Sale” means, with respect to a Product and a country, the first sale to a Third Party of such Product in such country after all Regulatory Approvals

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(including any pricing or reimbursement approvals, if necessary) have been obtained in such country.

1.67 “First Country in EU5” means, with respect to the acceptance for filing or approval of an MAA, the first country among the United Kingdom, France, Germany, Italy and Spain, in which an MAA is accepted for filing or approved, whether such acceptance for filing or approval occurs with respect to the country individually or as part of a regional application.

1.68 “FTE” means the equivalent of a full-time individual’s work time for a twelve (12) month period. In the event that any individual who works full-time during a given fiscal year works partially on Products or in furtherance of the Collaboration and partially on other work outside the Collaboration in the fiscal year, then the full-time equivalent to be attributed to such individual’s work hereunder for such fiscal year shall be equal to the percentage of such individual’s total work time in such fiscal year that such individual spent working on Products or in furtherance of the Collaboration. FTE efforts shall not include the work of general corporate or administrative personnel.

1.69 “FTE Rate” means with respect to the FTE personnel cost incurred by a Party (a) in connection with [*], an initial annual rate of [*] per FTE, (b) with respect to [*] for activities other that those covered in clause (a), an initial annual rate of [*] per FTE and (c) in connection with [*], an initial annual rate of [*] per FTE. Commencing [*], the FTE rates shall be changed annually by the JSC to reflect any year-to-year percentage increase or decrease (as the case may be) in the CPI (based on the change in the CPI from the most recent index available as of the Effective Date to the most recent index available as of the date of the calculation of each such revised FTE rate).

1.70 “GAAP” means generally accepted accounting principles, consistently applied.

1.71 “Generic Product” means any pharmaceutical product that (a)(i) is sold by a Third Party that is not a licensee or Sublicensee of Astellas or its Affiliates or other Person in a chain of distribution originating from Astellas, its Affiliates, or a licensee or sublicensee thereof, under a marketing authorization granted by a Regulatory Authority to a Third Party, and (ii) contains [*] as the relevant Product and (b)(i) for purposes of the U.S., is approved in reliance, in whole or in part, on the prior approval of a Product as determined by the FDA, or (ii) for purposes of a country outside the U.S., is approved in reliance, in whole or in part, on the prior approval of a Product as determined by the applicable Regulatory Authority.

1.72 “[*] Product” means any pharmaceutical product containing any [*], whether alone or in the form of a combination with one or more other therapeutically active ingredients, other than in combination with any other active ingredient that [*] through [*].

1.73 “Governmental Authority” means any multi-national, federal, state, local, municipal or other government authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.74 “HHMI” means the Howard Hughes Medical Institute.

1.75 “[*] Indication” means the treatment of prostate cancer in a population consisting of patients satisfying [*] the following inclusion criteria: [*].

1.76 “IND” means (a) an Investigational New Drug Application as defined in the FD&C Act and applicable regulations promulgated thereunder by the FDA, or (b) the equivalent application to the equivalent Regulatory Authority in any other regulatory jurisdiction, the filing of which is necessary to initiate or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction.

1.77 “Indemnified Party” has the meaning set forth in Section 12.3.

1.78 “Indemnifying Party” has the meaning set forth in Section 12.3.

1.79 “Indemnified Person” means, in the case of Astellas, any Astellas Indemnitee, and in the case of Medivation, any Medivation Indemnitee.

1.80 “Information” means any data, results, and information of any type whatsoever, in any tangible or intangible form, including, without limitation, know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports, clinical and non-clinical study reports, regulatory submission documents and summaries, expertise, stability, technology, test data including pharmacological, biological, chemical, biochemical, toxicological, and clinical test data, analytical and quality control data, stability data, studies and procedures.

1.81 “Initial Approval Date” means the date of approval of the first NDA for a Product.

1.82 “Initial MDV3100 Product” means the MDV3100 Product being Developed by Medivation as of the Effective Date as the candidate for initial approval of an NDA, as may be modified pursuant to the applicable Joint Development Plan or Joint Manufacturing Plan, but not including any [*] MDV3100 Product.

1.83 “Initial Joint Development Plan” has the meaning set forth in Section 3.2(b).

1.84 “Joint Commercialization Budget” has the meaning set forth in Section 6.2(a).

1.85 “Joint Commercialization Committee” or “JCC” means the committee formed by the Parties as described in Section 2.6(a).

1.86 “Joint Commercialization Costs” means (a) Commercialization Costs to the extent approved by the JCC and reasonably and directly allocable to activities conducted pursuant to the Agreement and the Joint Commercialization Plan then in effect, incurred by the Parties in support of Commercialization of Products in the Shared Territory in accordance with the Joint Commercialization Budget (subject to any overages permitted pursuant to Section 6.4),

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

whether prior to or after receipt of Regulatory Approvals, including Detail Costs to compensate each Party for the activities performed by their respective sales field forces in the Shared Territory (in the case of Medivation, if Medivation is co-promoting Products pursuant to the exercise of a Co-Promotion Option); (b) recall expenses to be treated as Joint Commercialization Costs pursuant to Section 4.2(a); (c) Manufacturing Costs to be treated as Joint Commercialization Costs pursuant to Section 7.5, including the cost of Samples; (d) royalty payments under the UCLA Agreement payable with respect to the Shared Territory to be treated as Joint Commercialization Costs pursuant to Section 8.8(a); (e) Third Party Payments to be treated as Joint Commercialization Costs pursuant to Section 8.8(b)(ii); (f) costs associated with the defense of Collaboration Patents to be treated as Joint Commercialization Costs pursuant to Section 10.5; (g) Trademark Costs to be treated as Joint Commercialization Costs pursuant to Section 10.9; and (h) Damages from Third Party Claims to be treated as Joint Commercialization Costs pursuant to Section 12.4. However, in all cases, including with respect to clauses (a) through (h) of the previous sentence, Joint Commercialization Costs exclude Development Costs and Joint Medical Affairs Costs. Joint Commercialization Costs shall also exclude costs included as deductions in calculating Net Sales of Product in the Shared Territory and each of the following (except to the extent included in Manufacturing Costs): (i) [*], (ii) tax liabilities, (iii) capital expenditures incurred by either Party to obtain or maintain manufacturing capacity for Products, and (iv) overhead and other indirect cost allocations from either Party. For clarity, Joint Commercialization Costs exclude any costs or expenses incurred by Medivation prior to the Effective Date.

1.87 “Joint Commercialization Plan” has the meaning set forth in Section 6.2(a).

1.88 “Joint Development Budget” means the budget for the Shared Territory included in the Joint Development Plan setting forth the anticipated Joint Development Costs.

1.89 “Joint Development Committee” or “JDC” means the committee formed by the Parties as described in Section 2.3(a).

1.90 “Joint Development Costs” means (a) Development Costs to the extent approved by the JDC and reasonably and directly allocable to activities conducted pursuant to the Agreement and the Joint Development Plan then in effect, incurred by the Parties in support of Development of Products in accordance with the Joint Development Budget (subject to any overages permitted pursuant to Section 3.3), including: (i) such costs for Clinical Trials and Non-Clinical Studies designed solely to support receipt of Regulatory Approvals for Products in the Shared Territory, (ii) such costs for Clinical Trials and Non-Clinical Studies designed to support receipt of Regulatory Approvals for Products in both the Shared Territory and any part of the Licensed Territory, allocated in the manner set forth in Section 3.3, (iii) such costs for CMC Activities conducted pursuant to the Joint Manufacturing Plan; (iv) such costs for compiling, filing and obtaining Regulatory Approvals of Products in or for the benefit of the Shared Territory; (v) such costs for CROs and other Third Parties in support of Development of Products in the Shared Territory; and (vi) such costs for drug product or comparator drug for use in the activities described in either clause (i) or (ii) above; including, with respect to all such Development Costs, internal FTE costs at the applicable FTE Rate; (b) recall expenses to be treated as Joint Development Costs pursuant to Section 4.2(a); (c) Manufacturing Costs to be

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

treated as Joint Development Costs pursuant to Section 7.5; (d) costs and expenses incurred in connection with a transfer of Manufacturing technology to be treated as Joint Development Costs pursuant to Section 7.10; (e) Third Party Payments to be treated as Joint Development Costs pursuant to Section 8.8; and (f) Damages from Third Party Claims to be treated as Joint Development Costs pursuant to Section 12.4; but in each case ((a) through (f)) excluding Commercialization Costs and each of the following (except to the extent included in Manufacturing Costs): tax liabilities, capital expenditures incurred by either Party to obtain or maintain manufacturing capacity for Products, and overhead and other indirect cost allocations from either Party. For clarity, Joint Development Costs exclude any costs or expenses incurred by Medivation prior to the Effective Date.

1.91 “Joint Development Plan” has the meaning set forth in Section 3.2(a).

1.92 “Joint Inventions” has the meaning set forth in Section 10.1.

1.93 “Joint Manufacturing Committee” or “JMC” means the committee formed by the Parties as described in Section 2.4(a).

1.94 “Joint Manufacturing Plan” has the meaning set forth in Section 7.2(a).

1.95 “Joint Medical Affairs Budget” has the meaning set forth in Section 5.2.

1.96 “Joint Medical Affairs Committee” or “JMAC” means the committee formed by the Parties as described in Section 2.5(a).

1.97 “Joint Medical Affairs Costs” means any and all costs, to the extent approved by the JMAC and reasonably and directly allocable to activities conducted pursuant to the Agreement and the Joint Medical Affairs Plan then in effect, incurred by the Parties and that support Medical Affairs Activities in support of Products in the Shared Territory, whether prior to or after receipt of Regulatory Approvals, including Manufacturing Costs to be treated as Joint Medical Affairs Costs pursuant to Section 7.5 and Damages from Third Party Claims to be treated as Joint Medical Affairs Costs pursuant to Section 12.4. Notwithstanding the foregoing, Joint Medical Affairs Costs shall exclude: (a) Medical Affairs Costs incurred solely with respect to the Licensed Territory; (b) any Development Costs or Commercialization Costs; and (c) each of the following (except to the extent included in Manufacturing Costs): (i) any tax liabilities, overhead or other indirect cost allocations from either Party; and (ii) [*] other than [*] of [*] in support of [*] and the [*] of [*]. For clarity, Joint Medical Affairs Costs exclude any costs or expenses incurred by Medivation prior to the Effective Date.

1.98 “Joint Medical Affairs Plan” has the meaning set forth in Section 5.2.

1.99 “Joint Patent” has the meaning set forth in Section 10.3(d).

1.100 “Joint Steering Committee” or “JSC” means the committee formed by the Parties as described in Section 2.2(a).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.101 “Licensed Territory” means all countries of the world other than the Shared Territory.

1.102 “Manufacture” means, with respect to a Collaboration Molecule or Product, those manufacturing-related activities that support the Development (including the seeking and obtaining of Regulatory Approvals) and Commercialization of such Collaboration Molecule or Product, including manufacturing process development and scale-up, validation, qualification and audit of clinical and commercial manufacturing facilities, bulk production and fill/finish work, related quality assurance technical support activities and CMC Activities, and including, in the case of a clinical or commercial supply of such Collaboration Molecule or Product, the synthesis, manufacturing, processing, formulating (including the formulation of the [*] MDV3100 Product), packaging, labeling, holding, quality control testing and release of such Collaboration Molecule or Product. “Manufacturing” has a correlative meaning.

1.103 “Manufacturing Costs” means all costs incurred by or on behalf of either Party or any of its Affiliates that are reasonably and directly allocable to (a) Manufacture of Product for use in Development or Commercialization activities or Medical Affairs Activities consisting of Voluntary Phase 4 Clinical Trials or (b) FTE costs and out-of-pocket costs incurred by or on behalf of a Party or any of its Affiliates in accordance with this Agreement and the applicable plans and budgets then in effect in connection with Manufacturing activities in support of Development or Commercialization of a Product (excluding those activities covered under clause (a)), including CMC Activities in support of Development or Commercialization of Products and activities in connection with the [*] of any [*] MDV3100 Product.

For Product manufactured by a Third Party, Manufacturing Costs described in clause (a) above shall consist of: (i) the amount paid to such a Third Party, including the supply price, any up-front payments or payments with respect to capital expenditures or the preparation or reservation of manufacturing capacity or equipment; plus (ii) the relevant manufacturing Party’s FTE costs and out-of-pocket costs, incurred or accrued (including any prepayments) by the manufacturing Party, which costs are reasonably and directly allocable to inventory write-offs, variances, manufacturing process improvements, storage, manufacturing scale-up, manufacturing site qualification, materials, quality assurance and quality control (including testing), supply chain management, capital equipment and similar activities comprising the manufacturing Party’s oversight of the manufacturing process of the Third Party, and any value-added tax or similar tax due for amounts paid to such Third Party, provided that any such Manufacturing Costs exclude Third Party Payments to such Third Party.

For Product manufactured directly by a Party or its Affiliates, Manufacturing Costs described in clause (a) above shall consist of the quantity of Product manufactured at the Standard Unit Cost.

1.104 “Marketing Authorization Application” or “MAA” means an application for Regulatory Approval in a country, territory or possession other than the Shared Territory.

1.105 “Marks” has the meaning set forth in Section 10.9.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.106 “MDV3100” means the molecule with the chemical structure set forth in Exhibit 1.106.

1.107 “MDV3100 Product” means any Product containing MDV3100.

1.108 “Medical Affairs Activities” means activities designed to ensure or improve appropriate medical use of, conduct medical education of, or further research regarding, a Product sold in the Territory, including by way of example: (a) activities of medical scientific liaisons who, among their other functions may (x) conduct service based medical activities including providing input and assistance with consultancy meetings, recommend investigators for clinical trials and provide input in the design of such trials and other research related activities, and (y) deliver non-promotional communications and conduct non-promotional activities including presenting new clinical trial and other scientific information; (b) grants to support continuing medical education, symposia, or Third Party research related to a Product in the Territory; (c) development, publication and dissemination of publications relating to a Product in the Territory; (d) medical information services provided in response to inquiries communicated via Sales Representatives or received by letter, phone call or email; (e) conducting advisory board meetings or other consultant programs; (e) the support of investigator-initiated trials; (f) establishment and implementation of risk, evaluation and mitigation and strategies (REMS); and (g) Voluntary Phase 4 Trials (except those Voluntary Phase 4 Trials directed by the JSC pursuant to Section 2.2(c)(viii) to be conducted by the JDC instead of the JMAC).

1.109 “Medivation” has the meaning set forth in the preamble to this Agreement.

1.110 “Medivation Change of Control” has the meaning set forth in Section 16.6(c).

1.111 “Medivation Claims” has the meaning set forth in Section 12.2.

1.112 “Medivation Damages” has the meaning set forth in Section 12.2.

1.113 “Medivation Indemnitees” has the meaning set forth in Section 12.2.

1.114 “Medivation Know-How” means all Information Controlled as of the Effective Date or thereafter during the Term by Medivation and/or its Affiliate(s) and reasonably necessary or useful for the research, development, manufacture, use, importation or sale of Collaboration Molecules or Products in the Field; including, without limitation, any such Information made or generated by or on behalf of Medivation or its Affiliate in the course of performing Medivation’s obligations or exercising Medivation’s rights under this Agreement. For clarity, the use of “Affiliate” in this definition shall exclude any Third Party that becomes an Affiliate due to such Third Party’s acquisition of Medivation, except as provided in Section 16.5. For additional clarity, Medivation Know-How shall exclude rights under any Medivation Patents and Medivation’s interest in the Joint Patents and Joint Inventions.

1.115 “Medivation Patents” means (a) those Patents set forth on Exhibit 1.115 and (b) all other Patents (but excluding any Joint Patents and any UCLA Patents) that are owned or Controlled as of the Effective Date or thereafter during the Term by Medivation and/or its

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Affiliate(s) and that are reasonably necessary or useful for the Exploitation of any Collaboration Molecule or Product, including Patents that claim or cover the composition of matter, manufacture or use of one or more Collaboration Molecules or Products in the Field or that would otherwise be infringed, absent a license, by the manufacture, use, sale or offer for sale of any Collaboration Molecule or Product. For clarity, the use of “Affiliate” in this definition shall exclude any Third Party that becomes an Affiliate due to such Third Party’s acquisition of Medivation except as provided in Section 16.5. For further clarity, Medivation Patents shall exclude the Joint Patents.

1.116 “Medivation Promotional Share” has the meaning set forth in Section 6.9(a).

1.117 “Medivation Technology” means the Medivation Patents, Medivation Know-How, and Medivation’s interest in Joint Patents and Joint Inventions.

1.118 “MHLW” means the Japanese Ministry of Health, Labour and Welfare.

1.119 “NDA” means a New Drug Application, as defined in the FD&C Act and applicable regulations promulgated thereunder by the FDA.

1.120 “Net Sales” means, with respect to any Product, the gross amount invoiced by Astellas, any Affiliate, or Sublicensee for sales of such Product to a Third Party (including a Distributor) less deductions, to the extent reasonable, customary, and consistent with Astellas’s business practices, for:

(a) transportation charges, and other charges, such as insurance, relating thereto,

(b) sales and excise taxes or customs duties paid by the selling party and any other governmental charges imposed upon the sale of such Product and actually paid,

(c) discounts and chargebacks actually granted, allowed or incurred in connection with the sale of the such Product,

(d) allowances or credits to customers actually given and not in excess of the selling price of such Product, on account of rejection, outdating, recalls or return of such Product, and

(e) rebates, reimbursements, fees or similar payments to (i) wholesalers and other distributors, pharmacies and other retailers, buying groups (including group purchasing organizations), health care insurance carriers, pharmacy benefit management companies, health maintenance organizations, Governmental Authorities, or other institutions or health care organizations; or (ii) to patients and other Third Parties arising in connection with any program applicable to a Product under which Astellas or its Affiliates provides to low income, uninsured or other patients the opportunity to obtain Astellas’s pharmaceutical products at no cost or reduced cost (any such program, a “Patient Assistance Program”).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

For the avoidance of doubt, if a single item falls into more than one of the categories set forth in clauses (a)-(e) above, such item may not be deducted more than once.

Sales between Astellas and its Affiliates and Sublicensees shall be disregarded for purposes of calculating Net Sales except if such purchaser is an end user.

In the case of the Licensed Territory, if a Product either (i) is sold in the form of a combination product containing both a Collaboration Molecule and one or more independently therapeutically active pharmaceutical molecules (i.e., a chemical entity performing a therapeutic or prophylactic function distinct from the enhancement of the activity or bioavailability of the Collaboration Molecule itself) that are not Collaboration Molecules or (ii) is sold in a form that contains (or is sold bundled with) a delivery device therefor (in either case ((i) or (ii)), a “Combination Product”), the Net Sales of such Product for the purpose of calculating royalties and sales-based milestones owed under this Agreement for sales of such Product, shall be determined as follows: first, Astellas shall determine the actual Net Sales of such Combination Product (using the above provisions) and then such amount shall be multiplied by the fraction A/(A+B), where A is the invoice price of the Product, if sold separately, and B is the total invoice price of any other active pharmaceutical molecule or delivery device in the combination if sold separately. If any other active pharmaceutical molecule or delivery device in the combination is not sold separately, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product by a fraction A/C where A is the invoice price of the Product if sold separately, and C is the invoice price of the Combination Product. If neither the Product nor any other active pharmaceutical molecule or delivery device in the Combination Product is sold separately, the adjustment to Net Sales shall be determined by the Parties in good faith to reasonably reflect the fair market value of the contribution of the Product in the Combination Product to the total fair market value of such Combination Product.

In the case of Combination Products sold in the Shared Territory, Net Sales shall be calculated [*] (i.e., Net Sales shall include [*]), and the [*] associated with [*] or [*] shall be included as [*].

With respect to any sale of any Product in a given country for any substantive consideration other than monetary consideration on arm’s length terms (which has the effect of reducing the invoiced amount below what it would have been in the absence of such non-monetary consideration), for purposes of calculating the Net Sales under this Agreement, such Product shall be deemed to be sold exclusively for cash at the average Net Sales price charged to Third Parties for cash sales in such country during the applicable reporting period (or if there were only de minimis cash sales in such country, at the fair market value as determined by comparable markets). Notwithstanding the foregoing, Net Sales shall not include amounts (whether actually existing or deemed to exist for purposes of calculation) for Products distributed for use in Clinical Trials or as Samples.

Net Sales will be calculated on an accrual basis, in a manner consistent with Astellas’s internal accounting policies, as consistently applied. To the extent any accrued amounts used in the calculation of Net Sales are estimates, such estimates shall be trued-up in accordance Astellas’s

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

internal accounting policies, as consistently applied, and Net Sales and related payments under this Agreement shall be reconciled as appropriate.

1.121 “Nonclinical Studies” means all non-human studies, including preclinical studies and toxicology studies, of Collaboration Molecules and Products.

1.122 “Operating Profit (or Loss)” means, for a given period of time, Net Sales of Products in the Shared Territory during such period, less the sum of (a) Joint Development Costs plus (b) Joint Medical Affairs Costs plus (c) Joint Commercialization Costs, in each case ((a), (b) and (c)) incurred during such time period. For sake of clarity, Operating Profit (or Loss) shall be determined prior to application of any income taxes, and if such terms are used individually, “Operating Profit” shall mean a positive Operating Profit (or Loss), and “Operating Loss” shall mean a negative Operating Profit (or Loss).

1.123 “Other Indication” means an indication in the Field other than the [*] Indication, the [*] Indication or the [*] Indication.

1.124 “Other Patented Molecule” means any molecule other than MDV3100 that is covered by one or more patent claims included within the UCLA Technology.

1.125 “Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

1.126 “Patent” means (a) any national, regional or international patent or patent application, including any provisional patent application, (b) any patent application filed either from such a patent, patent application or provisional application or from an application claiming priority from any of these, including any divisional, continuation, continuation-in-part, provisional, converted provisional, and continued prosecution application, (c) any patent that has issued or in the future issues from any of the foregoing patent applications ((a) and (b)), including any utility model, petty patent, design patent and certificate of invention, (d) any extension or restoration by existing or future extension or restoration mechanisms, including any revalidation, reissue, re-examination and extension (including any supplementary protection certificate and the like) of any of the foregoing patents or patent applications ((a), (b) and (c)), and (e) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent application or patent.

1.127 “Patent Expert” has the meaning set forth in Section 15.10.

1.128 “Patient Assistance Program” has the meaning set forth in the definition of ‘Net Sales’.

1.129 “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.130 “Phase 4 Clinical Trial” means (a) a Clinical Trial of a Product conducted following commencement of a pivotal Clinical Trial for such Product that is not required for receipt of approval of the NDA or MAA (whether such Clinical Trial is conducted prior to or after receipt of such approval), but that may be useful in support of the post-approval Exploitation of Product; or (b) a Clinical Trial of a Product conducted after Regulatory Approval of such Product has been obtained from an appropriate Regulatory Authority due to a request or requirement of such Regulatory Authority.

1.131 “PhRMA Code” means the PhRMA Code on Interactions with Health Care Professionals.

1.132 “[*] Indication” means the treatment of prostate cancer in a population consisting of patients satisfying [*] the following inclusion criteria: [*].

1.133 “Prescribers” means a physician or other health care professional who is permitted by law to prescribe Products. Prescribers shall include without limitation oncologists and urologists.

1.134 “Pricing Matters” means all issues and decisions regarding (a) price, price terms and other contract terms respecting Product sales in the Shared Territory, including discounts, rebates, other price concessions and service fees to payors and purchasers and (b) reimbursement programs and Patient Assistance Programs applicable to a Product in the Shared Territory. For clarity, “Pricing Matters” includes all financial issues and financial decisions with respect to contracting with managed care entities, hospitals, pharmacies, group purchasing organizations, pharmacy benefit managers, and government, and specifically includes issues and decisions about the offer of discounts or rebates for formulary placement for Products.

1.135 “Product” means any pharmaceutical product (including all forms, presentations, doses and formulations of such a product) containing a Collaboration Molecule alone or in combination with one or more other therapeutically active ingredients.

1.136 “Product Information” has the meaning set forth in Section 13.1.

1.137 “Product Infringement” has the meaning set forth in Section 10.4(a).

1.138 “Promotion Effort” means the overall sales force effort to be provided by Astellas and Medivation collectively under the applicable Joint Commercialization Plan to target or support Prescribers in the Shared Territory for the purpose of promoting a Co-Promote Product.

1.139 “Promotional Materials” means all sales representative training materials and all written, printed, graphic, electronic, audio or video matter, including, without limitation, journal advertisements, sales visual aids, leave-behind items, formulary binders, reprints, direct mail, direct-to-consumer advertising, internet postings and sites and broadcast advertisements intended for use or used by or on behalf of either Party or their respective Affiliates in connection with any promotion of a Co-Promote Product.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.140 “Prosecuting Party” has the meaning set forth in Section 10.3(d).

1.141 “Protected Product Information” means Product Information that is disclosed by a Party or any of its Affiliates to a Third Party subcontractor or consultant, other than any such Product Information with respect to which such Third Party can demonstrate by competent written proof (a) was already known to such Third Party, other than under an obligation of confidentiality, at the time of disclosure by the Party or its Affiliate; (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Third Party; (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any wrongful act, fault, or negligence of the Third Party; (d) is after the time of disclosure by a Party or its Affiliate disclosed to the Third Party by another Third Party without obligations of confidentiality with respect thereto; or (e) is independently discovered or developed by the receiving Party or its Affiliate without the aid, application, or use of non-public Product Information or Confidential Information.

1.142 “Publication” has the meaning set forth in Section 13.5(c).

1.143 “[*] MDV3100 Product” means a [*] of the current MDV3100 Product which enables [*] using [*] per [*]. The Parties currently contemplate that the [*] MDV3100 Product will constitute either [*] or a [*].

1.144 “Regents” means The Regents of the University of California.

1.145 “Region” means each of the following [*] regions of the Territory: (a) the U.S.; (b) the EU; (c) Japan; [*]. For the purposes of this definition of “Region,” the countries in [*] shall include those countries classified within such regions, as applicable, pursuant to [*].

1.146 “Regulatory Approval” means all approvals necessary for the manufacture, marketing, importation and sale of a Product for one or more indications in the Field and in a country or regulatory jurisdiction, which may include, without limitation, satisfaction of all applicable regulatory and notification requirements, but which shall exclude any pricing and reimbursement approvals. Regulatory Approvals include approvals by Regulatory Authorities of INDs, MAAs or NDAs.

1.147 “Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval and/or, to the extent required in such country or regulatory jurisdiction, pricing or reimbursement approval of a Product in such country or regulatory jurisdiction, including without limitation, (a) the FDA, (b) the EMEA, (c) the European Commission or its successor and (d) the MHLW.

1.148 “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a Product other than Patents, including, without limitation, rights conferred in the U.S. under the Hatch-Waxman Act or the FDA Modernization Act of 1997 (including pediatric exclusivity), or rights similar thereto outside the U.S.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.149 “Regulatory Issue” means any matter involving interaction with a Regulatory Authority or compliance with regulatory requirements.

1.150 “Regulatory Materials” means regulatory applications, submissions, notifications, registrations, and/or other filings made to or with a Regulatory Authority that are necessary or reasonably desirable in order to Develop, manufacture, market, sell or otherwise Commercialize a Product in a particular country or regulatory jurisdiction. Regulatory Materials include INDs, MAAs and NDAs (as applications, but not the approvals with respect thereto).

1.151 “Required Notice Date” has the meaning set forth in Section 8.9(b).

1.152 “Required Phase 4 Clinical Trial” means a Phase 4 Clinical Trial that is conducted due to a request or requirement of a Regulatory Authority.

1.153 “Restricted Product” means any product (other than a Product) for the treatment of prostate cancer that [*] through [*], excluding any [*] Product. For the avoidance of doubt, (a) a product that [*] as a [*] and not for [*] is not a Restricted Product, and (b) [*] are not Restricted Products.

1.154 “Restricted Product Notice” has the meaning set forth in Section 8.9(b).

1.155 “Reversion Product” means, with respect to any Terminated Region(s), any Product that is or has been the subject of clinical development or Commercialization hereunder.

1.156 “Royalty Term” has the meaning set forth in Section 9.6(b).

1.157 “Sales and Marketing Costs” means the costs that are reasonably and directly allocable to the sales and marketing of a Product in the Shared Territory and that are compliant with Applicable Law and applicable industry codes, including the PhRMA Code, including the costs of: (a) activities directed to the advertising and marketing of a Product in the Shared Territory; (b) professional education in the Shared Territory for U.S.-based professionals (to the extent not performed by sales representatives), including launch meetings; (c) costs of advertising and public relations with respect to a Product in the Shared Territory; (d) peer-to-peer activities with respect to a Product in the Shared Territory, such as ‘lunch and learns’; (e) promotional speaker programs with respect to a Product in the Shared Territory, including the training of such speakers; (f) developing, obtaining and providing training with respect to a Product in the Shared Territory, as well as training packages, promotional literature, promotional materials and other selling materials with respect to a Product in the Shared Territory; (g) developing and performing market research with respect to a Product in the Shared Territory and developing branding and communications plans; (h) conducting promotional symposia with respect to a Product in the Shared Territory; (i) developing reimbursement programs with respect to a Product in the Shared Territory; and (j) developing information specifically intended for national accounts, managed care organizations and group purchasing organizations with respect to a Product in the Shared Territory.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.158 “Sales Representative” means a pharmaceutical sales representative engaged or employed by either Party to conduct Detailing and other promotional efforts with respect to the Products in accordance with the terms of this Agreement.

1.159 “Samples” means Product that is not intended to be sold and that is intended to promote the sale of Product in accordance with Applicable Law.

1.160 “SEC” means the U.S. Securities and Exchange Commission.

1.161 “Shared Program Activities” means any activities with respect to a Collaboration Molecule or Product conducted by either Party or any of its Affiliates, Sublicensees or subcontractors at any time on or after the Effective Date during the Term consisting of (a) the development (including Development) for the purpose of, or in support of, (i) obtaining or maintaining Regulatory Approval in the Shared Territory and/or (ii) Commercialization of any Product in the Shared Territory, in each case ((i) and (ii)) pursuant to any Joint Development Plan, (b) Commercialization of any Product in the Shared Territory, (c) Medical Affairs Activities with respect to any Product in the Shared Territory and/or (d) the Manufacture of any Product (including any intermediate thereof or any API or other material contained therein) for use in any activities under clause (a), (b) or (c).

1.162 “Shared Program Damages” means damages or other amounts payable by either Party (or any of its Indemnified Persons) to any Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by either Party (or any of its Indemnified Persons) from Third Party claims that arise from or are based on Shared Program Activities, including such damages and other amounts (and attorneys’ fees) from claims of infringement or a Third Party’s Patent and other intellectual property rights; provided, however, that “Shared Program Damages” shall exclude any and all damages and other amounts (including attorneys’ fees) for which a Party has an obligation to indemnify pursuant to Section 12.1 or 12.2.

1.163 “Shared Territory” means the U.S.

1.164 “Sole Inventions” has the meaning set forth in Section 10.1.

1.165 “Specified [*]” has the meaning set forth in Section 9.8(d).

1.166 “Standard Unit Cost” means the “standard cost” per unit of Product, including variances to standard costs, yield losses, and inventory write-offs. This standard cost shall include the cost of materials, labor, and other direct and identifiable variable costs incurred or accrued by the manufacturing Party in connection with the Manufacture of a Product, manufacturing process improvements, storage, freight, manufacturing scale-up, manufacturing site qualification, quality assurance and quality control (including testing), supply chain management, costs of equipment, plant operations and plant support services necessary to produce a Product, and costs deemed to be Standard Unit Costs pursuant to Section 7.2(d). These costs of plant operations and support services shall include utilities, maintenance, engineering, safety, human resources, finance, plant management and other similar activities, including idle plant capacity reserved specifically for the Product based on anticipated Product volumes in the ensuing [*]. Costs that cannot be identified to a specific activity supporting

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Manufacturing of a Product, such as charges for overhead or excess capacity not specifically reserved for the Product as described above, shall be excluded from the determination of Manufacturing Costs.

Subject to the preceding paragraph, “standard cost” per unit for purposes of ongoing cost accounting purposes shall be calculated in accordance with Astellas’s then-current standard cost methodology that is applied consistently to all pharmaceutical products sold by Astellas. The Parties shall reconcile the standard cost charges, and appropriate credits or payments from one Party to the other shall be made to effect such reconciliation not less than annually against the above Manufacturing Cost definition.

1.167 “Standstill Period” has the meaning set forth in Section 16.7(a).

1.168 “Sublicense Agreement” has the meaning set forth in Section 8.3(b).

1.169 “Sublicensee” means any Third Party granted a sublicense by a Party under the rights licensed to such Party pursuant to Article 8 hereof.

1.170 “Successor” has the meaning set forth in Section 16.6(c)(i).

1.171 “Suspended Activities” has the meaning set forth in Section 14.5(d)(ii).

1.172 “Term” has the meaning set forth in Section 14.1.

1.173 “Terminated Region” has the meaning set forth in Section 14.5.

1.174 “Termination at Will” has the meaning set forth in Section 14.2(a).

1.175 “Termination Notice Period” has the meaning set forth in Section 14.5(d)(i).

1.176 “Territory” means all countries in the world.

1.177 “Third Party” means any entity other than Medivation or Astellas or an Affiliate of either of them.

1.178 “Third Party Infringement” has the meaning set forth in Section 10.4(a).

1.179 “Third Party Payment” has the meaning set forth in Section 8.8(b).

1.180 “Trademark Costs” mean the fees and expenses paid to outside counsel and other Third Parties, direct costs of in-house counsel and filing and maintenance expenses, in each case incurred in connection with the establishment and maintenance of rights under trademarks applicable to Product in the Shared Territory, including costs of Shared Territory trademark filing and registration fees, actions to enforce or maintain a Shared Territory trademark and other Shared Territory trademark proceedings.

1.181 “Transition Agreement” has the meaning set forth in Section 14.5(e).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.182 “UCLA Agreement” means that certain Exclusive License Agreement dated August 12, 2005, between Medivation and the Regents, including all subsequent amendments thereto.

1.183 “UCLA Patent” means any Patent within the UCLA Technology, including the Patents set forth on Exhibit 1.183.

1.184 “UCLA Technology” means all rights under the Patents licensed to Medivation from The Regents pursuant to the UCLA Agreement.

1.185 “U.S.” means the United States of America (including all possessions and territories thereof).

1.186 “US/Japan Tax Treaty” has the meaning set forth in Section 11.2(q).

1.187 “Valid Claim” means, with respect to a particular country and a particular Product, a claim of a Collaboration Patent that, if it were to be [*] (assuming, with respect to applications to patents, the applicable patent were to be issued with such claim), would, [*] the [*] in such country for use in [*] of [*] then being Developed or Commercialized under this Agreement. No claim shall be deemed to be a Valid Claim that: (a) has expired, (b) has been held permanently revoked, unenforceable, or invalid by a decision of a court or other governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal, or (c) has been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise. Any disputes between the Parties as to whether a given claim of a Collaboration Patent satisfies the requirements set forth in this Section 1.187 shall be resolved by a Patent Expert pursuant to Section 15.10.

1.188 “Voluntary Phase 4 Clinical Trial” means a Phase 4 Clinical Trial that is not a Required Phase 4 Clinical Trial.

ARTICLE 2

COLLABORATION; GOVERNANCE

2.1 Collaboration Overview. The Parties desire and intend to collaborate with respect to the Development and Commercialization of Products in the Field in the Territory, as and to the extent set forth in this Agreement (the “Collaboration”). It is intended that the Collaboration utilize Astellas’s position as a large, fully-integrated pharmaceutical company, while recognizing Medivation’s current experience and expertise in, and aspirations to further develop its clinical development and commercialization capabilities with respect to, biopharmaceuticals.

2.2 Joint Steering Committee.

(a) Purpose; Formation. The Parties hereby establish a joint steering committee (the “JSC”) that will monitor and provide strategic oversight of the activities under

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

this Agreement and facilitate communications between the Parties with respect to the Development and Commercialization of Products, all in accordance with this Section 2.2.

(b) Composition. Each Party shall initially appoint up to [*] representatives (or their designees) to the JSC (which number need not be equal), all of whom, except for the Alliance Manager (as defined below), will have sufficient seniority within the applicable Party to make decisions arising with the scope of the JSC’s responsibilities, and one (1) of whom will have alliance management responsibility (such representative, an “Alliance Manager”). The Parties’ initial representatives to the JSC are set forth on Exhibit 2.2(b). The JSC may change its size from time to time by mutual consent of its members. Each Party may replace its JSC representatives at any time upon written notice to the other Party; provided, however, that neither Party may replace a representative on the JSC (except for the Party’s Alliance Manager) with an individual with lower seniority without the approval of the other Party, which approval shall not be unreasonably withheld. The JSC may invite non-members to participate in the discussions and meetings of the JSC, provided that such participants shall have no voting authority at the JSC. The JSC shall have a chairperson, who shall serve for a term of one (1) year, and who shall be selected alternately, on an annual basis, by Medivation or Astellas. The initial chairperson shall be selected by Astellas. The role of the chairperson shall be to convene and preside at meetings of the JSC. The Alliance Managers shall work with the chairperson to prepare and circulate agendas and to ensure the preparation of minutes. The chairperson shall have no additional powers or rights beyond those held by the other JSC representatives.

(c) Specific Responsibilities. In addition to its overall responsibility for monitoring and providing strategic oversight with respect to the Parties’ activities under this Agreement, the JSC shall in particular:

(i) oversee the collaborative activities of the Parties under this Agreement;

(ii) review and discuss the Development and Commercialization of Products and any other ongoing activities;

(iii) determine whether to initiate a pivotal Clinical Trial with respect to either the [*] Indication or the [*] Indication (but not [*]);

(iv) determine whether to select as the formulation for the MDV3100 Product for which approval of the NDA will be sought, either the formulation used for the Initial MDV3100 Product or a [*] used for a [*] MDV3100 Product (it being understood that the JSC will select the [*] that is in the best interest of the Product with the goal of maintaining the [*] agreed upon in the Joint Development Plan for [*]);

(v) review and discuss reports from the JDC, JMC, JMAC and JCC and provide guidance thereto, direct the activities of such committees, and, except in the case of the Initial Joint Development Plan and the initial Joint Manufacturing Plan, approve each Joint Development Plan, Joint Manufacturing Plan, Joint Medical Affairs Plan and Joint Commercialization Plan and, in the case of all plans, amendments thereto;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(vi) review and discuss strategies for obtaining, maintaining, defending and enforcing patent and trademark protection for Products within the Territory;

(vii) attempt to resolve issues presented to it by, and disputes within, the JDC, JMC, JMAC, JCC, or any other subcommittee;

(viii) determine whether the conduct and oversight of a Voluntary Phase 4 Clinical Trial should be undertaken by the JDC instead of the JMAC;

(ix) establish such additional joint subcommittees as it deems necessary to achieve the objectives and intent of this Agreement; and

(x) perform such other functions as appropriate, and direct each other Committee to perform such other functions as appropriate, to further the purposes of this Agreement, in each case as agreed in writing by the Parties.

(d) Meetings. The JSC shall meet at least [*] per calendar [*] during the Term unless the Parties mutually agree in writing to a different frequency for such meetings. No later than [*] prior to any meeting of the JSC, the chairperson of the JSC shall prepare and circulate an agenda for such meeting; provided, however, that either Party may propose additional topics to be included on such agenda, either prior to or in the course of such meeting. Either Party may also call a special meeting of the JSC (by videoconference, teleconference or in person) by providing at least [*] Business Days’ prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting, in which event such Party shall work with the chairperson of the JSC and the Alliance Managers of both Parties to provide the members of the JSC no later than [*] Business Days prior to the special meeting with an agenda for the meeting and materials reasonably adequate to enable an informed decision on the matters to be considered. The JSC may meet in person, by videoconference or by teleconference. Notwithstanding the foregoing, at least [*] meetings per calendar year shall be in person unless the Parties mutually agree in writing to waive such requirement. In-person JSC meetings will be held at locations alternately selected by Medivation and by Astellas. Each Party will bear the expense of its respective JSC members’ participation in JSC meetings. Meetings of the JSC shall be effective only if at least one (1) representative of each Party (which representative is not such Party’s Alliance Manager) is present or participating in such meeting. The Alliance Managers will be responsible for preparing reasonably detailed written minutes of all JSC meetings that reflect, without limitation, material decisions made and action items identified at such meetings. The Alliance Managers shall send draft meeting minutes to each member of the JSC for review and approval within [*] Business Days after each JSC meeting. Such minutes will be deemed approved unless one or more members of the JSC objects to the accuracy of such minutes within [*] Business Days of receipt. Minutes will be officially endorsed by the JSC at the next JSC meeting, and will be signed by the Alliance Managers.

(e) Decision-Making. In addition to resolving issues specifically delegated to it, the JSC shall have the authority to resolve disputes within the jurisdiction of the JDC, JMC, JMAC, JCC and any other committees that the Parties may subsequently create to assist in

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

governance of the Collaboration, but otherwise shall have no authority except where expressly specified elsewhere in this Agreement or mutually agreed by the Parties in writing. The representatives from each Party will have, collectively, one (1) vote on behalf of that Party, and all decision making shall be by consensus. Disputes at the JSC shall be handled in accordance with Section 2.7.

2.3 Joint Development Committee.

(a) Formation; Composition. Within [*] days after the Effective Date, the Parties shall establish a committee to oversee Development of Product(s) in the Territory in accordance with the Joint Development Plan(s) for such Product(s) and to coordinate the Development activities of the Parties (the “JDC”). Each Party shall initially appoint [*] representatives to the JDC, with each representative having knowledge and expertise in the development of products similar to the Products and having sufficient seniority within the applicable Party to make decisions arising with the scope of the JDC’s responsibilities. The JDC may change its size from time to time by[*] of [*], provided that the JDC shall consist at all times of an equal number of representatives of each of Medivation and Astellas. Each Party may replace its JDC representatives at any time upon written notice to the other Party. The JDC may invite non-members to participate in the discussions and meetings of the JDC, provided that such participants shall have no voting authority at the JDC. The JDC shall have a chairperson, who shall serve for a term of one (1) year, and who shall be selected alternately, on an annual basis, by Medivation or Astellas. The initial chairperson shall be selected by Medivation. The role of the chairperson shall be to convene and preside at meetings of the JDC and to ensure the preparation of minutes, but the chairperson shall have no additional powers or rights beyond those held by the other JDC representatives.

(b) Specific Responsibilities of the JDC. The JDC shall:

(i) discuss, prepare and approve for submission to the JSC all Joint Development Plans (including Joint Development Budgets) for Products in the Territory (except for the Initial Joint Development Plan), and all annual and interim amendments to Joint Development Plans (including Joint Development Budgets) for each Product;

(ii) oversee the conduct of the Development Program;

(iii) review and recommend for the Parties’ consideration modifications to the FTE Rates used to calculate Joint Development Costs;

(iv) create, implement and review the overall strategy for global Development and the design of all Clinical Trials and Nonclinical Studies conducted under each Joint Development Plan, including Required Phase 4 Clinical Trials;

(v) decide whether and when to initiate or discontinue any Clinical Trial and any Nonclinical Study under each Joint Development Plan, including Required Phase 4

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Clinical Trials, provided that nothing is intended to limit a Party’s ability to comply with Applicable Law or manage subject safety;

(vi) allocate budgeted resources and determine priorities for each Clinical Trial and Nonclinical Study under each Joint Development Plan, including Required Phase 4 Clinical Trials;

(vii) oversee the conduct of all Clinical Trials and Nonclinical Studies under each Joint Development Plan, including Required Phase 4 Clinical Trials;

(viii) facilitate the flow of information between the Parties with respect to the Development of Products;

(ix) discuss and decide whether to Develop (x) any Product other than an MDV3100 Product (including any Backup Product), (y) any Combination Product (including any Combination Product including MDV3100) or (z) any Product for any Other Indication;

(x) allocate primary responsibility as between the Parties for tasks relating to Development of Products where not already specified in the Joint Development Plan;

(xi) discuss the requirements for Regulatory Approval in the Territory and (x) with respect to the Shared Territory, approve the regulatory strategy and coordinate regulatory matters with respect to Products in accordance with Section 4.1, and (y) with respect to the Licensed Territory, review the regulatory strategy with respect to Products;

(xii) without limitation to clause (xi), (A) determine the regulatory strategy regarding the special protocol assessments contemplated in the Initial Joint Development Plan, (B) approve the content of the protocol(s) to be submitted to the FDA in connection with such special protocol assessments and (C) determine whether to recommend to the JSC whether to initiate a pivotal Clinical Trial with respect to either the [*] Indication or the [*] Indication (but not both, unless otherwise determined by the JDC);

(xiii) without limitation to clause (xi), determine the regulatory strategy with respect to discussions with and commitments to or agreements with Regulatory Authorities (including post-approval commitments) with respect to Product labeling, risk management or Required Phase 4 Clinical Trials;

(xiv) without limitation to clause (xi), review and approve any material submission to, or any material agreement with or material commitment made to, a Regulatory Authority with respect to a Product, such as any NDA or MAA, or any submission, agreement or commitment with respect to Product labeling, any risk management plans, any Required Phase 4 Clinical Trial or other post-approval commitment for such Product, in each case with respect to the Shared Territory, the EU and Japan;

(xv) facilitate the flow of information between the Parties with respect obtaining Regulatory Approval for Products; and

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(xvi) perform such other functions as may be appropriate to further the purposes of this Agreement, as directed by the JSC in accordance with Section 2.2(c)(x).

References to Clinical Trials in clauses (iv) through (vii) shall be deemed to include only those Voluntary Phase 4 Clinical Trials that the JSC has directed be undertaken by the JDC instead of the JMAC.

(c) Meetings. The JDC shall meet at least [*] per calendar quarter, spaced at regular intervals unless the Parties mutually agree in writing to a different frequency. No later than [*] prior to any meeting of the JDC, the chairperson of the JDC shall prepare and circulate an agenda for such meeting; provided, however, that either Party shall be free to propose additional topics to be included on such agenda, either prior to or in the course of such meeting. Following the Initial Approval Date, either Party may also call a special meeting of the JDC (by videoconference, teleconference or in person) by providing at least [*] prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting, in which event such Party shall work with the chairperson of the JDC to provide the members of the JDC no later than [*] prior to the special meeting with an agenda for the meeting and materials reasonably adequate to enable an informed decision. The JDC may meet in person, or at the request of either Party, by videoconference, or by teleconference. In-person JDC meetings will be held at locations in the U.S. alternately selected by Medivation and by Astellas or at any other location mutually agreed by the members of the JDC. Each Party shall report to the JDC on all material issues relating to the Development of Products for and in the Territory promptly after such issues arise. [*] after each JDC meeting. Minutes will be deemed approved unless one or more members of the JDC objects to the accuracy of such minutes within ten [*], the Parties shall establish a committee to oversee Manufacturing of clinical and commercial supplies of Products (the “JMC”). Each Party shall initially appoint [*] representatives to the JMC, with each representative having knowledge and expertise in the manufacturing of products similar to the Products and having sufficient seniority within the applicable Party to make decisions arising with the scope of the JMC’s responsibilities. The JMC may change its size from time to time by mutual consent of its members, provided that the JMC shall consist at all times of an equal number of representatives of each of Medivation and Astellas. Each Party may replace its JMC representatives at any time upon written notice to the other Party. The JMC may invite non-members to participate in the discussions and meetings of the JMC, provided that such participants shall have no voting authority at the JMC. The JMC shall have a chairperson, who shall be selected by Astellas. The role of the chairperson shall be to convene and preside at meetings of the JMC and to ensure the preparation of minutes, but the chairperson shall have no additional powers or rights beyond those held by the other JMC representatives.

(d) Specific Responsibilities of the Joint Manufacturing Committee. The Joint Manufacturing Committee shall:

(i) discuss, prepare and approve for submission to the JSC all Joint Manufacturing Plans for Products in the Territory (except for the initial Joint Manufacturing Plan), and all amendments to Joint Manufacturing Plans (including the initial Joint Manufacturing Plan);

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(ii) oversee implementation of each Joint Manufacturing Plan;

(iii) determine the feasibility and timing of pursuing new formulations of any Product, including the [*];

(iv) coordinate the Manufacturing activities of Astellas and Medivation under this Agreement with respect to Products in the Territory, including the transition of Manufacturing responsibilities and the related technology transfer from Medivation to Astellas pursuant to Section 7.10;

(v) create, implement and review the overall strategy with respect to CMC Activities in the Shared Territory, and review the overall strategy with respect to CMC Activities in the Licensed Territory;

(vi) allocate primary responsibility between the Parties for tasks relating to Manufacturing of clinical and commercial supplies of Products in a manner consistent with Section 7.3 or as otherwise agreed by the JMC;

(vii) develop and adopt guidelines to be followed by the Parties in selecting, and entering into agreements with, Third Party contract manufacturers to ensure appropriate selection and best contracting practices (the “CMO Guidelines”), and consult regarding the planned selection of such Third Parties;

(viii)(A) develop and adopt guidelines for efficient exchange of information and decision-making with respect to early-stage (i.e., prior to bioavailability studies) formulation candidates for [*], (B) select which formulation(s) of the MDV3100 Product to test in bioavailability studies and bioequivalence studies and (C) recommend to the JSC which formulation should be selected for purposes of seeking approval of the NDA; and

(ix) perform such other functions as appropriate to further the purposes of this Agreement, as directed by the JSC in accordance with Section 2.2(c)(x).

(e) Meetings. The JMC shall meet at least [*], spaced at regular intervals unless the Parties mutually agree in writing to a different frequency. No later than [*] prior to any meeting of the JMC, the chairperson of the JMC shall prepare and circulate an agenda for such meeting; provided, however, that either Party shall be free to propose additional topics to be included on such agenda, either prior to or in the course of such meeting. Either Party may also call a special meeting of the JMC (by videoconference, teleconference or in person) by providing at least [*] prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting, in which event such Party shall work with the chairperson of the JMC to provide the members of the JMC no later than [*] prior to the special meeting with an agenda for the meeting and materials reasonably adequate to enable an informed decision. The JMC may meet in person, by videoconference, or by teleconference. In-person JMC meetings will be held at locations in the U.S. alternately selected by Medivation and by Astellas or at any other location mutually agreed by the members of the JMC. Meetings of the JMC shall be effective only if at least one (1) representative of each Party is present or participating in such meeting. Each Party shall report to the JMC on all

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

material issues relating to the Manufacture of Products promptly after such issues arise. Each Party will bear the expense of its respective JMC members’ participation in JMC meetings. The chairperson will be responsible for preparing reasonably detailed written minutes of JMC meetings that reflect all decisions made and action items identified at such meetings. The JMC chairperson shall send meeting minutes to each member of the JMC for review and approval within [*] after each JMC meeting. Minutes will be deemed approved unless one or more members of the JMC objects to the accuracy of such minutes within [*] of receipt. Minutes will be officially endorsed by the JMC at the next JMC meeting, and will be signed by the Alliance Managers.

(f) Decision-Making. Subject to the remainder of this Section 2.4(d) and Section 2.7, the JMC shall act by consensus. The representatives from each Party will have, collectively, one (1) vote on behalf of that Party. If the JMC cannot reach consensus on an issue that comes before the JMC and over which the JMC has oversight, then the Parties shall refer such matter to the JSC for resolution in accordance with Sections 2.2(e) and 2.7.

2.4 Joint Medical Affairs Committee.

(a) Formation; Composition. Within [*], the Parties shall establish a committee to oversee and manage the Medical Affairs Activities with respect to Product(s) in the Shared Territory in accordance with the Joint Medical Affairs Plan(s) for such Product(s) and to coordinate the regulatory activities of the Parties with respect to such activities (the “JMAC”). Each Party shall initially appoint [*] representatives to the JMAC, with each representative having knowledge and expertise working with products similar to the Products and having sufficient seniority within the applicable Party to make decisions arising with the scope of the JMAC’s responsibilities. The JMAC may change its size from time to time by mutual consent of its members, provided that the JMAC shall consist at all times of an equal number of representatives of each of Medivation and Astellas. Each Party may replace its JMAC representatives at any time upon written notice to the other Party. The JMAC may invite non-members to participate in the discussions and meetings of the JMAC, provided that such participants shall have no voting authority at the JMAC. The JMAC shall have a chairperson, who shall serve for a term of one (1) year, and who shall be selected alternately, on an annual basis, by Medivation or Astellas. The initial chairperson shall be selected by Medivation. The role of the chairperson shall be to convene and preside at meetings of the JMAC and to ensure the preparation of minutes, but the chairperson shall have no additional powers or rights beyond those held by the other JMAC representatives.

(b) Specific Responsibilities of the JMAC. The JMAC shall:

(i) decide whether and when to initiate or discontinue any Voluntary Phase 4 Clinical Trials conducted under the Joint Medical Affairs Plan (except to the extent that the JSC assigns all or part of this responsibility to the JDC for a particular Voluntary Phase 4 Clinical Trial);

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(ii) oversee the conduct of Voluntary Phase 4 Clinical Trials in the Territory (except to the extent that the JSC assigns all or part of this responsibility to the JDC for a particular Voluntary Phase 4 Clinical Trial);

(iii) review, discuss and coordinate the Parties’ scientific presentation and publication strategy relating to the Products in the Territory;

(iv) review and facilitate discussion of proposed Publications and resolve disputes with respect thereto taking into consideration the factors set forth in Section 13.5(c); and

(v) perform such other functions as appropriate to further the purposes of this Agreement, as directed by the JSC in accordance with Section 2.2(c)(x).

(c) Meetings. The JMAC shall meet at least [*], spaced at regular intervals unless the Parties mutually agree in writing to a different frequency. No later than [*] prior to any meeting of the JMAC, the chairperson of the JMAC shall prepare and circulate an agenda for such meeting; provided, however, that either Party shall be free to propose additional topics to be included on such agenda, either prior to or in the course of such meeting. Either Party may also call a special meeting of the JMAC (by videoconference, teleconference or in person) by providing at least [*] prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting, in which event such Party shall work with the chairperson of the JMAC to provide the members of the JMAC no later than [*] prior to the special meeting with an agenda for the meeting and materials reasonably adequate to enable an informed decision. The JMAC may meet in person, by videoconference, or by teleconference. In-person JMAC meetings will be held at locations in the U.S. alternately selected by Medivation and by Astellas or at any other location mutual agreed by the members of the JMAC. Meetings of the JMAC shall be effective only if at least one (1) representative of each Party is present or participating in such meeting. Each Party shall report to the JMAC on all material issues relating to Medical Affairs Activities with respect to Products promptly after such issues arise. Each Party will bear the expense of its respective JMAC members’ participation in JMAC meetings. The chairperson will be responsible for preparing reasonably detailed written minutes of JMAC meetings that reflect all decisions made and action items identified at such meetings. The JMAC chairperson shall send meeting minutes to each member of the JMAC for review and approval within [*] after each JMAC meeting. Minutes will be deemed approved unless one or more members of the JMAC objects to the accuracy of such minutes within [*] of receipt. Minutes will be officially endorsed by the JMAC at the next JMAC meeting, and will be signed by the Alliance Managers.

(d) Decision-Making. Subject to the remainder of this Section 2.5(d) and Section 2.7, the JMAC shall act by consensus. The representatives from each Party will have, collectively, one (1) vote on behalf of that Party. If the JMAC cannot reach consensus on an issue that comes before the JMAC and over which the JMAC has oversight, then the Parties shall refer such matter to the JSC for resolution in accordance with Sections 2.2(e) and 2.7; provided that if such dispute relates to [*] in support of Products solely in the [*], then [*], after good faith consideration of [*] input, shall have the final right to decide such matter. [*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.5 Joint Commercialization Committee.

(a) Formation; Composition. Within [*], the Parties shall establish a committee to oversee Commercialization of Products in the Territory (the “JCC”). Each Party shall initially appoint [*] representatives to the JCC, with each representative having knowledge and expertise in the commercialization of products similar to the Products and having sufficient seniority within the applicable Party to make decisions arising with the scope of the JCC’s responsibilities. The JCC may change its size from time to time by mutual consent of its members, provided that the JCC shall consist at all times of an equal number of representatives of each of Medivation and Astellas. Each Party may replace its JCC representatives at any time upon written notice to the other Party. The JCC may invite non-members to participate in the discussions and meetings of the JCC, provided that such participants shall have no voting authority at the JCC. The JCC shall have a chairperson, who shall be selected by Astellas. The role of the chairperson shall be to convene and preside at meetings of the JCC and to ensure the preparation of minutes, but the chairperson shall have no additional powers or rights beyond those held by the other JCC representatives.

(b) Specific Responsibilities of the Joint Commercialization Committee. The Joint Commercialization Committee shall:

(i) discuss, prepare and approve for submission to the JSC the Joint Commercialization Plan for each Product, including any amendments thereto;

(ii) oversee implementation of each Joint Commercialization Plan;

(iii) review, discuss and coordinate the Commercialization activities of Astellas and Medivation with respect to Products in the Shared Territory, and review the Commercialization activities of Astellas in the Licensed Territory; provided that with respect to Commercialization activities of Astellas in the Licensed Territory, the role of the JCC shall be limited to discussion and the transfer of information, and Astellas, after good faith consideration of Medivation’s input, shall have the final right to resolve any dispute with respect to such a matter;

(iv) coordinate the Co-Promotion activities of Medivation and Astellas with respect to Co-Promote Products in the Shared Territory;

(v) discuss and decide on sampling strategies for the Product in the Shared Territory, in compliance with Applicable Law;

(vi) allocate between the Parties primary responsibility for tasks relating to Commercialization of Products in the Shared Territory in a manner consistent with Article 6;

(vii) without derogation to Section 6.5, review and discuss strategies with respect to Pricing Matters and make determinations with respect thereto; and

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(viii) perform such other functions as appropriate to further the purposes of this Agreement, as directed by the JSC in accordance with Section 2.2(c)(x).

(c) Meetings. The JCC shall meet at least [*], spaced at regular intervals unless the Parties mutually agree in writing to a different frequency. No later than [*] prior to any meeting of the JCC, the chairperson of the JCC shall prepare and circulate an agenda for such meeting; provided, however, that either Party shall be free to propose additional topics to be included on such agenda, either prior to or in the course of such meeting. Either Party may also call a special meeting of the JCC (by videoconference, teleconference or in person) by providing at least [*] prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting, in which event such Party shall work with the chairperson of the JCC to provide the members of the JCC no later than [*] prior to the special meeting with an agenda for the meeting and materials reasonably adequate to enable an informed decision. The JCC may meet in person, by videoconference, or by teleconference. In-person JCC meetings will be held at locations in the U.S. alternately selected by Medivation and by Astellas or at any other location mutually agreed by the members of the JCC. Meetings of the JCC shall be effective only if at least one (1) representative of each Party is present or participating in such meeting. Each Party shall report to the JCC on all material issues relating to the Commercialization of Products promptly after such issues arise. Each Party will bear the expense of its respective JCC members’ participation in JCC meetings. The chairperson will be responsible for preparing reasonably detailed written minutes of JCC meetings that reflect all decisions made and action items identified at such meetings. The JCC chairperson shall send meeting minutes to each member of the JCC for review and approval within [*] after each JCC meeting. Minutes will be deemed approved unless one or more members of the JCC objects to the accuracy of such minutes within [*] of receipt. Minutes will be officially endorsed by the JCC at the next JCC meeting, and will be signed by the Alliance Managers.

(d) Decision-Making. Subject to the remainder of this Section 2.6(d) and Section 2.7, the JCC shall act by consensus. The representatives from each Party will have, collectively, one (1) vote on behalf of that Party. If the JCC cannot reach consensus on an issue that comes before the JCC and over which the JCC has oversight, then the Parties shall refer such matter to the JSC for resolution in accordance with Sections 2.2(e) and 2.7; provided that (i) if such dispute relates to [*], [*], after good faith consideration of [*] input, shall have the final right to decide such matter and (ii) in the case of a dispute with respect to [*], the Parties shall not refer such dispute to the JSC for resolution, and each Party shall have the right to refer the dispute directly to the Executive Officers for resolution as provided in Section 2.7(c).

2.6 Resolution of Committee Disputes.

(a) Within Operating Committees. All decisions within any Committee other than the JSC shall be made by consensus. If a dispute arises which cannot be resolved within such Committee, then if such dispute relates to a matter within the jurisdiction of the applicable Committee, then, subject to the proviso in the third sentence of Section 2.5(d), subject to Section 2.6(b)(iii), subject to the proviso in the third sentence of Section 2.6(d), and subject to

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 6.12, the representatives of either Party may cause such matter to be referred to the JSC for resolution as provided in Section 2.2(e).

(b) Within The JSC. Subject to the exceptions specified below in this Section 2.7(b), all decisions within the JSC (whether originating there, or referred to it by an operating Committee) shall be made by consensus. If a matter is referred by an operating Committee to the JSC, it shall use good faith efforts, in compliance with Section 2.7(d), to resolve promptly such matter. If the JSC is unable to reach consensus on any issue for which it is responsible other than those addressed below, within [*] after a Party affirmatively states that a decision needs to be made, either Party may elect to submit such issue to the Parties’ Executive Officers in accordance with Section 2.7(c). Notwithstanding the foregoing, but subject to Section 16.6:

(i) [*] shall have the final say with respect to the following matters (without obligation to refer such matter to the Executive Officers):

(1) [*] of any [*] or [*] of the [*] for a [*] in the [*] for the [*], to the extent necessary to maintain the [*] that are agreed upon in the [*] (it being understood that [*] do not include any determination of whether and when (A) to [*] that are not contemplated by [*] or (B) to [*]);

(2) [*] in the [*] regarding the [*] (or [*] equivalents (e.g., [*]) contemplated in the [*], to the extent necessary to maintain the [*] that are agreed upon in the [*], provided that such [*] shall exclude the determination of the [*] to be [*] or other [*] in connection with the [*] (or [*] equivalents), which determination shall remain subject to consensus decision-making by the [*] (it being understood that the recommendation by the [*] and determination by the [*] regarding whether to [*] for the [*] or both shall not constitute a [*] pursuant to this Section 2.7(b)(i)(2), and shall remain subject to consensus decision-making by the [*]); and

(3) prior to [*] of [*] for [*] the [*], as applicable, [*] (including [*]) supporting [*] of the [*] for a [*] in the [*], as applicable, to the extent necessary to maintain the [*] that are agreed upon in the [*]; provided that [*] may not exercise its final say with respect to any such [*] with respect to the [*] in a manner that would result in a significant adverse impact to the [*] of such [*] in the [*] (it being understood that [*] matters reserved for [*]’s final say do not include (x) the selection after the Effective Date of [*] or the entering into of any agreement therewith after the Effective Date, which selection or agreement is inconsistent with the [*] or (y) the selection of [*] of the [*] to [*] and the recommendation to the [*] of [*] should be selected for purposes of [*], each of which shall remain subject to consensus decision making by the [*]).

(ii) [*] shall have the final say with respect to the following matters (without obligation to refer such matter to the Executive Officers):

(1) all matters to the extent pertaining to the Exploitation of Collaboration Molecules and Products (including a decision to pursue any [*] of a

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Product) with respect to the Licensed Territory, other than (x)(A) [*] (including a [*]) that is not contemplated by the [*] or (B) the [*] of any [*], in each case ((A) and (B)) which [*] believes reasonably and in good faith may result in [*], and (y) a [*] a [*] or a [*];

(2) following [*], all [*] (including [*]) in the Territory (it being understood that such [*] do not include the selection of [*] of the [*] to [*] and the recommendation to the [*] of [*] should be selected for purposes of [*], each of which shall remain subject to consensus decision making by the [*]);

(3) [*] of the [*] with respect to Products;

(4) issues relating to the [*] of [*] set forth in a [*] if [*] desires that such [*] should be [*] than [*] desires it to be; provided that in such event, [*] shall, if it elects to [*], be [*] for [*] of [*] beyond the [*] that [*], shall be permitted to [*] from any [*] from [*] with respect to [*] hereunder (provided that no [*] shall [*] any [*] by [*], with any [*] that is [*] by the foregoing limitation being [*], subject at all times to such limitation), and shall be permitted to [*] with respect to any [*] in the event of termination or expiration of this Agreement with respect to the [*]; and

(5) [*] to the extent necessary to maintain the [*] that are agreed upon in the [*];

(6) so long as [*] is not [*] pursuant to the [*], issues relating to the [*] of [*] and [*]; and

(7) issues relating to [*] and [*], and their [*] equivalents, with respect to [*].

(c) Referral To Executive Officers. If a Party makes an election under Section 2.6(d) or 2.7(b) to refer a matter to the Executive Officers, the JCC (in the case of [*]) and the JSC (in the case of all other matters) shall submit in writing the respective positions of the Parties to their respective Executive Officers. Such Executive Officers shall use good faith efforts, in compliance with Section 2.7(d), to resolve promptly such matter, which good faith efforts shall include at least one in-person meeting between such Executive Officers within [*] after the JSC’s submission of such matter to them. If the Executive Officers are unable to reach consensus on any such matter, then subject to Section 16.6, (i) if the matter is [*], the matter shall be decided by [*] at the Executive Officer Level; (ii) if the matter relates to [*] of the [*], the [*] and [*]; and (iii) with respect to any other matter, [*] the matter shall [*] and the dispute shall [*].

(d) Good Faith. In conducting themselves on Committees, and in exercising their rights under this Section 2.7, all representatives of both Parties shall consider diligently, reasonably and in good faith all input received from the other Party, and shall use reasonable efforts to reach consensus on all matters before them. In exercising any decision making authority granted to it under this Article 2, each Party shall act based on its good faith judgment taking into consideration the best interests of the Products and the Collaboration.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.7 Appointment of Alliance Managers. Each Party shall appoint an appropriately qualified individual to serve as Alliance Manager under this Agreement. Such persons shall endeavor to assure clear and responsive communication between the Parties and the effective exchange of information, and may serve as a single point of contact for any matters arising under this Agreement. The Alliance Managers may attend meetings of all Committees and subcommittees under this Agreement. The Alliance Managers shall not have any authority under this Agreement.

2.8 General Committee Authority. Each Committee shall have solely the powers expressly assigned to it in this Article 2 and elsewhere in this Agreement. No Committee shall have any power to amend, modify, or waive compliance with this Agreement. It is expressly understood and agreed that the control of decision-making authority by Medivation or Astellas, as applicable, pursuant to Section 2.7, so as to resolve a disagreement or deadlock on a Committee for any matter will not authorize either Party to perform any function or exercise any decision-making right not delegated to a Committee or such Party, and that neither Medivation nor Astellas shall have any right to unilaterally modify or amend, or waive its own compliance with, the terms of this Agreement.

2.9 Discontinuation of Participation on a Committee. Each Committee shall continue to exist until the first to occur of (a) the Parties mutually agreeing to disband the Committee, or (b) Medivation providing to Astellas written notice of its intention to disband and no longer participate in such Committee, which Medivation retains the right to do at any time during the Term, in its sole discretion. Once Medivation has provided written notice as referred to in clause (b) above, such Committee shall have no further obligations under this Agreement and Astellas shall have the right to solely decide, without consultation, any matters previously before such Committee, subject to the other terms of this Agreement.

ARTICLE 3

DEVELOPMENT

3.1 Overview. The Parties intend and agree to undertake a joint development program to further Develop one or more Collaboration Molecules and Products (such program, the “Development Program”). The initial objective of the Development Program shall be the Development of an MDV3100 Product in support of obtaining Regulatory Approvals therefor in each of the Shared Territory, the EU and Japan. Each applicable Joint Development Plan (as amended from time to time), and all Non-Clinical Studies and Clinical Trials under such plan, shall be designed and implemented in furtherance of such objective.

3.2 Joint Development Plan.

(a) General. All Development of any given Product pursuant to this Agreement for the Shared Territory, the EU, and/or Japan shall be conducted pursuant to a joint development plan and budget (the “Joint Development Plan”) that describes (i) the proposed overall program of Development for the applicable Product in the Shared Territory, the EU and Japan, including Clinical Trials and Nonclinical Studies and, regulatory plans and other elements

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

of obtaining Regulatory Approval(s) in each applicable country or jurisdiction; (ii) the anticipated start dates and data availability dates of such Clinical Trials and Nonclinical Studies, and anticipated timelines for filing of applications for Regulatory Approvals in the Shared Territory, the EU and Japan; (iii) the respective roles and responsibilities of each Party in connection with such activities; and (iv) a detailed budget for all such activities in the Shared Territory. In the event of any inconsistency between the Joint Development Plan and this Agreement, the terms of this Agreement shall prevail.

(b) Initial Joint Development Plan. The initial Joint Development Plan is attached hereto as Exhibit 3.2(b) (the “Initial Joint Development Plan”).

(c) Amendments to the Joint Development Plan. On an annual basis (no later than [*] of the preceding calendar year), or more often as the Parties deem appropriate, the JDC shall prepare amendments to the then-current Joint Development Plan(s), including the corresponding Joint Development Budget(s), for approval of the JSC. Each such amended Joint Development Plan shall specify, with a level of detail according to Astellas’s standard practices, the items described in Section 3.2(a). Such amended Joint Development Plan shall cover the next calendar year (and additional periods as reasonably determined by the Parties) and the Joint Development Budget included therein shall appropriately itemize the costs separately for each Product. Such updated and amended Joint Development Plan shall reflect any changes, re-prioritization of studies within, reallocation of resources with respect to, or additions to the then-current Joint Development Plan. In addition, the JDC may prepare amendments for approval by the JSC to the Joint Development Plan (including the corresponding Joint Development Budget) from time to time during the calendar year in order to reflect changes in such plan or budget for such calendar year, in each case, in accordance with the foregoing. For the avoidance of doubt and without limitation, both Parties shall have the right to propose to the JDC any studies of the MDV3100 Product not then part of a Joint Development Plan, or the expansion of development of the MDV3100 Product to include any new indication(s) within the Field, or the development of any Collaboration Molecule other than MDV3100. Once approved by the JSC, the amended annual Joint Development Plan (including the corresponding Joint Development Budget) shall become effective for the applicable period on the date approved by the JSC (or such other date as the JSC shall specify). Any JSC-approved amended Joint Development Plan (including the corresponding Joint Development Budget) shall supersede the previous Joint Development Plan (including the corresponding Joint Development Budget) for the applicable period.

(d) Operational Responsibilities for Development. Unless the Parties agree in writing upon an alternate allocation of responsibility, the Parties shall have the following rights and obligations with respect to the operational responsibilities under each Joint Development Plan, which rights shall be exercised and obligations shall be fulfilled in accordance with the last sentence of Section 3.1:

(i) [*]. Operational responsibility for all [*] and [*] designed to support Regulatory Approvals in [*] shall be allocated between the Parties as set forth in the Joint Development Plan.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(ii) Other Countries. Except as otherwise provided in any Joint Development Plan, [*] shall be responsible for all [*] and [*] to the extent designed to support Regulatory Approvals in countries in the Territory other than [*].

(e) Development Decision-Making. Except as otherwise expressly provided in this Agreement, all matters regarding the Development Program shall be decided by [*], subject to the provisions of Sections [*].

3.3 Development Costs. Medivation shall be responsible for fifty percent (50%) and Astellas shall be responsible for fifty percent (50%) of all Joint Development Costs, except with respect to costs of Non-Clinical Studies and Clinical Trials (including the costs of drug product or comparator drug for use therein) and the costs of CMC Activities (a) contemplated in the Joint Development Plan and (b) reasonably considered to be required for receipt of Regulatory Approvals for Products in the Shared Territory and either or both of the EU and Japan, for which Medivation shall be responsible for one-third (1/3) and Astellas shall be responsible for two-thirds (2/3). Prior to the initiation of any Non-Clinical Study, Clinical Trial or CMC Activity commencing after the Effective Date supporting Development of Products with respect to the Shared Territory and either or both of the EU and Japan, the Parties shall agree whether the costs of such study or activity are to be shared equally by the Parties or allocated pursuant to clause (b) above. Astellas shall be responsible for one hundred percent (100%) of all Development Costs for the Licensed Territory if such costs are not included in Joint Development Costs. The allocation of costs for the Non-Clinical Studies and Clinical Trials contained in the Initial Joint Development Plan shall be as set forth therein. Notwithstanding the amounts allocated to Development activities in the applicable Joint Development Plan, for any calendar year, Astellas and Medivation shall each be permitted to recover Joint Development Costs with respect to such Party’s Development activities for such year covered in the Joint Development Budget in excess of the amount allocated therein (x) by up to [*] of the amount so allocated, but solely to the extent such overage was outside the reasonable control of the applicable Party and was not attributable to a failure by the applicable Party to use commercially reasonable efforts to adequately supervise any Third Party performing such activities or (y) with the unanimous approval of the JDC, which approval may be granted either in advance of such costs being incurred or retroactively. The Parties shall reconcile the Joint Development Costs they have incurred to reflect the foregoing allocation of Joint Development Costs according to the procedures in Section 9.2 or Section 9.3, as applicable.

3.4 Diligence; Standards of Conduct.

(a) The Parties agree to use Diligent Efforts to Develop and obtain Regulatory Approval for an MDV3100 Product throughout the Territory, it being understood that the use of Diligent Efforts to carry out the tasks assigned to it under the Joint Development Plan with respect to any such Product satisfy the Party’s obligation with respect to such Product for the [*]. Each Party shall use Diligent Efforts to carry out the tasks assigned to it under the Joint Development Plan, including with respect to MDV3100 Products and any other Products selected for Development under the Joint Development Plan, in a timely and effective manner.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Astellas and Medivation shall provide financial support for the Development of Products as provided in this Agreement, subject to and in accordance with any applicable budgets therefor.

(b) Each Party shall conduct its activities under the Joint Development Plan in a good scientific manner and in compliance in all material respects with Applicable Law. Each Party agrees that (i) each Clinical Trial conducted pursuant to the Joint Development Plan that is required to be posted pursuant to Applicable Law or applicable industry codes, including the PhRMA Code, on clinicaltrials.gov or any other similar registry shall be so posted, and (ii) all results of such Clinical Trials that are necessary for obtaining a Regulatory Approval for a Product in the Shared Territory shall be posted on clinicalstudyresults.org and on any other registry with requirements consistent with the registration and publication guidelines of the International Committee of Medical Journal Editors, to the extent required. The responsibility for such posting shall be allocated between the Parties by the JDC. All data and Information posted on clinicaltrial.gov, clinicalstudyresults.org or any other registry pursuant to this Section 3.4(b) shall be subject to prior review and authorization pursuant to Section 13.5(c) as if such posting were a Publication.

3.5 Development Records and Reports. Each Party shall maintain complete and accurate records (in the form of technical notebooks and/or electronic files where appropriate) of all work conducted by it under the Joint Development Plan and all Information resulting from such work. Such records shall fully and properly reflect all work done and results achieved in the performance of the Joint Development Plan in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. Each Party shall have the right to receive copies of such records maintained by the other Party, including in electronic format if maintained in such format, at reasonable times to the extent reasonably necessary to perform obligations or exercise rights under this Agreement, and to obtain access to originals to the extent needed for patent or regulatory purposes.

3.6 Subcontracts. Each Party may perform any of its Development Program obligations under this Agreement through one or more subcontractors or consultants, provided that (a) such Party remains responsible for the work allocated to, and payment to, such subcontractors and consultants to the same extent it would if it had done such work itself; (b) the subcontractor or consultant undertakes in writing commercially reasonable obligations of confidentiality and non-use regarding Confidential Information and Protected Product Information, that are substantially the same as those undertaken by the Parties with respect to Confidential Information pursuant to Article 13 hereof, except that [*] may be [*] as can reasonably be [*], but in any case [*] shall have a [*] that is [*]; and (c) the subcontractor or consultant agrees in writing to assign or license back (with the right to sublicense) all intellectual property with respect to Collaboration Molecules or Products developed in the course of performing any such work under the Development Program to the Party retaining such subcontractor or consultant (except that such Party shall have the right to agree to [*]). A Party may also subcontract Development work on terms other than those set forth in this Section 3.6 with the prior approval of the JDC.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE 4

REGULATORY MATTERS

4.1 Regulatory Filings and Approvals.

(a) In General. The Parties intend that each Joint Development Plan shall set forth the regulatory strategy for seeking Regulatory Approvals (including any pricing and reimbursement approvals) in the Shared Territory, the EU and Japan for all Products being Developed. All decisions regarding Regulatory Issues shall be made in accordance with the decision-making rules that are set forth in Article 2.

(b) Rights and Obligations.

(i) Lead Regulatory Party. Except as otherwise set forth in this Article 4 with respect to INDs, the lead regulatory Party with respect to a Clinical Trial or other regulatory matter shall have operational responsibility for preparing and filing all Regulatory Materials with respect to such Clinical Trial or matter in the applicable jurisdiction(s), and will have primary operational responsibility for interactions with Regulatory Authorities, including taking the lead role at all meetings with Regulatory Authorities, subject to the right of the other Party to participate in such activities and provide input (or consent, as may be required pursuant to the other terms of this Agreement). With respect to regulatory activities conducted in any country in support of Regulatory Approvals for the Shared Territory, the EU, and Japan, the scope of this right of participation covers, without limitation, all regulatory activities, including development of regulatory strategy and advance review of regulatory submissions, attendance at all meetings with Regulatory Authorities that may potentially impact the Development Program or registration package for a particular Product, and review of outcomes of such meetings (including the rights set forth in Section 4.1(c)(ii)). With respect to regulatory activities conducted in any country in support of Regulatory Approvals for any country in the remainder of the Territory, this right of participation provides only the rights set forth in Section 4.1(c)(iii).

(ii) Prior to Initial Approval Date. Prior to the Initial Approval Date, [*] shall be the lead regulatory Party in the Shared Territory with respect to (A) the [*] contemplated in the Initial Joint Development Plan, and (B) the [*] for the [*] (including [*]). The lead regulatory Party in the Territory for [*] shall be determined [*] and set forth in the applicable Joint Development Plan, it being understood that the Party with operational responsibility for a particular Clinical Trial pursuant to Section 3.2(d) shall generally be assigned responsibility for the regulatory matters supporting that trial in the jurisdiction(s) in which it is being conducted.

(iii) After Initial Approval Date. Following the Initial Approval Date, Astellas shall be the lead regulatory Party with respect to all matters throughout the Territory, regardless of the Party that has operational responsibility for the corresponding Clinical Trial, if any.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(iv) Decision-Making with Respect to Material Submissions and Regulatory Commitments. Notwithstanding anything contained in Section 2.7 (other than Section 2.7(b)(i)(2))) or this Article 4 to the contrary, the following matters with respect to the Shared Territory, the EU and Japan shall be deemed to be [*] within the jurisdiction of [*] and shall require [*]: (A) any [*] to, or any [*] with or [*] made to, a [*] with respect to a Product, such as any [*], (B) any [*] with respect to [*], (C) any [*], (D) any [*] or (E) any other [*] commitment for such Product.

(v) Common Technical Document. Astellas shall be responsible for assembling the various sections of the Common Technical Document. The Parties shall cooperate and perform their regulatory obligations in a manner designed to support the preparation and maintenance of such Common Technical Document.

(c) Reporting and Review.

(i) The JDC shall develop and implement procedures for drafting and review of Regulatory Materials for Products in the Shared Territory, the EU, and Japan, which procedures shall provide sufficient time for each Party to provide substantive comments prior to the filing of such Regulatory Materials. Such procedures shall provide each Party with full and complete access, on a real-time basis, to all Regulatory Materials and Regulatory Approvals as such materials are being drafted, and, after those materials have been submitted to a Regulatory Authority, shall permit each Party to obtain copies of all such materials, including in electronic format, at reasonable times. However, such procedures shall not require any translation of any such materials. Such procedures and related timelines shall accommodate Astellas’s reasonable requests to obtain the feedback of Regulatory Authorities in the Licensed Territory with respect to potential submissions in order to permit Astellas to ensure that submissions and Regulatory Approvals throughout the Territory are reasonably consistent.

(ii) With respect to regulatory matters in any country or jurisdiction in support of Regulatory Approvals for the Shared Territory, the EU and Japan, each Party shall promptly notify the other Party of all Regulatory Materials that it submits for Products and shall promptly provide the other Party with a copy (which may be wholly or partly in electronic form) of such Regulatory Materials. The lead regulatory Party primarily responsible for each matter will provide the non-responsible Party with reasonable advance notice of any scheduled meeting with respect to such matter with any Regulatory Authority in such countries, and the non-responsible Party shall have the right to participate in any such meeting, to the extent permitted by Applicable Law. Representatives of the lead regulatory Party primarily responsible for each matter will be the primary spokespeople at all meetings with Regulatory Authorities with regard to such matter. The lead regulatory Party also shall promptly furnish the other Party with copies of all material correspondence to or from, and minutes of all such meetings with, any Regulatory Authority.

(iii) With respect to regulatory matters in any country or jurisdiction in support of Regulatory Approvals for any country or jurisdiction in the Territory other than the Shared Territory, the EU and Japan, Astellas shall provide to Medivation annual updates of its regulatory activities, including updates with respect to filings of Regulatory Materials made,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

meetings held with Regulatory Authorities, and Regulatory Approvals received in such countries and shall respond to reasonable requests by Medivation for additional information from time to time.

(d) Ownership of Regulatory Materials and Regulatory Approvals; Rights of Reference.

(i) All Regulatory Materials and, except as otherwise provided in Section 4.1(d)(ii), Regulatory Approvals relating to any Collaboration Molecules or Products shall be owned by, and shall be the sole property of, [*]. [*] hereby assigns to [*] all of its rights, title and interests in and to all Regulatory Materials owned or Controlled by [*] as of the Effective Date or at any time during the Term. Subject to Section 4.1(d)(ii), all such Regulatory Materials and Regulatory Approvals in the Territory shall be filed and held in the name of [*].

(ii) The INDs for the ongoing Phase 3 Clinical Trial of the first MDV3100 Product have been filed and shall be held in the name of Medivation, Inc. Medivation shall file the NDA for the first MDV3100 Product in the Shared Territory in the name of Medivation, Inc. Within thirty (30) days of [*], Medivation shall transfer and assign to Astellas all of its rights, titles, and interests in and to all Regulatory Approvals with respect to Products, including such INDs and NDA.

(iii) Each Party shall have the right to cross-reference, file or incorporate by reference any Regulatory Materials and any Regulatory Approval and all data and other Information included or referenced therein or filed in support of any such Regulatory Materials or Regulatory Approvals, including any drug master file (and any data and other Information therein) for any Product in any country in the Territory, which Regulatory Materials or Regulatory Approval is Controlled by the other Party or any of its Affiliates or Sublicensees (and in the case of a drug master file, any of its subcontractors), in order to support regulatory submissions that such Party is permitted to make under this Agreement for any Product and to otherwise enable such Party to fulfill its obligations or exercise its rights hereunder.

(iv) Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such instruments and shall do and cause to be done such reasonable acts and things, as may be necessary under, or as the other Party may reasonably request, to effectuate the transfers, assignments and rights of reference contemplated in this Section 4.1.

4.2 Product Withdrawals and Recalls.

(a) Shared Territory. If (i) any Regulatory Authority threatens, initiates or advises any action to remove any Product from the market in the Shared Territory or requires or advises Medivation, Astellas, or any of their respective Affiliates or Sublicensees to distribute a “Dear Doctor” letter or its equivalent regarding use of such Product in the Shared Territory, or (ii) either Party determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal in the Shared Territory, then in each case ((i) or (ii)) Medivation or Astellas, as applicable, shall notify the other Party of such event or determination immediately, and in any event within [*] (or sooner if required by law) after such Party becomes

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

aware of the event or makes such determination. The Party who is the then-holder of the Regulatory Approval for the Product at issue shall, to the extent practicable, endeavor to discuss and agree with the other Party upon whether to recall or withdraw the Product in the Shared Territory; provided, however, that if such discussion is not practicable or if the Parties fail to agree within an appropriate time period (recognizing the exigencies of the situation), then the Party who is the then-holder of the Regulatory Approval for the Product at issue shall decide whether to recall or withdraw such Product in the Shared Territory. Any recall expenses with respect to Products within the Shared Territory shall be treated as Joint Development Costs or Joint Commercialization Costs, as applicable.

(b) Licensed Territory. If (i) any Regulatory Authority threatens, initiates or advises any action to remove any Product from the market in the Licensed Territory or requires or advises Medivation, Astellas, or any of their respective Affiliates or Sublicensees to distribute a “Dear Doctor” letter or its equivalent regarding use of such Product in the Licensed Territory, or (ii) Astellas determines that an event, incident, or circumstance has occurred that may result in the need for a recall or market withdrawal in the Licensed Territory, then in each case ((i) or (ii)) Medivation or Astellas, as applicable, shall, to the extent practicable, notify the other Party of such event or determination immediately, and in any event within [*] (or sooner if required by law) after such Party becomes aware of the event or makes such determination. Astellas shall, to the extent practicable, endeavor to discuss and agree with Medivation upon whether to recall or withdraw the Product in the Licensed Territory; provided, however, that if such discussion is not practicable or if the Parties fail to agree within an appropriate time period (recognizing the exigencies of the situation), then Astellas shall decide whether to recall or withdraw such Product in the Licensed Territory. Astellas shall be responsible, at its sole expense, for conducting any recalls or taking such other necessary remedial action in the Licensed Territory, except to the extent that the recall or withdrawal is attributable to the negligence, breach or intentional misconduct of Medivation or any of its Affiliates or subcontractors, in which event Medivation shall bear such costs to the extent of its or its Affiliate’s or subcontractor’s responsibility.

4.3 Safety Agreement. Promptly after the Effective Date, but in any event no later than the date of initiation of a Clinical Trial by Astellas in the Territory, the Parties shall enter into a safety agreement governing the Parties’ respective obligations with respect to allocation of responsibilities for reporting to the other Party and appropriate Regulatory Authorities adverse events, complaints, and other safety-related matters. Medivation shall be responsible for creation and maintenance of the global safety database for Products until [*]; at the time of [*], Astellas shall become responsible for maintenance of the global safety database.

ARTICLE 5

MEDICAL AFFAIRS ACTIVITIES

5.1 Overview. The Parties agree to collaborate with respect to the Medical Affairs Activities in support of Products in the Field in the Shared Territory as provided in this Article 5 under the direction of the JMAC, and pursuant to the Joint Medical Affairs Plan applicable to each Product. Astellas shall have the sole right and responsibility for Medical Affairs Activities

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

in support of Products in the Field in the Licensed Territory in accordance with this Agreement and as provided in this Article 5.

5.2 Joint Medical Affairs Plan. As further described in this Section 5.2, the Medical Affairs Activities in support of each Product in the Shared Territory shall be described in a comprehensive plan (each such plan, a “Joint Medical Affairs Plan”) that describes the pre-launch activities, launch activities and subsequent Medical Affairs Activities for such Product in the Shared Territory (including without limitation anticipated Voluntary Phase 4 Clinical Trials, scientific presentations and publications, and medical education), key tactics and strategies for implementing those activities, the relative responsibilities of the Parties and the associated budget for such activities (each such included budget, a “Joint Medical Affairs Budget”). The Parties shall agree upon the initial Joint Medical Affairs Plan (including the corresponding Joint Medical Affairs Budget), which shall be approved by the JMAC, no later than [*] after the Effective Date. All Joint Medical Affairs Plans, including corresponding Joint Medical Affairs Budgets, with respect to a Product in the Shared Territory and subsequent revisions thereto will contain such information as the JMAC believes necessary for the successful medical affairs support of such Product in the Shared Territory, both pre- and post-launch, and shall generally conform to the level of detail utilized by Astellas in preparation of its own plans for product Medical Affairs Activities. On an annual basis (no later than [*] of the preceding calendar year), or more often as the Parties deem appropriate, the JMAC shall prepare amendments to the then-current Joint Medical Affairs Plan(s), including the corresponding Joint Medical Affairs Budget(s). In the event of any inconsistency between a Joint Medical Affairs Plan and this Agreement, the terms of this Agreement shall prevail.

5.3 Medical Affairs Reports for the Shared Territory. Each Party shall keep the JMAC fully informed regarding the progress and results of Medical Affairs Activities in support of Products in the Shared Territory, including an annual review of achievements versus plans (as such plans are set forth in the Joint Medical Affairs Plan(s)).

5.4 Medical Affairs Updates for the Licensed Territory. Astellas shall provide informational updates to the JMAC of its planned Medical Affairs Activities and recent results in support of Products in the Licensed Territory on an annual basis; and shall respond in a timely fashion to any reasonable requests of Medivation with respect to such activities and results. Astellas will consider in good faith Medivation’s input, provided that Astellas shall have final decision making authority with respect to Medical Affairs Activities in support of Products in the Licensed Territory.

5.5 Medical Affairs Costs. Astellas shall be solely responsible for all costs and expenses incurred by or on behalf of Astellas for Medical Affairs Activities in support of Products in the Licensed Territory if such costs are not included in the Joint Medical Affairs Costs. Medivation shall be responsible for fifty percent (50%) and Astellas shall be responsible for fifty percent (50%) of Joint Medical Affairs Costs; provided that the costs of Voluntary Phase 4 Clinical Trials shall be allocated in a manner consistent with the allocation of costs of Non-Clinical Studies and Clinical Trials under Section 3.3. Notwithstanding the amounts allocated to Medical Affairs Activities in the applicable Joint Medical Affairs Budget, for any calendar year, Astellas and Medivation shall each be permitted to recover Joint Medical Affairs Costs with

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

respect to such Party’s Medical Affairs Activities for such year covered in the Joint Medical Affairs Budget in excess of the amount allocated therein (a) by up to [*] of the amount so allocated, but solely to the extent such overage was outside the reasonable control of the applicable Party and was not attributable to a failure by the applicable Party to use commercially reasonable efforts to adequately supervise any Third Party performing such activities or (b) with the unanimous approval of the JMAC, which approval may be granted either in advance of such costs being incurred or retroactively. Astellas and Medivation shall reconcile Joint Medical Affairs Costs incurred by each Party through the procedures in Section 9.2 or Section 9.3, as applicable.

5.6 Medical Affairs Standards of Conduct.

(a) Diligence; Compliance. Each Party shall use Diligent Efforts to carry out the tasks assigned to it under the Joint Medical Affairs Plan in a timely and effective manner and in compliance with Applicable Law and applicable industry codes, including the PhRMA Code.

(b) Astellas Diligence Obligations. Astellas shall use Diligent Efforts to perform Medical Affairs Activities in support of Products throughout the Licensed Territory, following obtaining Regulatory Approval therefor with respect to the applicable country.

ARTICLE 6

COMMERCIALIZATION

6.1 Overview. The Parties agree to collaborate with respect to the Commercialization of Products in the Field in the Shared Territory as provided in this Article 6 under the direction of the JCC, and pursuant to the Joint Commercialization Plan applicable to each Product. Astellas shall have the sole right and responsibility for Commercializing Products in the Field in the Licensed Territory in accordance with this Agreement and as provided in this Article 6.

6.2 Joint Commercialization Plan.

(a) As further described in this Section 6.2, the tactics and strategy for the Commercialization of each Product in the Shared Territory shall be described in a comprehensive plan (each such plan, a “Joint Commercialization Plan”) that describes the pre-launch, launch and subsequent Commercialization of such Product in the Shared Territory (including without limitation anticipated activities relating to messaging, branding, Pricing Matters, advertising, planning, marketing, sales force training and allocation, and Distribution Matters), key tactics and strategies for implementing those activities and the associated budget for such activities (each such included budget, a “Joint Commercialization Budget”). If Astellas believes any individual Commercialization Cost that it expects or plans to incur with respect to the Licensed Territory will also reasonably benefit the Shared Territory, Astellas may propose that a portion of such Commercialization Cost be allocated in the applicable Joint Commercialization Budget to the Shared Territory, and Medivation shall consider that request reasonably and in good faith. No such Commercialization Cost may be allocated in whole or in

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

part to the Shared Territory without the express written consent of Medivation (it being understood that each of the Parties shall be deemed to have consented expressly in writing that any such Commercialization Costs included as part of the Joint Commercialization Budget be allocated to the Shared Territory to the extent appearing in such budget).

(b) Within [*] after the Effective Date, the Parties shall agree upon the initial Joint Commercialization Plan (including the initial Joint Commercialization Budget), following which the JCC shall approve such initial Joint Commercialization Plan. Subject to Section 6.5, each Joint Commercialization Plan shall allocate the responsibilities of the Parties for the activities under the plan in an equitable fashion taking into account the Parties’ respective capabilities and the Medivation Promotional Share elected by Medivation in accordance with Section 6.9 (it being understood that Medivation shall be assigned to perform that proportion of Details in the Joint Commercialization Plan that equals the Medivation Promotional Share). All Joint Commercialization Plans, including the corresponding Joint Commercialization Budgets, with respect to a Product in the Shared Territory and subsequent revisions thereto will contain such information as the JCC believes necessary for the successful Commercialization of such Product in the Shared Territory, both pre- and post-launch, and shall generally conform to the level of detail utilized by Astellas in preparation of its own product Commercialization plans. On an annual basis (no later than [*] of the preceding calendar year), or more often as the Parties deem appropriate, the JCC shall prepare amendments to the then-current Joint Commercialization Plan(s), including the corresponding Joint Commercialization Budgets. In the event of any inconsistency between a Joint Commercialization Plan and this Agreement, the terms of this Agreement shall prevail. Each Party shall conduct its activities under the Joint Commercialization Plan in compliance in all material respects with Applicable Law.

6.3 Licensed Territory Commercialization Plans. Astellas shall provide informational updates to the JCC of its planned activities and recent results of Commercialization of Products in the Licensed Territory on an annual basis; and shall respond in a timely fashion to any reasonable requests of Medivation with respect to such activities and results. Astellas will consider in good faith Medivation’s input, provided that Astellas shall have final decision making authority at the JCC with respect to Commercialization of Products in the Licensed Territory.

6.4 Commercialization Costs. Astellas shall be solely responsible for all costs and expenses incurred by or on behalf of Astellas in the Commercialization of Products in the Licensed Territory except for such costs that are included in Joint Commercialization Costs. Medivation shall be responsible for fifty percent (50%) and Astellas shall be responsible for fifty percent (50%) of Joint Commercialization Costs. Notwithstanding the amounts allocated to Commercialization activities in the Shared Territory in the applicable Joint Commercialization Budget, for any calendar year, Astellas and Medivation shall each be permitted to recover Joint Commercialization Costs with respect to such Party’s Commercialization activities for such year covered in the Joint Commercialization Budget in excess of the amount allocated therein (a) by up to [*] of the amount so allocated, but solely to the extent such overage was outside the reasonable control of the applicable Party and was not attributable to a failure by the applicable Party to use commercially reasonable efforts to adequately supervise any Third Party performing such activities or (b) with the unanimous approval of the JCC, which approval may be granted

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

either in advance of such costs being incurred or retroactively. Astellas and Medivation shall reconcile Joint Commercialization Costs incurred by each Party through the procedures in Section 9.2 or Section 9.3, as applicable.

6.5 Sales and Distribution.

(a) Astellas shall be solely responsible for handling all returns, recalls, order processing, invoicing and collection, booking of sales, inventory and receivables, and subject to the good faith consideration by Astellas of input from Medivation, Distribution Matters and Pricing Matters for Products in the Territory. Medivation shall not accept orders for Products or make sales for its own account or for Astellas’s account, and if Medivation receives any order for Products in the Territory, it shall refer such orders to Astellas for acceptance or rejection.

(b) Astellas shall be the lead managed care Party, responsible for the operational aspects of managing and carrying out managed care contracting and account management in the Shared Territory and the negotiation of managed care arrangements; it being understood that all [*] related to [*] (subject to the procedures for [*] set forth in Section [*]).

6.6 Commercialization Reports. Each Party shall keep the JCC fully informed regarding the progress and results of Commercialization activities for Products in the Shared Territory, including an annual review of results versus goals (as such goals are set forth in the Joint Commercialization Plan(s)).

6.7 Commercialization Standards of Conduct.

(a) Diligence; Compliance. Each Party shall use Diligent Efforts to carry out the tasks assigned to it under the Joint Commercialization Plan in a timely and effective manner and in compliance with Applicable Law and applicable codes of conduct, including the PhRMA Code.

(b) Astellas Diligence Obligations. Astellas shall use Diligent Efforts to Commercialize Products throughout the Licensed Territory, following obtaining Regulatory Approval therefor with respect to the applicable country.

6.8 Subcontracts; [*]

(a) Each Party may perform any of its obligations under the Joint Commercialization Plan through one or more subcontractors or consultants, provided that (a) such Party remains responsible for the work allocated to, and payment to, such subcontractors and consultants to the same extent it would if it had done such work itself; (b) the subcontractor or consultant undertakes in writing commercially reasonable obligations of confidentiality and non-use regarding Confidential Information and Protected Product Information that are substantially the same as those undertaken by the Parties with respect to Confidential Information pursuant to Article 13 hereof, except that [*] may be [*] as can reasonably be [*],

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

but in any case [*] shall have a [*] that is [*], and (c) the subcontractor or consultant agrees in writing to assign or license back (with the right to sublicense) all intellectual property with respect to Collaboration Molecules or Products developed in the course of performing any such work under the Joint Commercialization Plan to the Party retaining such subcontractor or consultant (except that such Party shall have the right to agree to [*]). A Party may also subcontract Commercialization work on terms other than those set forth in this Section 6.8(a), with the prior approval of the JCC.

(b) Notwithstanding Section 6.8(a), Astellas shall not, without the prior consent of Medivation, such consent not to be unreasonably withheld, conditioned or delayed, [*] its responsibility to [*] in [*], except as may be reasonably necessary from time to time [*] (measured in accordance with a timeline reasonable in light of the circumstances) in order to respond to [*]. Notwithstanding Section 6.8(a), Medivation shall not, without the prior consent of Astellas, such consent not to be unreasonably withheld, conditioned or delayed, [*] its responsibility to [*] in [*], except as may be reasonably necessary from time to time [*] (measured in accordance with a timeline reasonable in light of the circumstances) in order to respond to [*].

6.9 Co-Promotion Option.

(a) Co-Promotion. In the Shared Territory, Medivation shall have an option (the “Co-Promotion Option”) to participate with Astellas in detailing and promoting (but not selling) each Product to Prescribers, on the terms and conditions set forth in this Section 6.9. Such Co-Promotion Option may be exercised by Medivation, on a Product-by-Product basis, [*] in the Shared Territory. If Medivation exercises such option, Medivation shall have the right to provide up to [*], and the obligation to provide at least [*], of the Promotion Effort for each Product in the Shared Territory, with the exact percentage within such range (the “Medivation Promotional Share”) to be determined by Medivation in accordance with the remainder of this Section 6.9(a). Medivation shall initially specify the level of Medivation Promotional Share (which level shall be in accordance with the previous sentence) when it exercises the Co-Promotion Option. Unless otherwise approved by the JCC, such level of Medivation Promotional Share shall remain in effect for the balance of the calendar year in which the First Commercial Sale of the Product in the Shared Territory occurs, and the first full calendar year thereafter. Commencing with the second full calendar year following the First Commercial Sale of the Product in the Shared Territory, and annually thereafter, Medivation may change the level of Medivation Promotional Share with respect to such Product, upon no less than [*] notice to the JCC, provided that the Medivation Promotional Share for any calendar year may not vary by more than [*] from the Medivation Promotional Share from the prior year and must remain within the range set forth above. Changes in the level of Medivation Promotional Share may also occur at any other time, and in any other amount, with the prior approval of the JCC.

(b) Co-Promotion Agreement. Within [*] following Medivation’s exercise of the Co-Promotion Option with respect to a Product, the Parties shall enter into a co-promotion

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

agreement (the “Co-Promotion Agreement”) setting forth the terms and conditions of Medivation’s co-promotion of the Product. The Co-Promotion Agreement shall be consistent with this Section 6.9 and Section 6.10, and shall contain additional reasonable and customary terms and conditions. The Parties may commence negotiating the terms and conditions of the Co-Promotion Agreement prior to Medivation’s exercise of the Co-Promotion Option.

(c) Co-Promote Product. A Product which is being, or will be, Co-Promoted under the Co-Promotion Agreement is referred to herein as a “Co-Promote Product.”

(d) Co-Promotion Budget. The amount budgeted for Medivation’s co-promotion activities in each Joint Commercialization Budget will be consistent with the Co-Promotion Activities assigned to Medivation pursuant to the Joint Commercialization Plan (it being understood that Medivation shall be allocated the Medivation Promotional Share of the budgeted aggregate Detail Costs).

(e) Operational Involvement in [*] Activities. The Co-Promotion Agreement shall permit [*]’s account managers to participate in all key decisions and key meetings related to [*] matters, including without limitation participation in [*].

6.10 Co-Promotion Terms. In the event the Parties enter into the Co-Promotion Agreement pursuant to Section 6.9(b), such agreement shall reflect the principles set forth in clauses (a) through (d) of this Section 6.10 unless otherwise expressly agreed by the Parties.

(a) Governance. Subject to Article 2, the Parties’ Co-Promotion activities for any Product in the Shared Territory shall be overseen by the JCC and governed by the Joint Commercialization Plan. The JCC shall use reasonable and good faith efforts to allocate the Co-Promotion activities in a manner to give effect to the sales and marketing strategy described in the Joint Commercialization Plan and in the best interests of the applicable Co-Promote Product. The Joint Commercialization Plan shall [*] the opportunity to [*] and, unless the Parties mutually agree otherwise, shall not allocate Co-Promotional activities in a manner that results in Sales Representatives of both Parties Detailing Product to the same Prescribers.

(b) Advertising and Promotional Materials. Subject to Applicable Law, and applicable industry codes of conduct, including the PhRMA Code, all Promotional Materials for any Co-Promotion Product shall include, with equal prominence, the names and logos of both Parties.

(c) Termination. In addition to other termination principles that may be agreed by the Parties in the Co-Promotion Agreement, Medivation may terminate its Co-Promotion of a particular Co-Promote Product in the Shared Territory upon not less than [*] prior written notice to Astellas. Astellas and Medivation shall reasonably cooperate to transition to Astellas Medivation’s Co-Promotion activities with respect to such Co-Promote Product so as to minimize disruption to sales activity, and Medivation shall withdraw its Sales Representatives from such Co-Promotion activities in a professional manner.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(d) Uniform Training. For training purposes, the Parties shall treat the Medivation and Astellas Sales Representatives as a combined sales force and shall cooperate to provide the Medivation and Astellas Sales Representatives with the same training, support, and assistance.

6.11 Medical Affairs. In the Shared Territory, Medivation shall have the right to participate with Astellas in performing Medical Affairs Activities and shall have the right to provide a level of Medical Affairs Activities support, measured as a percentage of the effort required to carry out the Medical Affairs Activities for each Product in the Shared Territory, that is equal to the Medivation Promotional Share.

6.12 Costs; Authority over Sales Forces. Subject to the right of each Party to have its Detail Costs incurred under the applicable Joint Commercial Plan included in Joint Commercial Costs, each Party shall be responsible for all costs and expenses in connection with their respective Sales Representatives, including salaries, incentive compensation, travel expenses and other expenses, providing benefits, deducting federal, state and local payroll taxes, Federal Insurance Contribution Act taxes, unemployment insurance taxes, and any similar taxes and paying workers’ compensation premiums, unemployment insurance contributions and any other payments required by Applicable Law to be made on behalf of employees. Nothing in this Agreement or the Co-Promotion Agreement shall be construed to conclude that any of Medivation’s Sales Representatives or any other agents or employees of Medivation are agents or employees of Astellas or subject to Astellas’s direction and control. Medivation shall have sole authority over the terms and conditions of employment of the Medivation’s Sales Representatives, including their selection, management, compensation (including incentive plans) and discharge. Nothing in this Agreement or the Co-Promotion Agreement shall be construed to conclude that any of Astellas’s Sales Representatives or any other agents or employees of Astellas are agents or employees of Medivation or subject to Medivation’s direction and control. Astellas shall have sole authority over the terms and conditions of employment of Astellas’s Sales Representatives, including their selection, management compensation (including incentive plans) and discharge.

ARTICLE 7

MANUFACTURE AND SUPPLY

7.1 Overview. The Parties agree to share responsibilities with respect to the manufacture and supply of Products as provided in this Article 7 under the direction of the JMC, and, to the extent applicable, pursuant to the Joint Manufacturing Plan.

7.2 Joint Manufacturing Plan.

(a) Generally. All manufacturing and supply of Products pursuant to this Agreement in support of receipt of Regulatory Approval of the Product in the Shared Territory, the EU and Japan shall be conducted pursuant to a joint manufacturing plan and budget (the “Joint Manufacturing Plan”). Each Joint Manufacturing Plan shall set forth (i) strategies for (A) all CMC Activities necessary for ongoing or anticipated Clinical Trials that are designed to

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

support receipt of Regulatory Approval of the Product in the Shared Territory, the EU and Japan; (B) all CMC Activities designed to explore alternative formulations of Products that may improve the clinical dosing regimen or other key characteristics of such Products; and (C) all CMC Activities necessary to establish capacity for and to support ongoing or anticipated Commercialization of such Products in the Shared Territory, the EU and Japan; (ii) the respective roles and responsibilities of the parties in the conduct of such tasks; and (iii) the agreed-upon budget for such tasks.

(b) Initial Joint Manufacturing Plan. The initial Joint Manufacturing Plan for the first year of the Collaboration is attached hereto as Exhibit 7.2(b).

(c) Amendments to the Joint Manufacturing Plan. On an annual basis (no later than [*]), or more often as the Parties deem appropriate, the Parties shall prepare amendments to the then-current Joint Manufacturing Plan and submit such draft amendments to the JMC for review and approval. Each such amendment shall specify the information listed in Section 7.2(a), including the allocation of tasks between the Parties and the timeline with respect to the CMC Activities described therein, in all cases with a level of detail according to Astellas’s standard practices. Each amended Joint Manufacturing Plan shall also contain a corresponding budget, which budget shall appropriately itemize the costs separately for each Product. Once approved by the JMC, the amended Joint Manufacturing Plan (including the corresponding budget) shall become effective and supersede the previous Joint Manufacturing Plan.

(d) Direct Manufacturing. Astellas shall have the right to conduct its obligations with respect to commercial Manufacture of Product through one or more Third Parties or directly, using its or its Affiliates’ internal Manufacturing capabilities. If at any time Astellas determines that it will conduct such Manufacture directly instead of through one or more Third Party contract manufacturers, provided that such determination is commercially reasonable from the viewpoint of the Collaboration as a whole, Astellas shall have the right to require that the Parties negotiate in good faith regarding whether to amend this Agreement to include in the Manufacturing Costs that are co-funded pursuant to Section 7.5 a commercially reasonable allocation of amounts incurred by Astellas or its Affiliates to fund capital expenditures to construct, equip or otherwise ready one or more facilities for the purpose of such Manufacturing.

7.3 Manufacturing Responsibilities.

(a) MDV3100 Product. With respect to the Initial MDV3100 Product, unless otherwise determined by the JMC or set forth in a Joint Manufacturing Plan, (i) Medivation shall have primary operational responsibility for clinical supply (for use in Clinical Trials in the Territory) and all CMC Activities necessary to support receipt of Regulatory Approval of such MDV3100 Product in the Shared Territory, and (ii) Astellas shall have primary operational responsibility for all other CMC Activities necessary to support receipt of Regulatory Approvals of such MDV3100 Product in the Territory and for all commercial supply in the Territory.

(b) [*] MDV3100 Product. As of the Effective Date, the Parties expect to further develop [*] potential [*] MDV3100 Products, which may include: [*]. Unless otherwise determined by the JMC or set forth in a Joint Manufacturing Plan, (A) Medivation shall have

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

primary operational responsibility for all clinical supply and CMC Activities necessary to support receipt of Regulatory Approval of each such potential [*] MDV3100 Product, including (x) the initial [*], (y) the production of materials for use in any [*] and (z) the conduct of the [*] to [*], in all such cases (including (x), (y) and (z)) which responsibility shall continue through [*] with respect to such [*] MDV3100 Products unless Astellas elects, after providing [*] prior written notice to Medivation of such election, to assume such responsibilities at an earlier point in time; and (B) Astellas shall have primary operational responsibility for all CMC Activities and clinical and commercial supply with respect to any [*] MDV3100 Product following the [*] under the [*], or beginning at such earlier time as Astellas may elect (provided that Astellas shall provide [*] prior written notice to Medivation of such election). Notwithstanding the foregoing sentence, Astellas shall have the right to assume operational responsibility for all Manufacturing activities, including CMC Activities and [*], with respect to the [*] MDV3100 Products, at any time prior to the [*] upon prior written notice to Medivation. The [*] to be [*] shall be selected by the JMC, or in the case of the selection of the [*], by the JSC, operating by consensus.

(c) Other Products. Unless otherwise determined by the JMC or set forth in a Joint Manufacturing Plan, Astellas shall have primary operational responsibility under each Joint Manufacturing Plan for all Manufacturing activities, if any, with respect to Products not covered in clauses (a) and (b) above, including CMC Activities designed to support receipt of Regulatory Approvals therefor and formulation activities.

7.4 Manufacturing Decision-Making. Except as otherwise expressly provided in this Agreement, all strategic matters regarding the Manufacturing and supply of Products shall be decided by consensus by the JMC, subject to the provisions of Section 2.7.

7.5 Allocation of Manufacturing Costs. All Manufacturing Costs incurred pursuant to approved Joint Manufacturing Plans to support receipt of Regulatory Approvals in the Shared Territory shall be shared by the Parties as Joint Development Costs pursuant to Section 3.3. All Manufacturing Costs incurred in support of Medical Affairs Activities consisting of Voluntary Phase 4 Clinical Trials in support of Products in the Shared Territory shall be shared by the Parties as Joint Medical Affairs Costs pursuant to Section 5.5. All Manufacturing Costs incurred in support of Commercialization of Products for sale in the Shared Territory shall be shared by the Parties as Joint Commercialization Costs pursuant to Section 6.4. All other Manufacturing Costs in support of Development or Commercialization of Products for sale in the Licensed Territory by or on behalf of Astellas, its Affiliates and its Sublicensees shall be borne solely by Astellas.

7.6 Reconciliation of Joint Development Costs. The Parties shall reconcile the Joint Development Costs and Joint Commercialization Costs they have incurred for Manufacturing work under the Joint Manufacturing Plan according to the procedures set forth in Sections 9.2 and 9.3, as applicable.

7.7 Manufacturing Standards of Conduct. The Parties shall use Diligent Efforts to carry out the tasks assigned to them under the Joint Manufacturing Plan in a timely manner. The

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Parties shall conduct their activities under the Joint Manufacturing Plan in a good scientific manner and in compliance in all material respects with all Applicable Law.

7.8 Manufacturing Records and Reports. Each Party shall maintain complete and accurate records (in the form of technical notebooks and/or electronic files where appropriate) of all work conducted by it under the Joint Manufacturing Plan and all Information resulting from such work. Such records shall fully and properly reflect all work done and results achieved in the performance of the Joint Manufacturing Plan in sufficient detail and in good scientific manner appropriate for regulatory purposes. Each Party shall have the right to receive copies of such records maintained by the other Party, including in electronic format, at reasonable times to the extent reasonably necessary to perform obligations and exercise rights under this Agreement, and to obtain access to originals to the extent needed for patent or regulatory purposes.

7.9 Subcontracts; Affiliates.

(a) Each Party may perform any of its Manufacturing and supply obligations under the Joint Manufacturing Plan through one or more Third Party manufacturers, provided that (a) such Party remains responsible for the work allocated to, and payment to, such Third Party manufacturer to the same extent it would if it had done such work itself; (b) the Third Party manufacturer undertakes in writing commercially reasonable obligations of confidentiality and non-use regarding Confidential Information and Protected Product Information that are substantially the same as those undertaken by the Parties with respect to Confidential Information pursuant to Article 13 hereof, except that [*] may be [*] as can reasonably be [*], but in any case [*] shall have a [*] that is [*]; (c) the Third Party manufacturer agrees in writing to assign or license back (with the right to sublicense) all intellectual property with respect to Collaboration Molecules or Products developed in the course of performing any such Manufacturing to the Party retaining such Third Party manufacturer (except that such Party shall have the right to agree to [*]). In addition to the foregoing, in each agreement with a Third Party manufacturer of Product that relates solely to Product and not other products, Astellas shall use commercially reasonable efforts to ensure that such manufacturing agreement be freely assignable to Medivation if this Agreement terminates. In each agreement with a Third Party manufacturer that Medivation uses in connection with the Manufacture of Product prior to the transfer to Astellas of primary operational responsibility with respect to such Manufacture, Medivation shall use commercially reasonable efforts to ensure that such manufacturing agreement is freely assignable to Astellas upon Astellas assuming such primary operational responsibility. A Party may also subcontract Manufacturing work on terms other than those set forth in this Section 7.9(a), with the prior approval of the JMC.

(b) Each Party may perform any of its manufacturing and supply obligations under the Joint Manufacturing Plan through one or more Affiliates, provided that any inter-company amounts or fees paid for any such services or Product or any intermediate used therein by such Party shall not be included in calculating “Manufacturing Costs” as defined in Article 1, and only those costs directly incurred by such Affiliate shall be so included.

7.10 Transfer of Manufacturing Technology. From time to time Medivation shall disclose and transfer to Astellas or any of its Affiliates, Sublicensees or a Third Party

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

manufacturer designated by Astellas all Medivation Know-How and all Joint Know-How Controlled by Medivation or its Affiliate as of the Effective Date and during the Term (to the extent not previously transferred or disclosed to Astellas, its Affiliate, Sublicensee or Third Party manufacturer, as applicable) that is reasonably necessary or useful for Astellas or such Third Party manufacturer (as appropriate) to Manufacture the MDV3100 Product, including the Initial MDV3100 Product and any [*] MDV3100 Product. Medivation shall provide such assistance and cooperation to Astellas or its designee(s) to permit Astellas or the designee(s), as applicable, to be qualified by all required Regulatory Authorities as a manufacturer(s) of each Product as soon as practicable. Medivation shall perform this technology transfer with respect to the Initial MDV3100 Product reasonably in advance of Astellas’s assumption of operational responsibility for commercial supply therefor (or earlier if requested by Astellas), and shall perform this technology transfer with respect to each [*] MDV3100 Product reasonably in advance of [*] therefor (or earlier if requested by Astellas). In addition, Medivation shall perform or renew this technology transfer and qualification with respect to any Product at Astellas’s request, and from time to time to the extent that Medivation acquires or develops new data, processes, know-how, or other Information relevant to the Manufacture of a Product. For the avoidance of doubt, nothing in this Section 7.10 with respect to Medivation’s obligation to transfer manufacturing know-how to Astellas shall limit Medivation’s right to use any Manufacturing know-how pursuant to the sublicense granted to Medivation in Section 8.2 in order to fulfill Medivation’s obligations in accordance with the Joint Manufacturing Plan. The reasonable costs and expenses incurred by Medivation in accordance with the Joint Manufacturing Plan, including without limitation any internal personnel costs, in carrying out such transfer shall be shared as a Joint Development Cost. The Parties shall work together to effectuate the contemplated transfer as expeditiously and efficiently as reasonably possible and in a manner to meet the Development and Commercialization timelines in the Joint Manufacturing Plan.

7.11 Use of Manufacturing Information. Astellas and/or its Affiliates and Third Party manufacturer shall use any Information transferred pursuant to Section 7.10 in accordance with the licenses granted in Section 8.1 and solely for the purpose of Manufacturing or otherwise Exploiting Products for uses permitted under this Agreement, and for no other purpose (provided, however, that, for the avoidance of doubt, such restriction shall not apply to the extent of any applicable exclusions in Article 13). Astellas acknowledges and agrees that Medivation may condition its agreement to transfer any Medivation Know-How to a Third Party manufacturer on the execution of a confidentiality agreement between such Third Party manufacturer and Medivation in which the Third Party manufacturer undertakes commercially reasonable obligations of confidentiality and non-use regarding Confidential Information and Protected Product Information, that are substantially the same as those undertaken by the Parties with respect to Confidential Information pursuant to Article 13, except that [*] may be [*] as can reasonably be [*], but in any case [*] shall have [*] that is [*].

7.12 Supply Agreement and/or Quality Agreement. The terms under which Medivation shall supply clinical supplies of Product shall be set forth in a supply agreement and/or a quality agreement to be entered into between the Parties within [*] after the Effective Date. Such supply agreement and/or such quality agreement shall each contain terms and

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

conditions that are consistent with this Agreement and are reasonable given the terms of the Collaboration.

ARTICLE 8

LICENSES AND EXCLUSIVITY

8.1 License to Astellas. Subject to the terms and conditions of this Agreement, Medivation hereby grants API an exclusive (including as to Medivation and its Affiliates), royalty-bearing, sublicensable (solely as permitted in accordance with Section 8.3) (a) license under the Medivation Technology and (b) sublicense under the UCLA Technology, in each case ((a) and (b)) to research, develop, use, manufacture, have manufactured, sell, offer for sale, commercialize, import, and otherwise exploit (collectively, “Exploit”) Collaboration Molecules and Products in the Field in the Territory. Without limitation of the right of API to grant sublicenses to any Affiliate pursuant to Section 8.3 (including API’s right to grant further sublicenses to AUS), it is understood and agreed that API intends to grant to AUS an exclusive, royalty-bearing, revocable, sublicensable (with rights for AUS to grant further sublicenses solely in accordance with Section 8.3) sublicense to sell and have sold Products in the Field in the Shared Territory.

8.2 Licenses to Medivation. Subject to the terms and conditions of this Agreement, API hereby grants Medivation a non-exclusive, non-sublicensable (except to subcontractors as permitted under Sections 3.6, 6.8 and 7.9, solely to permit such subcontractors to perform Medivation’s assigned responsibilities under any Joint Development Plan, Joint Manufacturing Plan, Joint Medical Affairs Plan or Joint Commercialization Plan), royalty-free, fully-paid license under the Astellas Technology, and sublicense under the Medivation Technology and UCLA Technology licensed to Astellas under Section 8.1, solely to conduct any and all activities assigned to Medivation under any Joint Development Plan, Joint Manufacturing Plan, Joint Medical Affairs Plan or Joint Commercialization Plan, as applicable.

8.3 Sublicensing.

(a) Scope of Permissible Sublicensing. The license granted by Medivation to API in Section 8.1 may be sublicensed by Astellas to: (i) an Affiliate of Astellas without any requirement of consent, provided that such sublicense to an Affiliate of Astellas shall immediately terminate if and when such party ceases to be an Affiliate of Astellas or (ii) a Third Party only with the prior written consent of Medivation, provided that a sublicense may be granted without such consent (but with prompt written notice to Medivation) (A) to a Third Party solely with respect to a country of the Licensed Territory (other than [*]) if Astellas [*] in such country or Astellas [*] to Commercialize the Product by its Affiliate in such country or (B) to a subcontractor to perform Astellas’s assigned responsibilities under this Agreement or any Joint Development Plan, Joint Manufacturing Plan, Joint Medical Affairs Plan and/or Joint Commercialization Plan. The (sub)licenses granted by Astellas to Medivation in Section 8.2 may be sublicensed by Medivation to a subcontractor to perform Medivation’s assigned responsibilities under this Agreement or any Joint Development Plan, Joint Manufacturing Plan, Joint Medical Affairs Plan and/or Joint Commercialization Plan, upon

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

prompt written notice to Astellas. Nothing herein is intended to permit use of a Third Party to provide Sales Representatives in a manner that is contrary to Section 6.8(b).

(b) Sublicense Agreements. Astellas shall, in each agreement under which it grants a sublicense pursuant to Section 8.3(a)(ii) under the license set forth in Section 8.1 (each, a “Sublicense Agreement”), require the Sublicensee to provide the following to Medivation if this Agreement terminates, and to Astellas if only such Sublicense Agreement terminates: (i) the assignment and transfer of ownership and possession of, or a right of reference to, all Regulatory Materials and Regulatory Approvals Controlled by such Sublicensee (which assignment or right of reference could also be provided directly to Astellas prior to any such termination), but solely to the extent such assignment and transfer, or right of reference, would be required of Astellas under Section 14.5, and (ii) the assignment of, or a freely sublicensable exclusive license to, all intellectual property Controlled by such Sublicensee that covers or embodies a Product or Collaboration Molecule or its respective use, manufacture, sale, or importation and was conceived or reduced to practice by or on behalf of such Sublicensee during the exercise of its rights or fulfillment of its obligations pursuant to such Sublicense Agreement, but solely to the extent such assignment or exclusive license would be required of Astellas under Section 14.5(a). Each Sublicense Agreement shall be subject to the applicable terms and conditions of this Agreement. For clarity, in the case of any subcontractor, this Section 8.3(b) shall not apply but Astellas shall comply with Section 3.6, 6.8 or 7.9, as applicable.

8.4 Distributorships and Co-Promotion Rights.

(a) Distributorships. Astellas shall have the right to appoint its Affiliates, and Astellas and its Affiliates shall have the right, in their sole discretion, to appoint any other Persons, in any country(ies) in the Territory in accordance with Astellas’s typical practices for its proprietary products, to distribute, market, and sell Products (but not to [*] Products, except that a grant of [*] in order to comply with Applicable Law or to the extent such grant is in accordance with Astellas’s typical practices for its proprietary products). If Astellas or its Affiliates appoints such a Person and such Person is not an Affiliate of Astellas, that Person shall be a “Distributor” for purposes of this Agreement. Any agreement between a Distributor and Astellas or its Affiliates regarding a Product shall be on commercially reasonable and arm’s-length terms. The term [*] in this Section 8.4(a) shall mean the right for the Distributor to [*] Products or components thereof supplied in [*] into [*].

(b) Promotion Rights. For the avoidance of doubt, subject to Section 6.8(b), Astellas and its Affiliates shall have the right to co-promote the Products with any other Person(s) (in addition to Medivation), or to appoint one or more Third Parties to promote the Products without Astellas, (i) in all or any part of the Licensed Territory, or (ii) in the Shared Territory to the extent permitted in the Joint Commercialization Plan or otherwise approved by the JCC or JSC.

8.5 UCLA Agreement. The sublicenses granted by Medivation under the UCLA Technology are subject to the terms and conditions of the UCLA Agreement, including: (a) the reservation of rights in favor of the Regents, HHMI, and the U.S. government, as set forth in

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Article 2 of the UCLA Agreement and (b) the requirement that any products embodying the licensed invention or produced through such invention’s use be manufactured in the U.S. to the extent required by 35 U.S.C. §§ 201-212. Notwithstanding the foregoing, Medivation shall continue to be responsible for performing all obligations due to Regents and HHMI (and, if applicable, the U.S. government) that are set forth in the UCLA Agreement, subject to Section 8.8(a).

8.6 Negative Covenant. Each Party covenants that it will not knowingly use or practice any of the other Party’s intellectual property rights licensed to it under this Article 8 in a manner that would constitute infringement or misappropriation of such intellectual property rights except for the purposes expressly permitted in the applicable license grant.

8.7 No Implied Licenses. Except as explicitly set forth in this Agreement, neither Party grants to the other Party any license, express or implied, under its intellectual property rights.

8.8 Third Party Payments.

(a) All [*] owed under [*] of the UCLA Agreement shall be (i) shared by the Parties as Joint Commercialization Costs to the extent such [*] are with respect to [*] in [*] by [*] and (ii) borne solely by Astellas to the extent such [*] are with respect to [*] in [*] by [*]. Medivation shall be solely responsible for (A) [*] under the UCLA Agreement, including [*] thereunder, and (B) unless otherwise agreed by Astellas in writing, any and all other payments due under any license agreement (other than the UCLA Agreement) entered into by Medivation and any Third Party, whether prior to, on or after the Effective Date, except to the extent such payments constitute Third Party Payments hereunder (in which event each Party’s respective responsibility for such payments shall be as set forth in Section 8.8(b)).

(b) The Parties acknowledge that during the Term, the JSC may determine that planned activities or Product features under this Agreement with respect to Collaboration Molecules or Products may require or benefit from a license under additional Third Party intellectual property other than the UCLA Technology. The Parties agree that the payments to any Third Party in respect of any such license [*] or [*] shall be deemed a “Third Party Payment” and subject to this Section 8.8. Responsibility for Third Party Payments shall be as follows:

(i) Medivation shall be responsible for all Third Party Payments with respect to licenses under [*] that [*] (in the [*] existing as of the Effective Date) for the [*], including, for clarity, any [*] resulting from the exercise of such license with respect to any [*]. Medivation shall have sole responsibility and authority for negotiating the terms of any such license, subject to the approval of Astellas, not to be unreasonably delayed or withheld.

(ii) Any Third Party Payments (other than Third Party Payments covered in Section 8.8(b)(i)) that are (A) with respect to intellectual property that is [*] and [*] or by [*], and (B) payable with respect to the [*] or [*] the [*], will constitute Joint Development

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Costs or Joint Commercialization Costs, as applicable, and be shared by the Parties pursuant to the profit sharing mechanism under this Agreement.

(iii) Astellas shall be responsible for all Third Party Payments, other than those described in Sections 8.8(b)(i) and 8.8(b)(ii), payable with respect to [*] of [*] or otherwise payable in connection with [*].

(iv) If the Parties disagree as to whether certain [*] as set forth in clause (i), such dispute (but no other dispute concerning whether a payment to a Third Party qualifies as a Third Party Payment under this Section 8.8(b) or any particular clause thereof) shall be resolved by a Patent Expert pursuant to Section 15.10. In the event such Patent Expert concludes that the [*] as set forth in clause (i), payments to the Third Party in respect of a license to Exploit any [*] shall be allocated under clause (i) as if such license had been approved by the JSC in accordance with the first paragraph of this Section 8.8(b).

8.9 Exclusivity.

(a) Restriction. Each Party hereby covenants that, on a country-by-country basis, during [*], neither it nor its Affiliates will, directly or indirectly, by itself or with a Third Party, market, promote or sell, or manufacture or distribute for commercial purposes, except as permitted in Section 8.9(b), any Restricted Product.

(b) Notwithstanding Section 8.9(a), if Astellas or any of its Affiliates, either as a result of (x) the internal development efforts of Astellas or any of its Affiliates or (y) an Acquisition, obtains an ownership, license or other rights to a Restricted Product (or, as a result of the Acquisition has as an Affiliate a Person that has an ownership, license or other rights to a Restricted Product), then Astellas or its Affiliate shall promptly notify Medivation in writing (such notice, a “Restricted Product Notice”) no later than the Required Notice Date that Astellas is electing to:

(i) divest itself of such Restricted Product in such country via a transaction in which Astellas no longer has an economic interest in the future sales performance of the Restricted Product in such country and notify Medivation in writing of such divestiture, provided that such divestiture is completed within (A) [*] of the Required Notice Date in the case of [*], and (B) prior to [*] of the [*], in the case of a Restricted Product that is not then being offered for commercial sale (the “Divestment Period”);

(ii) [*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(iii) terminate the Agreement [*] with respect to the Region in which such country is located; or

(iv) refrain, and cause its Affiliates to refrain, during [*] from directly or indirectly, by itself or with a Third Party, from marketing, promoting or selling, or manufacturing or distributing for commercial sale in such country such Restricted Product, or, in the case of any such Restricted Product with respect to which first commercial sale has occurred prior to the Required Notice Date, cease engaging in such prohibited activities with respect to such Restricted Product during [*] (in which event Astellas or its Affiliate, as applicable, shall have a period of [*] days after the Required Notice Date to sell off existing inventory or work-in-progress with respect to such country).

As used herein, “Required Notice Date” means first to occur of (A) the [*] day following the receipt of Regulatory Approval for the Restricted Product and (B) the first commercial sale of such Restricted Product; provided, however, that the Required Notice Date for a Restricted Product resulting under Section 8.9(b)(y) shall in no event be prior to the [*] day following the consummation of the applicable Acquisition.

For clarity, in any circumstance when Astellas complies with Section 8.9(b), Astellas shall not be in breach of Section 8.9(a). Moreover, in circumstances where Astellas notifies Medivation that it intends to divest the Restricted Product pursuant to Section 8.9(b)(i), and fails despite reasonable efforts to complete such divestiture within the Divestment Period, Astellas shall not be in breach of this Section 8.9, provided that Astellas pays to Medivation the amounts required pursuant to Section 8.9(b)(ii) with respect to any sales of Restricted Product occurring after the Divestment Period and during [*].

8.10 Additional Covenant Concerning Collaboration Molecules and Products.

(a) During the Term, neither Party nor any of its Affiliates will Develop or Commercialize any Product or Collaboration Molecule except pursuant to the Collaboration as set forth in this Agreement.

(b) During the Term, neither Party nor any of its Affiliates will [*] using any [*] except pursuant to the Collaboration as set forth in this Agreement.

(c) Notwithstanding anything contained in this Section 8.10 or any other term or condition of this Agreement to the contrary, nothing in this Agreement prohibits a Party or its Affiliates from conducting (i) [*] or (ii) [*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

[*]; provided in each case ((i) and (ii)) that such [*] or [*] is designed or intended to further the research or development of, or support receipt of any regulatory approval for, [*].

ARTICLE 9

FINANCIALS

9.1 License Fee. No later than five (5) Business Days after the Effective Date, Astellas shall pay to Medivation a non-refundable, non-creditable license fee of One Hundred Ten Million Dollars ($110,000,000).

9.2 Reconciliation/Reimbursement for the Shared Territory Prior to Commercialization. Within [*] days after the end of each calendar quarter prior to the calendar quarter in which the First Commercial Sale of a Product occurs in the Shared Territory, Medivation and AUS shall submit to a finance officer designated by Medivation and a finance officer designated by AUS (the “Finance Officers”) a report setting forth the Joint Development Costs, Joint Medical Affairs Costs and Joint Commercialization Costs it incurred in such calendar quarter with respect to each Product. Each such report shall specify in reasonable detail all such costs, and, if requested by Medivation or AUS, any invoices or other supporting documentation for any payments to a Third Party that individually exceed [*] or with respect to which documentation is otherwise reasonably requested shall be promptly provided. Within [*] Business Days after receipt of such reports, the Finance Officers shall confer and agree in writing on whether a reconciliation payment is due from Medivation to AUS or AUS to Medivation, and if so, the amount of such reconciliation payment, so that Medivation and AUS share Joint Development Costs, Joint Medical Affairs Costs and Joint Commercialization Costs in accordance with this Agreement. Medivation or AUS, as applicable, if required to pay such reconciliation payment, shall submit such payment to AUS or Medivation, respectively, as applicable, within [*] Business Days after the end of such [*] Business Day conferral period; provided, however, that in the event of any disagreement with respect to the calculation of such reconciliation payment, any undisputed portion of such reconciliation payment shall be paid in accordance with the foregoing timetable and the remaining, disputed portion shall be paid within [*] Business Days after the date on which Medivation and AUS, using good faith efforts, resolve the dispute. In addition, following the Effective Date, each Party shall consider in good faith other reasonable procedures proposed by the other Party for sharing financial information in order to permit each Party to close its books periodically in a timely manner. For the avoidance of doubt, no cost or expense shall be counted more than once in calculating Joint Development Costs, Joint Medical Affairs Costs and Joint Commercialization Costs, even if such costs or expense falls into more than one of the cost categories that comprise Joint Development Costs, Joint Medical Affairs Costs and Joint Commercialization Costs.

9.3 Profit Sharing in the Shared Territory Following Commercialization. The terms and conditions of this Section 9.3 shall govern the rights and obligations of Medivation and AUS with respect to Operating Profits (or Losses) relating to each Product in the Shared Territory. For clarity, Medivation shall have no right to share Operating Profits, and no

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

obligation to bear any Operating Losses, with respect to any Product in the Licensed Territory, and Medivation shall instead be entitled to receive from API royalties pursuant to Section 9.6.

(a) Share of Operating Profits and Operating Losses. For so long as Product is being sold in the Shared Territory, Medivation and AUS shall share all Operating Profits and all Operating Losses (as applicable) for each Product in the Shared Territory on the basis of fifty percent (50%) to AUS and fifty percent (50%) to Medivation.

(b) Calculation and Payment. Within [*] after the end of each calendar quarter beginning with the calendar quarter in which the First Commercial Sale of a Product occurs in the Shared Territory, AUS shall report to the Finance Officers its Net Sales, and Medivation and AUS shall each report to the Finance Officers its Joint Development Costs, Joint Medical Affairs Costs and Joint Commercialization Costs incurred by it in such calendar quarter for each Product. Each such report shall specify in reasonable detail all deductions allowed in the calculation of such Net Sales and all expenses included in Joint Development Costs, Joint Medical Affairs Costs, and Joint Commercialization Costs, and, if requested by Medivation or AUS, any invoices or other supporting documentation for any payments to a Third Party that individually exceed [*] or with respect to which documentation is otherwise reasonably requested shall be promptly provided. Within [*] Business Days after receipt of such reports, the Finance Officers shall confer and agree upon in writing a consolidated financial statement setting forth the Operating Profit or Operating Loss for such calendar quarter for such Product in the Shared Territory and calculating each Party’s share of such Operating Profit or Operating Loss. Within [*] Business Days after such [*] Business Day conferral period, Medivation or AUS, as applicable, shall make a payment to AUS or Medivation respectively, as applicable, so that each of Medivation and AUS has been compensated for its respective share of such Operating Profits, or has borne its respective share of such Operating Loss, as applicable, after giving effect to the Net Sales invoiced by AUS and the Joint Development Costs, Joint Medical Affairs Costs, and Joint Commercialization Costs incurred by Medivation and AUS with respect to such Product in such calendar quarter; provided, however, that in the event of any disagreement with respect to the calculation of such payment, any undisputed portion of such payment shall be paid in accordance with the foregoing timetable and the remaining, disputed portion shall be paid within [*] Business Days after the date on which Medivation and AUS, using good faith efforts, resolve the dispute. In addition, following the Effective Date, each Party shall consider in good faith other reasonable procedures proposed by the other Party for sharing financial information in order to permit each Party to close its books periodically in a timely manner. For the avoidance of doubt, no cost or expense shall be counted more than once in calculating Joint Development Costs, Joint Medical Affairs Costs and Joint Commercialization Costs, even if such costs or expense falls into more than one of the cost categories that comprise Joint Development Costs, Joint Medical Affairs Costs and Joint Commercialization Costs.

(c) Consistency with Accounting Treatment. All calculations of Joint Development Costs, Joint Medical Affairs Costs, Joint Commercialization Costs, Operating Profit and Operating Loss hereunder shall be made in accordance with GAAP, including the provisions thereof regarding expense recognition, as applied by Medivation and AUS consistently with their application in their respective external financial reporting.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

9.4 Regulatory Milestone Payments.

(a) Astellas shall make milestone payments to Medivation based on achievement by Astellas, its Affiliate or a Sublicensee (or, if applicable, by Medivation) of the development and regulatory milestone events in the specified indications as set forth in this Section 9.4(a).

Milestone Event	[*] Indication	[*] Indication	[*] Indication
[*]	[*]	[*]	[*]

(b) Clarification. Each milestone payment in Section 9.4(a) shall be paid only once, without regard to whether two or more Products ultimately achieve the applicable milestone event. The maximum total amount of payment to Medivation pursuant to Section 9.4(a) shall be Three Hundred Thirty-Five Million Dollars ($335,000,000).

(c) Backup Products. For any Backup Product that first achieves one or more of the above described milestone events, the milestone payment(s) listed above shall be [*], and such milestone payment(s) shall not be payable if any other Product later achieves such milestone(s).

(d) Milestone Events for [*] Indication. In the event that a patient is dosed in a Phase 3 Clinical Trial that is designed specifically to support receipt of Regulatory Approval for [*] and the [*], upon achievement of such milestone event the total milestone payment due will equal [*], and thereafter no milestone payment shall be payable for the first dosing of a patient in a [*] for [*] Indication or the [*] Indication. In the event that any of the other above milestone events is achieved for the [*] Indication, then upon achievement of such milestone event the total milestone payment due will equal [*] (provided that the applicable milestone payment for the [*] Indication has not previously been paid), and thereafter the applicable milestone payment for the [*] Indication shall not be payable. By way of example, upon [*] in the [*] for the [*] Indication, the total milestone payment due shall be [*], provided that the [*] milestone payment for achieving such milestone event with respect to the [*] Indication had not been previously paid (and thereafter no milestone payment will be payable even upon the subsequent [*] in the [*] for the [*] Indication).

(e) Notice; Payment. Astellas shall notify and pay to Medivation the amounts set forth in this Section 9.4 within [*] days after the achievement of the applicable milestone event by Astellas, its Affiliate or a Sublicensee (or, if applicable, by Medivation). Each such payment shall be made by wire transfer of immediately available funds into an account designated by Medivation. Each such payment is nonrefundable and noncreditable against any other payments due hereunder.

9.5 Sales Milestone Payments.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(a) Events. Astellas shall make each of the sales milestone payments indicated below to Medivation when aggregate annual Net Sales of all Products across all indications in the Territory in a given calendar year first reach the dollar values indicated below during the Term.

Aggregate Net Sales in a Given Calendar Year	Payment
[*]	[*]

Each milestone in this Section 9.5(a) shall be paid only once during the Term. The maximum total amount of payment to Medivation pursuant to this Section 9.5(a) shall be Three Hundred Twenty Million Dollars ($320,000,000).

(b) Notice; Payment. Astellas shall notify and pay to Medivation the amounts set forth in Section 9.5(a) within [*] days after the end of the calendar quarter during which the applicable milestone event has been achieved. Each such payment shall be made by wire transfer of immediately available funds into an account designated by Medivation. Each such payment is nonrefundable and noncreditable against any other payments due hereunder.

9.6 Royalties.

(a) Licensed Territory. Astellas shall pay to Medivation non-refundable, non-creditable royalties on the amount of aggregate Net Sales of each Product in the Licensed Territory in each calendar year, as calculated by multiplying the applicable royalty rates set forth below by the corresponding amount of incremental Net Sales in the Licensed Territory of such Product in such calendar year.

Net Sales in the Licensed Territory (Per Product)	Royalty Rate
Portion less than or equal to [*]	[*]
Portion greater than [*] and less than or equal to [*]	[*]
Portion greater than [*] and less than or equal to [*]	[*]
Portion greater than [*]	[*]

By way of example, and without limitation, if the aggregate Net Sales of a Product in the Licensed Territory in a particular calendar year is [*], the amount of royalties payable under this Section 9.6(a) (prior to giving effect to any other term or conditions of this Agreement, including any adjustment or offset required or permitted hereunder) shall be as follows: [*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b) Royalty Term. Astellas’s obligation to pay royalties under this Section 9.6 with respect to a particular Product in each country in the Licensed Territory will commence upon the First Commercial Sale of such Product in such country and will end on the earliest date on which all of the following are true: [*] (such period, the “Royalty Term”).

(c) Backup Products. For any Backup Product, the royalty rates provided in this Section 9.6 shall be [*].

(d) Royalty Payments and Reports. All amounts payable to Medivation pursuant to this Section 9.6 shall be paid in U.S. dollars within [*] days after the end of each calendar quarter with respect to Net Sales in such calendar quarter. Each payment of royalties due to Medivation shall be accompanied by a statement, on a country-by-country basis, of the amount of gross sales of Products in the Licensed Territory during the applicable calendar quarter, a calculation of Net Sales in the Licensed Territory showing with reasonable specificity the aggregate deductions from gross sales provided for in the definition of Net Sales during such calendar quarter, and a calculation of the amount of royalty payment due on such sales for such calendar quarter.

(e) Following Royalty Term. Upon expiration of the Royalty Term with respect to a Product in a country, Astellas’s license with respect to the Product in such country shall become non-exclusive, fully paid-up, perpetual, and irrevocable; no royalties or milestone payments shall be due thereafter with respect to Net Sales of the Product in such country; and such Net Sales shall be excluded from the calculation of sales milestones and royalty tiers under this Article 9. Astellas and its Affiliates and Sublicensees shall have the right to continue Exploiting the Product and using all Medivation Know-How and Medivation’s interests in Joint Inventions in connection therewith on a non-exclusive basis in such country.

9.7 Other Amounts Payable. Within [*] days after the end of each calendar quarter, each Party shall invoice the other Party for any amounts owed by the other Party under this Agreement that are not otherwise accounted for in this Article 9, including payments in respect of recall expenses pursuant to Section 4.2, Third Party Payments that are the responsibility of one Party or the other pursuant to Section 8.8(b)(i) or 8.8(b)(iii), and payments made on account of expenses and recoveries pursuant to Section 10.4(d). The invoicing Party shall have the right to offset part or all of such invoiced amount against payments owed to the other Party by the invoicing Party pursuant to this Article 9 (including payments in respect of milestones, royalties, or Operating Profit or Loss). The owing Party shall pay any undisputed amounts that have not been so offset within [*] days of receipt of the invoice, and any disputed amounts owed by a Party shall be paid (or offset) within [*] days of resolution of the dispute.

9.8 Taxes.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(a) Taxes on Income. Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the collaborative efforts of the Parties under this Agreement.

(b) Tax Cooperation. The Parties agree to cooperate with one another and use reasonable efforts to avoid or reduce tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made by Astellas to Medivation under this Agreement. Without limiting the generality of the foregoing, Medivation shall provide Astellas any tax forms and other information that may be reasonably necessary in order for Astellas to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Medivation shall provide any such tax forms to Astellas at least [*] days prior to the due date for any payment for which Medivation desires that Astellas apply a reduced withholding rate. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Law, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax.

(c) Payment of Tax. To the extent Astellas is required by Applicable Law to deduct and withhold taxes on any payment to Medivation, Astellas shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to Medivation an official tax certificate or other evidence of such withholding sufficient to enable Medivation to claim such payment of taxes.

(d) Treatment of Certain Withholding Taxes. If Astellas is [*] deduct and withhold taxes on any payment to Medivation and such withholding obligation arises either (i) with respect to [*] (a “Specified [*]”) or (ii) as a result of any action by Astellas that has the effect of modifying the tax treatment of the Parties hereto (including any assignment or sublicense, or any failure on the part of Astellas to comply with Applicable Law or filing or record retention requirements) (an “Astellas Withholding Tax Action”), then the sum payable by Astellas (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that Medivation actually receives, as appropriate, a sum equal to the Specified Payment or the sum that it would have received had no such Astellas Withholding Tax Action occurred; provided, however, that no such increase shall apply to the extent such increase would have resulted (x) from a change in Applicable Law increasing the applicable withholding tax rate, which change occurs after the Effective Date, (y) in circumstances where actions or inactions of Medivation or any of its Affiliates cause a change in the applicable withholding tax rate, for example, the failure of Medivation to timely provide to Astellas the appropriate treaty forms and the certificate of residence necessary for Astellas to withhold at a more favorable rate or (z) from the failure of Medivation to meet a limitation of benefits provision of the US/Japan Tax Treaty.

9.9 Blocked Currency. In each country where the local currency is blocked and cannot be removed from the country, royalties accrued on Net Sales in that country shall be paid to Medivation in the equivalent amount in U.S. dollars.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

9.10 Foreign Exchange. The rate of exchange to be used in computing the amount of currency equivalent in U.S. dollars of Net Sales invoiced and Joint Development Costs, Joint Commercialization Costs and Joint Medical Affairs Costs incurred in other currencies shall be made at the average T.T.M. rate published by the Bank of Tokyo Mitsubishi UFJ, Ltd. in Japan for the first, middle and last Business Day of the applicable reporting period for the payment due.

9.11 Late Payments. If a Party does not receive payment of any sum due to it on or before the due date therefor, simple interest shall thereafter accrue on the sum due to such Party from the due date until the date of payment at a per-annum rate of [*] or the maximum rate allowable by Applicable Law, whichever is less.

9.12 Financial Records; Audits. Each Party shall maintain complete and accurate records in sufficient detail to permit the other Party to confirm the accuracy of the amount to be reimbursed, pursuant to this Article 9, with respect to Joint Development Costs, Joint Commercialization Costs, Joint Medical Affairs Costs or other amounts to be reimbursed or shared hereunder incurred or generated (as applicable) by such Party, achievement of sales milestones, royalty payments and other compensation or reimbursement payable under this Agreement. Upon reasonable prior notice, such records shall be open during regular business hours for a period of [*] years from the creation of individual records for records pertaining to activities in [*], and for a period of [*] years from the creation of individual records for all other records, in each case, for examination at the auditing Party’s expense, and not more often than once each calendar year, by an independent certified public accountant selected by the auditing Party and reasonably acceptable to the audited Party for the sole purpose of verifying for the auditing Party the accuracy of the financial statements or reports or sales milestone notices furnished by the audited Party pursuant to this Agreement or of any payments made, or required to be made, by or to the audited Party to the other pursuant to this Agreement. Any such auditor shall not disclose the audited Party’s confidential information to the auditing Party, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by the audited Party or the amount of payments due by the audited Party under this Agreement. Any amounts shown to be owed but unpaid, or overpaid and in need of reimbursement, shall be paid or refunded (as the case may be) within [*] days after the accountant’s report, plus interest (as set forth in Section 9.11) from the original due date (unless (x) challenged in good faith by the audited Party, in which case any undisputed portion shall be paid in accordance with the foregoing timetable, any dispute with respect to such challenge shall be resolved in accordance with Article 15, any remaining disputed portion shall be paid within [*] days after resolution of the dispute, and interest shall not accrue with respect to the disputed portion during the period of time the dispute is being resolved; or (y) such underpayment or overpayment resulted from a discrepancy in a report that the other party provided, in which case no interest shall be due with respect thereto). The auditing Party shall bear the full cost of such audit unless such audit reveals an overpayment to, or an underpayment by, the audited Party that resulted from a discrepancy in a report that the audited Party provided to the other Party during the applicable audit period, which underpayment or overpayment was more than [*] of the amount set forth in such report, in which case the audited Party shall bear the full cost of such audit.

9.13 Manner and Place of Payment. All payments owed under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

writing by Medivation or Astellas (as applicable), unless otherwise specified in writing by such Party.

ARTICLE 10

INTELLECTUAL PROPERTY

10.1 Ownership of Inventions. As between the Parties, each Party shall own all inventions, improvements, and Information conceived, discovered, developed or otherwise made, as necessary to establish authorship, inventorship or ownership under Applicable Law, solely by or on behalf of such Party (or its Affiliates, independent contractors or sublicensees (including Sublicensees) or its or their respective directors, officers, employees or agents) in the course of conducting such Party’s activities under this Agreement, whether or not patentable (collectively, “Sole Inventions”), and any and all Patent and other intellectual property rights thereto. As between the Parties, each Party shall own an equal, undivided interest in all inventions, improvements and Information that are conceived, discovered, developed or otherwise made, as necessary to establish authorship, inventorship or ownership under Applicable Law, jointly by or on behalf of each Party (or their respective Affiliates, independent contractors or sublicensees (including Sublicensees) or its or their respective directors, officers, employees or agents) in the course of performing activities under this Agreement, whether or not patentable (collectively, “Joint Inventions”), and any and all Patent and other intellectual property rights thereto. Each Party shall have full rights to license, assign and exploit such Joint Inventions (and any Patents arising therefrom) anywhere in the world, without any requirement of gaining the consent of, or accounting to, the other Party, subject to the licenses granted herein and subject to any other intellectual property held by such other Party. Authorship, inventorship, or ownership, as applicable, shall be determined in accordance with U.S. laws. Notwithstanding the foregoing, ownership of Regulatory Materials and Regulatory Approvals shall be governed by Section 4.1(d).

10.2 Disclosure of Inventions. Each Party shall promptly disclose to the other all Sole Inventions and all Joint Inventions, in each case including all invention disclosures or other similar documents submitted to such Party by its, or its Affiliates’, independent contractors’ or sublicensees’ (including Sublicensees’) directors, officers, employees or agents describing such Sole Inventions or Joint Inventions, as applicable.

10.3 Prosecution of Patents.

(a) Medivation Patents. Except as otherwise provided in this Section 10.3(a), as between the Parties, Medivation shall have the sole right and authority to prepare, file, prosecute (including the defense of any oppositions, interferences, reissue proceedings, reexaminations and other post-grant proceedings originating in a patent office) and maintain the Medivation Patents in any jurisdiction in the Territory. Medivation shall provide Astellas reasonable opportunity to review and comment on such filing and prosecution efforts regarding such Medivation Patents in the Territory reasonably prior to any submissions with applicable patent authorities. Medivation shall provide Astellas with a copy of material communications from any patent authority in the Territory regarding such Medivation Patents, and shall provide

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

drafts of any material filings or material responses to be made to such patent authorities a reasonable amount of time in advance of submitting such filings or responses so that Astellas may have an opportunity to review and comment thereon. If Medivation determines in its sole discretion to abandon, cease prosecution or not maintain any Medivation Patent anywhere in the Territory, then Medivation shall provide Astellas written notice of such determination at least [*] days before any deadline for taking action to avoid abandonment (or other loss of rights) and upon Astellas’s request, Medivation shall assign all of its rights, title and interest in such Medivation Patent to Astellas at no cost to Astellas, and such Patent shall no longer be deemed a Medivation Patent. If Astellas desires Medivation to file, in a particular jurisdiction in the Territory, a Medivation Patent that claims priority to (or is based on the subject matter of) another Medivation Patent, Astellas shall provide written notice to Medivation requesting that Medivation file such patent application in such jurisdiction. If Astellas provides such written notice to Medivation, Medivation shall either (i) file, prosecute and maintain such patent application and maintain any patent issuing thereon in such jurisdiction, or (ii) notify Astellas that Medivation does not desire to file, prosecute or maintain such patent application and, upon Astellas’s request, Medivation shall assign all of its rights, title and interest in such Medivation Patent to Astellas at no cost to Astellas, and such Patent shall no longer be deemed a Medivation Patent. Astellas’s rights under this Section 10.3(a) with respect to any Medivation Patent licensed to Medivation by a Third Party after the Effective Date shall be subject to the rights of such Third Party to file, prosecute, and/or maintain such Medivation Patent. Medivation shall be responsible for all costs incurred by it in the course of preparing, filing, prosecuting and maintaining the Medivation Patents, without reimbursement by Astellas. If Astellas assumes responsibility for any Medivation Patents pursuant to clause (ii) above, then all costs incurred by Astellas in the course of course of preparing, filing, prosecuting and maintaining such Medivation Patents shall be borne by Astellas, without reimbursement by Medivation.

(b) UCLA Technology. [*] Medivation shall provide Astellas reasonable opportunity to review and comment on any documents relating to such filing and prosecution efforts that the Regents provide to Medivation or that Medivation intends to send to the Regents. Medivation shall not [*] to [*] any UCLA Technology anywhere in the Territory unless Medivation obtains for Astellas, at least [*] days before any [*] for [*] to [*], the [*] to [*] such UCLA Technology in the Territory on behalf of the Regents. Medivation shall be responsible for all costs incurred by it or the Regents in the course of the preparing, filing, prosecuting and maintaining the UCLA Technology by the Regents, without reimbursement by Astellas. If Astellas assumes responsibility for any UCLA Technology [*], then all costs incurred by Astellas in the course of course of preparing, filing, prosecuting and maintaining such UCLA Technology shall be borne by Astellas, without reimbursement by Medivation.

(c) Astellas Patents. Except as otherwise provided in this Section 10.3(c), Astellas shall have the sole right and authority to prepare, file, prosecute (including any

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

oppositions, interferences, reissue proceedings, reexaminations and other post-grant proceedings) and maintain the Astellas Patents in any jurisdiction in the Territory. Astellas shall provide Medivation reasonable opportunity to review and comment on such prosecution efforts regarding such Astellas Patents in the Territory. Astellas shall provide Medivation with a copy of material communications from any patent authority in the Territory regarding such Astellas Patents, and shall provide drafts of any material filings or responses to be made to such patent authorities a reasonable amount of time in advance of submitting such filings or responses. Astellas shall be responsible for all costs incurred by it in the course of preparing, filing, prosecuting and maintaining the Astellas Patents, without reimbursement by Medivation.

(d) Joint Patents. With respect to any potentially patentable Joint Invention, Astellas shall have the first right, but not the obligation, to prepare patent applications based on such Joint Invention, to file and prosecute (including the defense of any oppositions, interferences, reissue proceedings, reexaminations and other post-grant proceedings originating in a patent office) and maintain such patent applications, and any Patents issuing therefrom (any such patent application and Patents, a “Joint Patent”), in any jurisdictions throughout the Territory. If Astellas determines in its sole discretion to abandon, cease prosecution or otherwise not file or maintain any Joint Patent anywhere in the Territory, then Astellas shall provide Medivation written notice of such determination at least [*] days before any deadline for taking action to avoid abandonment (or other loss of rights) and shall provide Medivation with the opportunity to prepare, file, prosecute and maintain such Joint Patent. The Party that is responsible for preparing, filing, prosecuting, and maintaining a particular Joint Patent (the “Prosecuting Party”) shall provide the other Party reasonable opportunity to review and comment on such prosecution efforts regarding such Joint Patent, and such other Party shall provide the Prosecuting Party reasonable assistance in such efforts. The Prosecuting Party shall provide the other Party with a copy of all material communications from any patent authority in the applicable jurisdictions regarding the Joint Patent being prosecuted by such Party, and shall provide drafts of any material filings or responses to be made to such patent authorities a reasonable amount of time in advance of submitting such filings or responses. In particular, each Party agrees to provide the other Party with all information necessary or desirable to enable the other Party to comply with the duty of candor/duty of disclosure requirements of any patent authority. Either Party may determine that it is no longer interested in supporting the continued prosecution or maintenance of a particular Joint Patent in a country or jurisdiction, in which case: (i) the disclaiming Party shall, if requested in writing by the other Party, assign its ownership interest in such Joint Patent in such country or jurisdiction to the other Party for no additional consideration; and (ii) if such assignment is effected, any such Joint Patent would thereafter be deemed a Medivation Patent in the case of assignment to Medivation, or an Astellas Patent in the case of assignment to Astellas; provided, however, that the disclaiming party and any Affiliate thereof would have an immunity from suit under such Medivation Patent or Astellas Patent, as the case may be, in the applicable country or jurisdiction. In addition, any Joint Patent that becomes a Medivation Patent pursuant to the preceding sentence shall be excluded from the license granted to API in Section 8.1 but claims therein shall continue to be eligible to be included in the definition of a Valid Claim for purposes of Section 9.6 in accordance with the terms and conditions of such definition. Each Party shall bear its own internal costs in respect of the prosecution of Joint Patents. Out-of-pocket costs incurred in respect of the prosecution and maintenance of Joint Patents shall be borne (i) [*] by Astellas and [*] by Medivation in the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Shared Territory and (ii) [*] by Astellas and [*] by Medivation in the Licensed Territory. In the event a Party elects to disclaim its interest in a Joint Patent, the costs incurred with respect to such Patent after the date of such disclaimer shall thereafter be borne exclusively by the other Party, without reimbursement or credit.

(e) Cooperation in Prosecution. Each Party shall provide the other Party all reasonable notice, assistance and cooperation in the Patent prosecution efforts provided above in this Section 10.3, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.

(f) Patent Term Extensions. Each Party shall consult with the other Party before applying for or obtaining any patent term extension or related extension of rights, including supplementary protection certificates and similar rights for any Collaboration Patents anywhere in the Territory. Neither Party shall proceed with such an extension except as follows. If the Parties disagree on the appropriate strategy with respect to an extension, the disagreement shall be resolved by the JSC. If the JSC is unable to reach consensus on the strategy, Astellas shall have the final say with respect to the matter; provided that Astellas considers, reasonably and in good faith all input received from Medivation, and provided further that Astellas exercises such final say in a manner reasonably believed to be in the best interests of the Development and Commercialization of Products. Each Party shall provide reasonable assistance to the other Party (and Medivation shall use commercially reasonable efforts to cause the Regents to provide reasonable assistance to Astellas) in connection with obtaining any such extensions for the Collaboration Patents consistent with such strategy. To the extent reasonably and legally required in order to obtain any such extension in a particular country, each Party shall make available to the other a copy of the necessary documentation to enable such other Party to use the same for the purpose of obtaining the extension in such country.

(g) Orange Book Listings. Astellas shall have the sole right to make any filing with respect to any Collaboration Patent in connection with the FDA’s Orange Book, under the national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83 or other international equivalents. Astellas shall consult with Medivation regarding the strategy therefor. If the Parties disagree on the appropriate strategy with respect to such a filing, the disagreement shall be resolved by the JSC. If the JSC is unable to reach consensus on the strategy, Astellas shall have the final say with respect to the matter; provided that Astellas considers, reasonably and in good faith all input received from Medivation, and provided further that Astellas exercises such final say in a manner reasonably believed to be in the best interests of the Development and Commercialization of Products. Each Party shall provide reasonable assistance to the other Party in connection with any such filing.

10.4 Infringement of Collaboration Patents by Third Parties.

(a) Notification. If either Party becomes aware of any infringement, threatened infringement, or alleged infringement of any Collaboration Patent (in each case, a “Third Party Infringement”) or either Party receives any notice of any certification filed under the US “Drug Price Competition and Patent Term Restoration Act” of 1984 (21 United States Code §355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV)), as amended or supplemented (or any successor

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

law) claiming that any Collaboration Patent is invalid or unenforceable or claiming that any Collaboration Patent will not be infringed by the manufacture, use, marketing, or sale of a product for which an application under such act is filed ([*] collectively with any Third Party Infringement, a “Product Infringement”), then each Party shall promptly (and in the case of an [*], no later than three (3) Business Days following receipt of such notice) notify the other Party in writing thereof, and, in the case of a Third Party Infringement, shall provide evidence in such Party’s possession demonstrating such threatened, alleged or actual infringement.

(b) Enforcement Rights.

(i) Medivation Patents and Joint Patents. Subject to Section 10.4(e) and the remainder of this Section 10.4(b)(i), Astellas shall have the first right, but not the obligation, to bring an appropriate suit or other action against any person or entity allegedly engaged in any Product Infringement of the Medivation Patents or the Joint Patents in the Territory (and to defend any related counterclaim), at Astellas’s expense. Astellas shall have a period of [*] days (or, in the case of [*], [*] days) after its receipt or delivery of notice and evidence pursuant to Section 10.4(a), to elect to so enforce such Medivation Patent or Joint Patent in the Territory (or to settle or otherwise secure the abatement of such Product Infringement). In the event Astellas does not so elect (or settle or otherwise secure the abatement of such Product Infringement), it shall so notify Medivation in writing, and Medivation shall have the right to commence a suit or take action to enforce the applicable Medivation Patents or Joint Patents with respect to such Product Infringement in the Licensed Territory (and to defend any related counterclaim), at Medivation’s expense. Each Party shall provide to the Party enforcing any such rights under this Section 10.4(b)(i) reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including joining such action as a party plaintiff if required to perfect or maintain jurisdiction to pursue such action. The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, and shall reasonably consider the other Party’s comments on any such efforts.

(ii) UCLA Technology. Subject to Section 10.4(e) and the remainder of this Section 10.4(b)(ii), Astellas shall have the first right, but not the obligation, to bring an appropriate suit or other action against any person or entity allegedly engaged in any Product Infringement of the UCLA Technology in the Territory (and to defend any related counterclaim), at Astellas’s expense. Astellas shall have a period of [*] days (or, in the case of [*] to the extent permitted under the UCLA Agreement, as amended, [*] days) after its receipt or delivery of notice and evidence pursuant to Section 10.4(a), to elect to so enforce such UCLA Technology in the Territory (or to settle or otherwise secure the abatement of such Product Infringement). In the event Astellas does not so elect (or settle or otherwise secure the abatement of such Product Infringement), it shall so notify Medivation in writing, and, as between the Parties, Medivation shall have the right to commence a suit or take action to enforce the applicable UCLA Technology with respect to such Product Infringement in the Licensed Territory (and to defend any related counterclaim), at Medivation’s expense. Each Party shall provide to the Party enforcing any such rights under this Section 10.4(b)(ii) reasonable assistance in such enforcement (such assistance shall include, if Astellas is the Party enforcing the rights,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Medivation [*] to [*] to [*] to [*] as [*] if required to [*] to [*]), at such enforcing Party’s request and expense, including joining such action as a party plaintiff if required to perfect or maintain jurisdiction to pursue such action. The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, and shall reasonably consider the other Party’s comments on any such efforts. Astellas acknowledges and agrees that, under the UCLA Agreement, Medivation is not permitted to initiate any such suit until [*] days following the date that the applicable Infringement Notice (as defined in the UCLA Agreement) takes effect (or within the applicable timeframe required by law if the Infringement Notice is predicated on the receipt of a notice of certification sent or filed pursuant to the U.S. “Drug Price Competition and Patent Term Restoration Act” of 1984 or any equivalent or similar notice or certification in any foreign jurisdiction, that the applicable UCLA Patent is invalid or unenforceable or claiming that the UCLA Patent will not be infringed by the Manufacture, use, marketing or sale of a product for which an application under the act is filed), and Astellas’s right to initiate any such suit shall be subject to the identical limitation. Astellas acknowledges and agrees that the Regents retains a secondary right to institute suit for patent infringement with respect to a Product Infringement, if, within [*] days following the date that the applicable Infringement Notice (as defined in the UCLA Agreement) takes effect, infringing activity of potential commercial significance by the infringer has not been abated and a suit has not been brought against the infringer, as set forth in more detail in the UCLA Agreement. In the event that the Regents institutes such a suit, Astellas shall have no further rights under this Section 10.4(b)(ii) with respect to the alleged infringement.

(iii) Astellas Patents. Astellas shall have the sole right, but not the obligation, to bring an appropriate suit or other action against any person or entity allegedly engaged in any Product Infringement of the Astellas Patents. Medivation shall provide reasonable assistance to Astellas in such enforcement, at Astellas’s request and expense. Astellas shall keep Medivation regularly informed of the status and progress of such enforcement efforts.

(c) Settlement. Without the prior written consent of the other Party, neither Party shall settle any claim, suit or action that it brought under this Section 10.4 involving Collaboration Patents in any manner that would negatively impact such intellectual property or that would limit or restrict the ability of either Party to sell Products anywhere in the Territory.

(d) Expenses and Recoveries. A Party bringing a claim, suit or action under Section 10.4(b)(i), 10.4(b)(ii), or 10.4(b)(iii) against any person or entity engaged in Product Infringement of the Collaboration Patents shall be solely responsible for any expenses incurred by such Party as a result of such claim, suit or action. If such Party recovers monetary damages from such Third Party in such suit or action, such recovery shall be allocated first to the reimbursement of any expenses incurred by the Parties in such litigation (including, for this purpose, a reasonable allocation of expenses of internal counsel) and, solely to the extent required by the UCLA Agreement, to reimburse the Regents for costs and expenses incurred by the Regents, and any remaining amount (after payment of any share thereof owed to the Regents under the UCLA Agreement) shall be distributed as follows: (1) to the extent the recovery related to infringing activities in the Shared Territory, [*] to Astellas and [*] to Medivation, and

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(2) to the extent the recovery related to infringing activities in the Licensed Territory, [*] to Astellas and [*] to Medivation.

(e) Patents Licensed from Third Parties. Each Party’s rights under this Section 10.4 with respect to any Collaboration Patent licensed to the other Party by a Third Party shall be subject to the rights of such Third Party to enforce such Collaboration Patent and/or defend against any claims that such Collaboration Patent is invalid or unenforceable.

10.5 Defense of Collaboration Patents. Except as set forth in Section 10.3(a), (b) or (c), to the extent any Party receives notice by counterclaim, or otherwise, alleging the invalidity or unenforceability of any Collaboration Patent, it shall bring such fact to the attention of the other Party, including all relevant information related to such claim. The Parties, through the JSC, shall discuss such claim. Where such allegation is made in an opposition, reexamination, interference or other patent office proceeding, the provisions of Section 10.3 shall apply. Where such allegation is made in a counterclaim to a suit or other action brought under Section 10.4, the provisions of Section 10.4 shall apply. In all other cases, (a) where such allegation relates to a Collaboration Patent within the Shared Territory, the JSC shall determine which Party is most appropriate to take the lead in defending such allegation and all reasonable costs incurred in connection with such defense shall be included as Joint Commercialization Costs, and (b) where such action relates to a Collaboration Patent within the Licensed Territory, Astellas shall have the first right to defend such action, at Astellas’s expense, and Medivation will cooperate with Astellas, at Astellas’s expense in such defense. In the event Astellas does not so elect to defend an action with respect to any Medivation Patent, Joint Patent, or UCLA Patent under this Section 10.5, it shall so notify Medivation in writing, and Medivation shall have the right to so defend such action in the Licensed Territory, at Medivation’s expense (but, for clarity, Medivation shall have no such right with respect to any Astellas Patent). Each Party shall provide to the Party defending any such rights under this Section 10.5 in the Licensed Territory all reasonable assistance in such enforcement, at such defending Party’s request and expense. The defending Party shall keep the other Party regularly informed of the status and progress of such efforts, and shall reasonably consider the other Party’s comments on any such efforts.

10.6 Defense of Infringement Actions. During the Term, each Party shall bring to the attention of the other Party all information regarding potential infringement or any claim of infringement of Third Party intellectual property rights in connection with the development, manufacture, production, use, importation, offer for sale, or sale of Products in the Territory. The Parties shall discuss such information and decide how to handle such matter. Subject to Article 12, each Party shall be solely responsible for defending any action, suit, or other proceeding brought against it alleging infringement of Third Party intellectual property rights in connection with its activities under this Agreement. This Section 10.6 shall not be interpreted as placing on either Party a duty of inquiry regarding Third Party intellectual property rights.

10.7 Patent Marking. Astellas shall, and shall require its Affiliates and Sublicensees, to mark Products sold by it hereunder (in a reasonable manner consistent with industry custom and practice) with appropriate patent numbers or indicia to the extent permitted by Applicable Law, in those countries in which such markings or such notices impact recoveries of damages or equitable remedies available with respect to infringements of patents.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

10.8 Personnel Obligations. Prior to beginning work under this Agreement relating to any research, Development or Commercialization of a Collaboration Molecule or a Product, each employee, agent or independent contractor of Astellas or Medivation or of either Party’s respective Affiliates shall be bound by non-disclosure and invention assignment obligations which are consistent with the obligations of Astellas or Medivation, as appropriate, in this Article 10, to the extent permitted by Applicable Law, including without limitation: (a) promptly reporting any invention, discovery, process or other intellectual property right; (b) assigning to Astellas or Medivation, as appropriate, all of his or her right, title and interest in and to any invention, discovery, process or other intellectual property right; (c) in the case of employees, agents, or independent contractors working in the United States, taking actions reasonably necessary to secure patent protection; (d) performing all acts and signing, executing, acknowledging and delivering any and all documents required for effecting the obligations and purposes of this Agreement; and (e) abiding by the obligations of confidentiality and non-use set forth in Article 13. It is understood and agreed that such non-disclosure and invention assignment agreement need not reference or be specific to this Agreement.

10.9 Trademarks. Astellas shall be responsible for the selection, registration, maintenance and defense of all trademarks for use in connection with the sale or marketing of Products in the Field in the Territory (the “Marks”). The fees and expenses incurred in connection therewith for Marks applicable to Product in the Licensed Territory shall be the responsibility of Astellas, and the Trademark Costs shall be deemed Joint Commercialization Costs. All uses of the Marks shall be reviewed by the JCC and shall comply with Applicable Law (including, without limitation, those laws and regulations particularly applying to the proper use and designation of trademarks in the applicable countries). Neither Party shall, without the other Party’s prior written consent, use any trademarks or house marks of the other Party (including the other Party’s corporate name), or marks confusingly similar thereto, in connection with such Party’s marketing or promotion of Products under this Agreement, except as may be expressly authorized in connection with activities under Section 6.9 or the Co-Promotion Agreement and except to the extent required to comply with Applicable Law. Astellas shall own all Marks with respect to the Products.

10.10 Confirmatory Patent Licenses. Medivation shall, if so requested by Astellas, promptly enter into confirmatory license agreements, in a form consistent with the terms of this Agreement and reasonably acceptable to the Parties, for purposes of recording the licenses granted under this Agreement with such patent offices in the Territory as Astellas considers appropriate. Astellas shall bear any filing costs and any costs of outside counsel or experts required with respect to such recordations.

10.11 Designation of Astellas Patents. If Astellas decides that it would like to incorporate into a Product any invention claimed or covered by one or more Patents Controlled by Astellas or that it would otherwise like to use such an invention in the Development, Manufacture, or Commercialization of Products, Astellas shall provide Medivation with written notice thereof, including a description of such invention and an identification of the applicable Patent(s). In addition, Medivation shall have the right to propose to Astellas that an invention claimed or covered by one or more Patents Controlled by Astellas be incorporated or used in such manner. In any event, if and only if the Parties mutually agree to incorporate an invention

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

claimed or covered by one or more Patents Controlled by Astellas into a Product or to use such invention in the Development, Manufacture, or Commercialization of Products, each such Patent shall thereafter be deemed to be an Astellas Patent. Astellas shall use commercially reasonable efforts to refrain, and to cause its Affiliates to refrain, from the use of any invention in the Development, Manufacture, or Commercialization of Product or the incorporation of any such invention into a Product, to the extent that Astellas knows that such invention would, at the time of such use or incorporation, be covered by a Patent Controlled by Astellas (other than an Astellas Patent), and Astellas shall not knowingly and intentionally advocate for such use or incorporation, unless Astellas first advises Medivation of such Patent and offers to include it as an Astellas Patent pursuant to this Section 10.11. If Astellas breaches its obligations pursuant to the immediately preceding sentence with respect to any invention or Patent Controlled by Astellas, then Astellas may cure such breach by thereafter advising Medivation of the Patent and offering to include it as an Astellas Patent pursuant to this Section 10.11, and such obligation shall be Medivation’s sole remedy with respect to such breach.

ARTICLE 11

REPRESENTATIONS AND WARRANTIES

11.1 Mutual Representations and Warranties. Each Party hereby represents, warrants, and covenants (as applicable) to the other Party as of the Effective Date as follows:

(a) Corporate Existence and Power. It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including, without limitation, the right to grant the licenses granted by it hereunder.

(b) Authority and Binding Agreement. (i) It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

(c) No Conflict. Except as disclosed by Medivation to Astellas in writing prior to the Effective Date, it is not a party to and will not enter into any agreement that would prevent it from granting the rights or exclusivity granted or intended to be granted to the other Party under this Agreement or performing its obligations under this Agreement.

(d) No Debarment. Such Party is not debarred, has not been convicted, and is not subject to debarment or conviction pursuant to Section 306 of the FD&C Act. In the course of the Development of Products, such Party has not used prior to the Effective Date and shall not use, during the Term, any employee, agent or independent contractor who has been

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

debarred by any Regulatory Authority, or, to the best of such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority or has been convicted pursuant to Section 306 of the FD&C Act.

11.2 Representations and Warranties by Medivation. Medivation hereby represents and warrants to Astellas, as of the Effective Date, as follows:

(a) Title; Encumbrances. Medivation, Inc. or its wholly owned subsidiary Medivation Prostate Therapeutics, Inc. (i) has sole legal and beneficial title to the Medivation Technology existing as of the Effective Date, including the Patents listed on Exhibit 1.115, and (ii) is the exclusive licensee of the UCLA Technology, including the UCLA Patents listed on Exhibit 1.183 (as qualified by the exceptions noted on Exhibit 1.183), and in each case ((i) and (ii)) such ownership or license is free and clear from any mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or claims of any kind, and Medivation, Inc. or Medivation Prostate Therapeutics, Inc. has the right to grant the licenses to Astellas as purported to be granted pursuant to this Agreement. Neither Medivation nor any of its Affiliates has entered into any agreement (other than agreements with subcontractors) granting (x) any right, interest or claim in or to, any Medivation Patents or Medivation Technology or (y) a sublicense under any UCLA Technology, in each case ((x) and (y)) to any Third Party. Exhibit 1.115 and Exhibit 1.183 lists all of the Patents within Medivation’s Control that would be reasonably necessary or useful for the Exploitation of Collaboration Molecules and Products that exist as of the Effective Date. Upon request by Astellas not more than once per year, Medivation shall deliver to Astellas an updated version of Exhibit 1.115 and Exhibit 1.183.

(b) Recordation. Medivation has properly recorded in the relevant U.S. and foreign patent offices the assignments, or other necessary documents, supporting its legal title to the Medivation Patents.

(c) Notice of Infringement or Misappropriation. Medivation has not received any written notice from any Third Party asserting or alleging that any Exploitation of Collaboration Molecules or Products by Medivation has infringed or misappropriated, or would infringe or misappropriate, the intellectual property rights of any Third Party.

(d) Non-infringement of Third Party Rights. To Medivation’s knowledge, the Exploitation after the Effective Date of MDV3100 or the Initial MDV3100 Product throughout the Territory as contemplated in this Agreement as of the Effective Date will not infringe any patent applications or patents owned or controlled by a Third Party (in the case of pending claims, evaluating them as if issued).

(e) No Proceedings. There are no pending, and to Medivation’s knowledge there are no threatened, actions, claims, demands, suits, proceedings, arbitrations, grievances, citations, summonses, subpoenas, inquiries or investigations of any nature, civil, criminal, regulatory or otherwise, in law or in equity, against Medivation or any of its Affiliates or, to the knowledge of Medivation, pending or threatened against any Third Party, in each case involving

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

the Medivation Technology, UCLA Technology, Collaboration Molecules or Products, or relating to the transactions contemplated by this Agreement.

(f) Third-Party Activities. To Medivation’s knowledge, there are no activities by Third Parties that would constitute infringement or misappropriation of the Medivation Technology or UCLA Technology (in the case of pending claims, evaluating them as if issued).

(g) No Knowledge of Invalidity. Medivation has no knowledge from which it would have reason to conclude that the species claim in the pending UCLA Patents reading on MDV3100 would, if issued, be invalid or unenforceable, and no Third Party has challenged the extent, validity or enforceability of any Patents encompassed within the Medivation Patents or UCLA Patents (i) through the institution of legal proceedings, in a court or of interference, nullity or similar invalidity proceedings before the U.S. Patent and Trademark Office or any analogous foreign entity or (ii) to the knowledge of Medivation following reasonably diligent inquiry, by written threat of institution of such proceedings.

(h) No Misappropriation. To the knowledge of Medivation, the conception and reduction to practice of any inventions and the use or development of any other Information within the Medivation Technology, and any and all Regulatory Materials and Regulatory Approvals submitted to or filed with a Regulatory Authority by Medivation or any of its Affiliates, have not constituted or involved the misappropriation of trade secrets or other rights or property of any Third Party.

(i) Disclosure. Medivation has heretofore disclosed or made available to Astellas (i) all material scientific and technical information known to it or its Affiliates relating to (A) the safety and efficacy of MDV3100 and the Initial MDV3100 Product, including the results of any Nonclinical Studies and/or Clinical Trials with respect to the foregoing, and (B) the drug quality, including stability, variability, impurities and delivery performance, of MDV3100 and the Initial MDV3100 Product and (ii) all material Regulatory Materials and Regulatory Approvals submitted to or filed with a Regulatory Authority by Medivation or any of its Affiliates and the status of all material discussions with Regulatory Authorities, in each case, in respect of MDV3100 and the Initial MDV3100 Product.

(j) Accuracy of Regulatory Materials. All Regulatory Materials, including all INDs, submitted or filed by Medivation or any of its Affiliates were, at the time of submission or filing, true, complete and accurate in all material respects, (ii) no serious adverse event information has come to the attention of Medivation or any of its Affiliates that is materially different with respect to the incidence, severity or nature of such serious adverse events than the information that was filed as safety updates to any such Regulatory Materials or Regulatory Approvals, and (iii) all written data summaries that were included in any such Regulatory Materials or Regulatory Approvals based on Clinical Trials conducted or sponsored by Medivation or any of its Affiliates accurately summarize in all material respects the raw data underlying such summaries.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(k) INDs in Good Standing. Medivation has not received any written notice that indicates that any of the INDs for MDV3100 or the Initial MDV3100 Product are not currently in good standing with the FDA or any other applicable Regulatory Authority; Medivation has made available to Astellas complete and accurate copies of all INDs and all other material documentation submitted to any Regulatory Authority by Medivation or any of its Affiliates with respect to MDV3100 and the Initial MDV3100 Product; and Medivation has filed with the FDA all required notices, supplemental applications and annual or other reports or documents, including adverse experience reports, with respect to each IND that are material to the continued Development of MDV3100 and the Initial MDV3100 Product.

(l) Disclosure to Regulatory Authorities. Neither Medivation nor any of its Affiliates, nor any of its or their respective officers, employees, or agents has made an untrue statement of material fact or fraudulent statement to the FDA or any other Regulatory Authority with respect to the Development of MDV3100 or the Initial MDV3100 Product, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority with respect to the Development of MDV3100 or the Initial MDV3100 Product, or committed an act, made a statement, or failed to make a statement with respect to the Development of MDV3100 or the Initial MDV3100 Product that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto.

(m) Conduct of Development. All Development activities related to MDV3100 and the Initial MDV3100 Product have been conducted in accordance with Applicable Law in all material respects.

(n) Manufacturing. All Manufacturing, stability testing, labeling, packaging, storing, and shipping operations conducted by Medivation and its Affiliates, and to its knowledge, by its suppliers, relating to MDV3100 and the Initial MDV3100 Product are currently conducted, and have been conducted with respect to clinical Development of MDV3100 and the Initial MDV3100 Product, in compliance in all material respects with cGMP, if required, and other Applicable Law.

(o) UCLA Agreement. A true, complete, and correct copy of the UCLA Agreement and the Bailment Agreement, as amended on or prior to the Effective Date, has been provided to Astellas on or prior to the Effective Date.

(p) UCLA Bailment Agreement. Medivation and its Affiliates are not currently using or practicing, and, except with the prior written consent of Astellas, will not use or practice, in connection with the Exploitation of any Collaboration Molecule or Product under the Collaboration, any materials or technology (including Patents) (i) licensed (exclusively or nonexclusively) or otherwise transferred or made available to Medivation or its Affiliates or any of its or their employees, officers, directors or agents, or (ii) to which Medivation or its Affiliates any of its or their employees, officers, directors or agents had access, in each case ((i) and (ii)) pursuant to that certain Nonexclusive Bailment and License Agreement between the Regents and Medivation Prostate Therapeutics, Inc. dated October 27, 2005 (the “Bailment Agreement”).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(q) US/Japan Tax Treaty. Medivation satisfies the limitation on benefits provision of the Convention between The Government of the United States of America and The Government of Japan for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income (“US/Japan Tax Treaty”).

11.3 Other Covenants by Medivation.

(a) No Transfer of Title. Medivation covenants and agrees that from the Effective Date until the expiration of the Term, neither it nor its Affiliates shall enter into any agreement with any Third Party, whether written or oral, with respect to, or otherwise assign, transfer, license, or convey its right, title or interest in or to, the Medivation Technology, any Collaboration Molecule or Product, in each case, that is in conflict with the rights granted by Medivation to Astellas under this Agreement or that would prevent Medivation from performing its obligations under this Agreement.

(b) No Grant of Encumbrance. Medivation covenants and agrees that from the Effective Date until the expiration of the Term, it shall not grant any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance or imposition with respect to any of the Medivation Patents that would prevent it from performing its obligations under this Agreement.

(c) UCLA Agreement. Medivation covenants and agrees that from the Effective Date until the expiration of the Term, it (i) shall not execute or otherwise permit, and shall cause its Affiliates to refrain from executing or otherwise permitting, any amendment, modification or waiver to or assignment of the UCLA Agreement without the prior written consent of Astellas, (ii) shall not make any election or exercise any right or option (or omit to take any action) which would, and shall cause its Affiliates to refrain from making any election or exercising any right or option (or omitting to take any action) which would, terminate or relinquish in whole or in part any right under the UCLA Agreement, (iii) shall comply, and shall cause its Affiliates to comply in all respects, with all of its, and its Affiliates’, obligations under the UCLA Agreement, (iv) shall take, and shall cause its Affiliates to take, such actions as shall be necessary to keep in full force and effect the UCLA Agreement, and (v) shall give prompt notice to Astellas, together with a detailed summary of outstanding issues if Astellas so requests, of any notice received from the Regents of any actual or alleged defaults, breaches, violations, proposed amendments or proposed modifications of, or any proposed waivers under, the UCLA Agreement.

(d) Designated Sublicensee. Medivation covenants and agrees that promptly following the Effective Date, it shall cause the Regents to agree in writing that for the purposes of the UCLA Agreement, as amended, Astellas is a Designated Sublicensee (as defined therein).

(e) Product Warranty. Medivation covenants and warrants that all Product provided by or on behalf of Medivation in accordance with Section 7.3, including Product for use in Development activities hereunder (i) will be in conformity with the applicable specifications therefor at the time of delivery; (ii) will have been manufactured in compliance with cGMP, if required, and Applicable Law; (iii) to the knowledge of Medivation, will have

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

been manufactured in facilities that are in compliance with Applicable Law at the time of such manufacture (including applicable inspection requirements of the FDA and other Regulatory Authorities); (iv) will not be adulterated or misbranded under the FD&C Act; (v) may be introduced into interstate commerce pursuant to the FD&C Act; and (vi) will have an expiration date no earlier than twelve (12) months after the date of delivery thereof.

11.4 Disclaimer. Medivation makes no warranties except as set forth in this Article 11 concerning the Medivation Technology or UCLA Technology, and Astellas makes no warranties except as set forth in this Article 11 concerning the Astellas Technology.

11.5 No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 11, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

ARTICLE 12

INDEMNIFICATION

12.1 Indemnification by Medivation. Medivation shall defend, indemnify, and hold Astellas, its Affiliates, subcontractors, Sublicensees and Distributors, and its and their respective officers, directors, employees, and agents (the “Astellas Indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such Astellas Indemnitees (collectively, “Astellas Damages”), all to the extent resulting from claims, suits, proceedings or causes of action brought by or on behalf of such Third Party (“Astellas Claims”) against such Astellas Indemnitee that arise from or are based on:

(a)(i) a breach of any of Medivation’s representations, warranties, and obligations under this Agreement; (ii) the willful misconduct or grossly negligent acts of Medivation, its Affiliates, subcontractors or sublicensees (excluding Astellas, its Affiliates, and Sublicensees as licensees or sublicensees of Medivation hereunder), or the officers, directors, employees, or agents of Medivation or its Affiliates, subcontractors, or such sublicensees; (iii) the Exploitation of Collaboration Molecules or Products by or on behalf of Medivation or its Affiliates, subcontractors or sublicensees (excluding Astellas, its Affiliates, and Sublicensees as licensees or sublicensees of Medivation hereunder) before the Effective Date; or (iv) any violation of Applicable Law by Medivation, its Affiliates, subcontractors or sublicensees (excluding Astellas, its Affiliates, and Sublicensees as licensees or sublicensees of Medivation hereunder), or the officers, directors, employees, or agents of Medivation or its Affiliates,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

contractors or such sublicensees; excluding, in each case ((i), (ii), (iii) and (iv)), any damages or other amounts for which Astellas has an obligation to indemnify any Medivation Indemnitee pursuant to Section 12.2(b)-(d), as to which damages or amounts each Party shall indemnify the other to the extent of their respective liability for such damages or amounts; and

(b)(i) the Exploitation by or on behalf of Medivation or its Affiliates, (sub)contractors, distributors or sublicensees (excluding such conduct by or on behalf of Astellas, its Affiliates and Sublicensees as licensees or sublicensees of Medivation hereunder) of any Product (or the Collaboration Molecule contained therein) for the benefit of any Terminated Region following the applicable effective date of termination; (ii) the exercise or use by or on behalf of Medivation, its Affiliates, (sub)contractors, distributors, licensees, or sublicensees (excluding such exercise by Astellas, its Affiliates, and Sublicensees as licensees and sublicensees of Medivation hereunder) of rights under any license or right of reference, or in or to any Regulatory Materials, Regulatory Approvals, Marks or other Information, in each case granted, transferred or made available by or on behalf of Astellas or any of its Affiliates to Medivation following or in connection with termination of this Agreement with respect to any Terminated Region(s), including pursuant to any post-termination transition agreement.

12.2 Indemnification by Astellas. Astellas shall defend, indemnify, and hold Medivation, its Affiliates, subcontractors, distributors, licensees and sublicensees, and each of their respective officers, directors, employees, and agents, (the “Medivation Indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such Medivation Indemnitees (collectively, “Medivation Damages”), all to the extent resulting from any claims, suits, proceedings or causes of action brought by such Third Party (collectively, “Medivation Claims”) against such Medivation Indemnitee that arise from or are based on: (a) the Exploitation of Collaboration Molecules or Products by Astellas or its Affiliates, subcontractors, Distributors or Sublicensees for the benefit of the Licensed Territory, but excluding any Shared Territory Activities; (b) a breach of any of Astellas’s representations, warranties, and obligations under the Agreement; (c) the willful misconduct or grossly negligent acts of Astellas or its Affiliates, subcontractors, Distributors, or Sublicensees, or the officers, directors, employees, or agents of Astellas or its Affiliates, subcontractors, Distributors, or Sublicensees; and/or (d) any violation of Applicable Law by Astellas, its Affiliates, subcontractors, Distributors, or Sublicensees, or the officers, directors, employees, or agents of Astellas or its Affiliates, subcontractors, Distributors, or Sublicensees; excluding, in each case ((a), (b), (c) and (d)), any damages or other amounts for which Medivation has an obligation to indemnify any Astellas Indemnitee pursuant to Section 12.1(a), as to which damages or amounts with respect to each of clauses (b), (c) and (d) each Party shall indemnify the other to the extent of their respective liability for such damages or amounts.

12.3 Indemnification Procedures. The Party claiming indemnity under this Article 12 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of the claim, suit, proceeding or cause of action for which indemnity is being sought (“Claim”). The Indemnifying Party’s obligation to defend, indemnify, and hold harmless pursuant to Section 12.1 or 12.2, as applicable, shall be reduced to the extent the Indemnified Party’s delay in providing notification

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

pursuant to the previous sentence results in prejudice to the Indemnifying Party. At its option, the Indemnifying Party may assume the defense of any Claim for which indemnity is being sought by giving written notice to the Indemnified Party within [*] days after receipt of the notice of the Claim. The assumption of defense of the Claim shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify any Indemnified Party in respect of the Claim, nor shall it constitute waiver by the Indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, the Indemnifying Party shall have the right to assume and conduct the defense of the Claim with counsel of its choice. The Indemnifying Party shall not settle any Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, unless the settlement involves only the payment of money. The Indemnified Party shall not settle any such Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (a) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnified Party reserves any right it may have under this Article 12 to obtain indemnification from the Indemnified Party.

12.4 Certain Third Party Claims Related To Products In The Shared Territory. The Parties shall share equally any Shared Program Damages. With respect to any Shared Program Damages incurred by a Party (or any of its Indemnified Persons) during the Term, such Shared Program Damages shall be deemed to constitute (and shall be included in) Joint Development Costs, Joint Commercialization Costs and/or Joint Medical Affairs Costs, as applicable (and the Parties shall cooperate in good faith to allocate such amount(s) to the appropriate cost category). After the Term, each Party shall reimburse the other Party for fifty percent (50%) of any Shared Program Costs incurred by such Party (or any of its Indemnified Persons) no later than [*] days after receipt of reasonable documentation evidencing such amounts. If either Party receives notice of a Third party claim that arises from or is based on any Shared Program Activities, such party shall inform the other Party in writing as soon as reasonably practicable, and the Parties shall discuss a strategy on how to defend against such Third Party claim.

12.5 Insurance. Each Party shall procure and maintain insurance, including product liability insurance, with respect to its activities hereunder and which are consistent with normal business practices of prudent companies similarly situated at all times during which any Product is being clinically tested in human subjects or commercially distributed or sold. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 12. Each Party shall provide the other with written evidence of such insurance upon request. Each Party shall provide the other with written notice at least [*] days prior to the cancellation, non-renewal or material change in such

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

insurance or self-insurance which materially adversely affects the rights of the other Party hereunder.

ARTICLE 13

CONFIDENTIALITY

13.1 Product Information. The Parties recognize the importance of establishing mutually agreeable rules and procedures concerning the disclosure and dissemination of Information owned or Controlled by either Party or any of its Affiliates relating specifically to [*] (the “Product Information”). For clarity, Product Information includes any such Information generated by or on behalf of either Party or any of its Affiliates or disclosed by or on behalf of one Party or any of its Affiliates to the other Party or any of its Affiliates (including any such Information disclosed under an Existing Confidentiality Agreement), in each case whether prior to or during the Term of this Agreement. Except as [*] by this Article 13 or any other provision of this Agreement, each Party and its Affiliates shall have the right (a) to [*] to one or more Third Parties in [*] and [*], subject to that Party’s obligations with respect to Third Party subcontractors pursuant to Sections 3.6, 6.8 and 7.9, and (b) to use [*] in any manner consistent with the terms and conditions (including any grant of a license or similar right provided in Articles 8 and 14) of this Agreement or any Ancillary Agreement. Without limitation to the foregoing, the disclosure of Product Information shall be subject to (i) the procedures for issuing press releases and other publicity that are set forth in Section 13.4 and (ii) in the case of the data and results of Clinical Trials and Nonclinical Studies with respect to any Collaboration Molecule or Product (whether conducted prior to or during the Term of this Agreement), the procedures and restrictions set forth in Section 13.5. In addition, the JSC may from time to time establish additional procedures or restrictions that govern disclosure of certain Product Information or use of certain disclosure channels, provided all such procedures and restrictions shall be effective only to the extent they comply with Applicable Law. If this Agreement is terminated with respect to a particular Region or in its entirety, then any Product Information consisting of Regulatory Materials or Regulatory Approvals that are assigned to Medivation pursuant to Article 14 as result of such termination shall be deemed to be the Confidential Information of Medivation, and shall remain subject to Sections 13.2 and 13.3. The Parties acknowledge and agree that although this Section 13.1 is intended as a general matter to provide each Party and its Affiliates with [*] to determine [*] of Product Information (in each case in a manner consistent with this Section 13.1), it is the expectation of each Party that the other Party will at all times take into consideration the [*], in making any such disclosures. Notwithstanding anything contained in this Section 13.1 to the contrary, neither Party nor any of its Affiliates shall make disclosures of Product Information that [*] the other Party’s intellectual property (including trade secrets, unpublished Patent filings or invention disclosures) [*]. Nothing in this Section 13.1 shall be deemed to prohibit either Party or any of its Affiliates from making such disclosures as, in such Party’s or its Affiliate’s reasonable judgment, are required by Applicable Law.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

13.2 Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, during the Term and for [*] years thereafter, it shall, and shall cause its Affiliates, to keep confidential and not publish or otherwise disclose to any Third Party, and not use for any purpose other than as provided for in this Agreement or any Ancillary Agreement, any Confidential Information of the other Party or any of its Affiliates, provided that each Party and its Affiliates may disclose the Confidential Information of the other Party or its Affiliates to the receiving Party’s and its Affiliates’ officers, directors, employees and agents who in each case are bound by commercially reasonable obligations of confidentiality with respect to the use and disclosure of such Confidential Information. Notwithstanding the foregoing, Confidential Information of a Party or its Affiliate shall exclude that portion of such information or materials that the receiving Party (or the receiving Party’s Affiliate) can demonstrate by competent written proof:

(a) was already known to the receiving Party or its Affiliate, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any wrongful act, fault, or negligence of the receiving Party;

(d) is subsequently disclosed to the receiving Party or its Affiliate by a Third Party without obligations of confidentiality with respect thereto; or

(e) is independently discovered or developed by the receiving Party or its Affiliate without the aid, application, or use of Confidential Information.

13.3 Authorized Disclosure of Confidential Information. Notwithstanding Section 13.2, each Party may disclose Confidential Information to the extent such disclosure is reasonably necessary in the following situations:

(a) filing or prosecuting Collaboration Patents in accordance with Article 10;

(b) regulatory filings and other filings with Governmental Authorities (including Regulatory Authorities), including filings with the SEC or FDA, with respect to a Product as permitted hereunder;

(c) responding to a valid order of a court of competent jurisdiction or other competent authority; provided that the receiving Party shall first have given to the disclosing Party notice and a reasonable opportunity to quash the order or obtain a protective order requiring that the Confidential Information be held in confidence or used only for the purpose for which the order was issued; and provided further that if such order is not quashed or a protective order is not obtained, the Confidential Information disclosed shall be limited to the information that is legally required to be disclosed;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(d) complying with Applicable Law, including regulations promulgated by securities exchanges;

(e) disclosure to its Affiliates and Third Parties only on a need-to-know basis and solely in connection with the performance by the disclosing Party of its obligations or the exercise of its rights under this Agreement (including with respect to development, manufacturing and commercialization of Collaboration Molecules and Products), provided that each disclosee, prior to any such disclosure, must be bound by obligations of confidentiality and non-use at least as equivalent in scope as those set forth in Section 13.1 and 13.2, except [*] may be [*] as can reasonably be [*], but in any case [*] shall have a [*] that is [*];

(f) disclosure of the material terms of this Agreement to any bona fide potential or actual investor, investment banker, acquirer, merger partner, Sublicensee, collaborator or other potential or actual financial partner; provided that each disclosee must be bound by obligations of confidentiality and non-use at least as equivalent in scope as those set forth in Section 13.1 and 13.2 prior to any such disclosure, except [*] may be [*] as can reasonably be [*], but in any case [*] shall have [*] that is [*];

(g) disclosure of any Collaboration results or status reports (including data from any Clinical Trials) to any bona fide potential or actual investor, investment banker, acquirer, merger partner, Sublicensee, collaborator or other potential or actual financial partner; provided that (i) each disclosee must be bound by obligations of confidentiality and non-use at least as equivalent in scope as those set forth in Section 13.1 and 13.2 prior to any such disclosure, except [*] may be [*] as can reasonably be [*], but in any case [*] shall have a [*] that is [*], and (ii) in the case of Medivation’s disclosure, Medivation submits the contents of such proposed disclosure to Astellas at least [*] days prior to such disclosure, but Medivation shall not be required to disclose the identity of the disclosee; and

(h) in the case of Medivation, complying with the terms of the UCLA Agreement.

Notwithstanding the foregoing, in the event that a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Sections 13.3(a), 13.3(b) or 13.3(d), it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use reasonable efforts to secure confidential treatment of such information. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.

13.4 Terms of Agreement.

(a) The Parties agree that the material terms of this Agreement are the Confidential Information of both Parties (and shall not constitute Product Information), subject to the special authorized disclosure provisions set forth in Section 13.3 and this Section 13.4. The Parties have agreed to make a joint public announcement of the execution of this Agreement substantially in the form of the press release attached as Exhibit 13.4 on or within two (2) trading days after the Effective Date.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b) After release of such press release, if either Party or any of its Affiliates desires to make a press release or other similar public announcement concerning the material terms of this Agreement or any activities under this Agreement, such Party shall give reasonable prior advance notice of the proposed text of such press release or announcement to the other Party for its prior review and approval (except as otherwise provided herein), such approval not to be unreasonably withheld, except that, subject to Section 13.4(c), in the case of a press release or governmental filing required by law, the disclosing Party shall provide the other Party with such advance notice as it reasonably can and shall not be required to obtain approval therefor. A Party commenting on such a proposed press release or announcement shall provide its comments, if any, within [*] Business Days after receiving the press release for review. Each Party shall have the right to make a press release announcing the achievement of each milestone under this Agreement as it is achieved, and the achievements of Regulatory Approvals as they occur, subject only to the review procedure set forth in the preceding sentence. In relation to a Party’s review of such a proposed press release or announcement, the Party may make specific, reasonable comments on such proposed press release or announcement within the prescribed time for commentary, but shall not withhold its approval to disclosure of any information that is required by Applicable Law to be disclosed. Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement that have already been publicly disclosed by such Party or such Party’s Affiliate, or by the other Party or any of its Affiliates, in accordance with this Section 13.4.

(c) The Parties acknowledge that either or both Parties may be obligated to make a filing (including to file a copy of this Agreement) with the SEC or other Governmental Authorities. Each Party shall be entitled to make such a required filing, provided that it requests confidential treatment of at least the commercial terms and sensitive technical terms hereof and thereof to the extent such confidential treatment is reasonably available to such Party. In the event of any such filing, each Party will provide the other Party with a copy of the Agreement marked to show provisions for which such Party intends to seek confidential treatment and shall reasonably consider and incorporate the other Party’s comments thereon to the extent consistent with the legal requirements governing redaction of information from material agreements that must be publicly filed.

13.5 Public Disclosures of Data. Neither Party nor any of its Affiliates shall, except as may be required by Applicable Law in the reasonable judgment of such Party or its Affiliates and its or their counsel, publicly disclose data or results of Clinical Trials or Nonclinical Studies that have not already been publicly disclosed with respect to any Collaboration Molecule or Product (whether conducted prior to or during the Term of this Agreement), except as provided in this Section 13.5.

(a) Press Releases. The Parties shall coordinate to issue a joint press release covering the top line results of all material Clinical Trials or Nonclinical Studies as quickly as possible following finalization and receipt of such results. The content of such press releases shall be determined by mutual agreement of the Parties. If either Party believes disclosure of such results should be deferred to an upcoming scientific or medical conference, the Parties shall confer diligently and in good faith to attempt to reach agreement on that point.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b) Scientific and Medical Conferences. All presentations of such data and results at scientific and medical conferences that are international in character or that relate to the United States shall be by mutual agreement of the Parties.

(c) Publications. Publications of such data and results in peer-reviewed journals (“Publications”) shall be made only pursuant to this Section 13.5(c). The Party proposing a Publication shall provide the other Party the opportunity to review the proposed Publication at least [*] days prior to the earlier of its intended submission for publication. If the other Party offers no comments on the Publication, the submitting Party may submit the Publication [*] days after it provided the Publication to the reviewing Party (or earlier, with the written consent of the reviewing Party). The submitting Party shall consider the comments of the reviewing Party in good faith. If the Parties are unable to agree upon any aspect of the Publication, including its form, content, timing (including with respect to additional time required for seeking patent protection for inventions disclosed in the Publication), or proposed medium of publication, either Party may refer the dispute to the JMAC, which shall resolve the dispute in accordance with Section 2.5(d) in the best interests of the Development and Commercialization of the Collaboration Molecules and the Products and in a manner designed to the extent possible to enable each Party to comply with its publication policies. The submitting Party shall provide the other Party a copy of the Publication at the time of the submission. Notwithstanding the foregoing, the JMAC shall not have the right to authorize the publication of either Party’s Confidential Information without such Party’s consent, except that this restriction shall not restrict the JMAC from authorizing any publication of any Clinical Trial results. Each Party agrees to acknowledge the contributions of the other Party, and the employees of the other Party, in all publications as scientifically appropriate.

ARTICLE 14

TERM AND TERMINATION

14.1 Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 14, shall expire (a) in the Shared Territory, at such time Astellas notifies Medivation of Astellas’s ceasing permanently to sell Products in the Shared Territory and (b) in the Licensed Territory, on a country-by-country basis at the end of the applicable Royalty Term (the “Term”).

14.2 Termination by Astellas.

(a) At Will. Astellas shall have the right to terminate this Agreement [*] upon [*] days prior written notice, which notice may be given to Medivation (i) at any time after the first anniversary of the first commercial sale of a Product in [*] or (ii) at any earlier time with Medivation’s written consent (such termination, a “Termination at Will”).

(b) For Regulatory-Related Reasons. Astellas shall have the right to terminate this Agreement on a Region-by-Region basis upon [*] days prior written notice to Medivation if Astellas concludes, reasonably and in good faith, that [*] to [*] after the [*] (i)

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

make it [*] that a [*] will [*] in a [*], or (ii) make it [*] that a [*] will [*] in a [*] or with a [*] which may [*] the [*] of the [*] in the [*]; provided that if at such time there is more than one Active Product in such Region, Astellas may terminate the Region pursuant to this Section 14.2(b) only if clause (i) or (ii) is satisfied with respect to all such Active Products in such Region. For the avoidance of doubt, Astellas’s conclusion pursuant to the previous sentence may be based upon such [*] to [*] after the [*] either alone or in the aggregate with other [*] prior to, on or after the [*].

(c) For [*]. Astellas shall have the right to terminate this Agreement on a Region-by-Region basis upon [*] days prior written notice to Medivation if (i) as a result of an action, event, circumstance or development with respect to the filing, prosecution or maintenance of one of the patent applications included in the Collaboration Patents that arises or becomes known after the Effective Date or (ii) on the basis of any information known to Medivation but not disclosed to Astellas prior to the Effective Date, with respect to a country in the Region, in either case ((i) or (ii)) it is [*] that [*] in the Collaboration Patents will issue in such country that will contain a claim [*] to [*] of [*] with respect to a [*] in such country; provided that if at such time there is more than one Active Product in such Region, Astellas may terminate the Region pursuant to this Section 14.2(c) only if such condition is satisfied with respect to all such Active Products in such Region. Any dispute between the Parties as whether [*] shall be resolved by a Patent Expert pursuant to Section 15.10.

(d) For [*]. Subject to the terms of this Section 14.2(d), Astellas may terminate this Agreement on a Region-by-Region basis upon [*] days prior written notice to Medivation if (i) as a result of an action, event, circumstance or development that occurs or becomes known after the Effective Date or (ii) on the basis of any information known to Medivation but not disclosed to Astellas prior to the Effective Date, in each case ((i) or (ii)) (A) it is [*] that it and its Affiliates, Distributors, and Sublicensees cannot [*] in a country in such Region without [*] the [*] or (B) a Third Party [*] alleging that the [*] with respect to a country in such Region by or on behalf of Astellas, its Affiliates, Distributors or Sublicensees under this Agreement [*] its [*] and it is [*] that [*] in [*]. Prior to exercising this termination right, Astellas must consult with Medivation regarding the applicable circumstances described in clause (A) or (B) (as applicable), and must use Diligent Efforts to resolve such circumstances in a manner that would permit the [*] in the applicable country [*], unless there is [*] that [*] will be [*]. Any dispute between the Parties as whether the requirements of clause (A) or clause (B) have been satisfied shall be resolved by a Patent Expert pursuant to Section 15.10.

(e) Conferral Period Prior to Notice of Termination. Prior to providing any notice of termination (with respect to any Region(s) or this Agreement in its entirety) pursuant to any clause of this Section 14.2, Astellas shall notify Medivation of its intent to do so. Promptly following Astellas’s notice of intent to terminate, and in any event within [*] Business Days thereof or such other period as the Parties may agree, at Medivation’s written request, the Parties shall discuss Astellas’s intention to terminate. Following such discussion (or following the expiration of the applicable conferral period), Astellas shall have the right to provide to Medivation a notice of termination pursuant to any clause of Section 14.2 (to the extent permitted by the applicable notice timeline and by the applicable criteria for termination). For the avoidance of doubt, Astellas’s notice that it intends to terminate pursuant to Section 14.2,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

which notice is provided pursuant to the first sentence of this Section 14.2(e), shall not be deemed to be a termination notice and shall not obligate Astellas to terminate this Agreement.

14.3 Termination by Either Party for Breach or Insolvency.

(a) Breach. Subject to Section 14.3(b), Medivation shall have the right to terminate this Agreement in its entirety or with respect to a Region upon written notice to Astellas if Astellas materially breaches its obligations under this Agreement with respect to such Region and, after receiving written notice from Medivation identifying such material breach by Astellas in reasonable detail, fails to cure such material breach within [*] days from the date of such notice (or within [*] days from the date of such notice in the event such material breach is solely based upon Astellas’s failure to pay any amounts due Medivation hereunder). Subject to Section 14.3(b), Astellas shall have the right to terminate this Agreement in its entirety or with respect to a Region upon written notice to Medivation if Medivation materially breaches its obligations under this Agreement with respect to such Region and, after receiving written notice from Astellas identifying such material breach by Medivation in reasonable detail of its obligations under this Agreement, fails to cure such material breach within [*] days from the date of such notice (or within [*] days from the date of such notice in the event such material breach is solely based upon Medivation’s failure to pay any amounts due Astellas hereunder).

(b) Disputed Breach. If the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party in accordance with Section 14.3(a), and such alleged breaching Party provides the other Party notice of such dispute within such [*] day period, then the non-breaching Party shall not have the right to terminate this Agreement under Section 14.3(a) unless and until an arbitrator, in accordance with Article 15, has determined that the alleged breaching Party has materially breached the Agreement and that such Party fails to cure such breach within [*] days following such arbitrator’s decision (except to the extent such breach involves the failure to make a payment when due, which breach must be cured within [*] days following such arbitrator’s decision). It is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect.

(c) Disfavored Remedy. The Parties agree that termination pursuant to this Section 14.3 is a remedy to be invoked only if the breach cannot be adequately remedied through a combination of specific performance and the payment of money damages. In that regard, if the money damages payable under this Agreement by reason of a breach were materially limited by reason of Section 16.11 (for reasons other than the exclusion for punitive damages), it shall be assumed that the payment of money damages was not an adequate remedy for the breach unless the breaching Party elects to waive the protections of Section 16.11 (other than with respect to punitive damages) and pay the resulting amounts.

(d) Insolvency. If, at any time during the Term (i) a case is commenced by or against either Party under Title 11, United States Code, as amended, or analogous provisions of Applicable Law outside the United States (the “Bankruptcy Code”) and, in the event of an involuntary case under the Bankruptcy Code, such case is not dismissed within [*] days after the commencement thereof, (ii) either Party files for or is subject to the institution of bankruptcy,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

liquidation or receivership proceedings (other than a case under the Bankruptcy Code), (iii) either Party assigns all or a substantial portion of its assets for the benefit of creditors, (iv) a receiver or custodian is appointed for either Party’s business, or (v) a substantial portion of either Party’s business is subject to attachment or similar process; then, in any such case ((i), (ii), (iii), (iv) or (v)), the other Party may terminate this Agreement upon written notice to the extent permitted under Applicable Law.

14.4 Relationship Between Regions.

(a) Relationship Between U.S./EU/Japan and Rest of Territory. Notwithstanding anything to the contrary in Section 14.2 or 14.3, if Astellas terminates this Agreement pursuant to Section 14.2 or 14.3 with respect to each of (a) the U.S., (b) the EU and (c) Japan, then Astellas, at its election, may terminate this Agreement in its entirety at any time following the termination of the third such Region, effective upon [*] days’ prior written notice to Medivation. If this Agreement is terminated in its entirety pursuant to this Section 14.4(a) and if Astellas terminated this Agreement with respect to the U.S. pursuant to Section 14.3, then the termination of this Agreement in its entirety pursuant to this Section 14.4(a) shall be deemed to be a termination pursuant to Section 14.3 by Astellas.

(b) Relationship Between [*] and [*].

(i) Medivation Termination Right. In the event Astellas terminates this Agreement with respect to [*] pursuant to a Termination at Will, then Medivation, at its election, may terminate this Agreement with respect to [*], at any time within [*] days after Medivation’s receipt of Astellas’s notice of termination, effective at the same time that the Agreement terminates with respect to [*]. In the event Astellas terminates this Agreement with respect to [*] pursuant to a Termination at Will, then Medivation, at its election, may terminate this Agreement with respect to [*], at any time within [*] days after Medivation’s receipt of Astellas’s notice of termination, effective at the same time that the Agreement terminates with respect to [*].

(ii) Astellas Right to Seek Medivation Precommitment. Astellas shall have the right to obtain from Medivation binding guidance pursuant to the procedures set forth in this Section 14.4(b)(ii) with respect to whether, if Astellas were to terminate this Agreement with respect to [*] or [*], Medivation would terminate this Agreement with respect to [*] pursuant to Medivation’s rights under Section 14.4(b)(i): If Astellas notifies Medivation that Astellas is considering terminating this Agreement with respect to [*] or [*] pursuant to a Termination at Will, then Medivation shall within [*] days thereafter notify Astellas whether Medivation would, were it to receive such a termination notice from Astellas, exercise its right under Section 14.4(b)(i) to terminate this Agreement with respect to [*]. Such statement by Medivation shall be binding on Medivation, provided that it actually receives such a termination notice from Astellas within [*] days thereafter. For the avoidance of doubt, Astellas’s notification that it is considering terminating this Agreement shall not be deemed to be a termination notice and shall not obligate Astellas to terminate this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

14.5 Effects of Termination of the Agreement. Upon termination of this Agreement with respect to one or more Regions or in its entirety (the “Terminated Regions”; with the entire Territory being the Terminated Regions in the event of termination of this Agreement in its entirety), the following shall apply with respect to the Terminated Regions (in addition to any other rights and obligations under this Article 14 or otherwise under this Agreement with respect to such termination):

(a) Licenses. The licenses granted in Article 8 shall terminate with respect to the Terminated Regions, except that limited license rights shall remain in effect in the Terminated Region(s) solely for the limited purpose of allowing Astellas to Develop or Manufacture Product(s) (including any intermediate thereof or any API or other material contained therein) in the Terminated Region(s) for sale or distribution thereof in any Region which has not been terminated. Notwithstanding the foregoing, effective upon the effective date of termination of this Agreement with respect to any Terminated Region, Astellas hereby grants to Medivation, effective only upon such termination, an exclusive, fully-paid, perpetual, irrevocable, royalty-free license, with the right to grant multiple tiers of sublicenses, under the Astellas Technology (along with any other Patents Controlled by Astellas that, absent a license, would be infringed by the manufacture, use, or sale of a Reversion Product in a Terminated Region) as such Patents, Know-How and interests in Patents and Know-How exist as of the effective date of termination, to research, develop, make, have made, use, import, export, offer for sale, and sell Reversion Products for the Field with respect to the applicable Terminated Regions. Medivation covenants that it will not knowingly use or practice any of Astellas’s intellectual property rights licensed to it under this Section 14.5(a) in a manner that would constitute infringement or misappropriation of such intellectual property rights except for the purposes expressly permitted in the license grant.

(b) Marks. Astellas shall assign to Medivation all right, title and interest in and to those Marks used exclusively with Reversion Products and used exclusively in the Terminated Regions (excluding any such Marks that include, in whole or part, any corporate name or logo of Astellas or its Affiliate or Sublicensee).

(c) Regulatory Materials. Astellas shall grant to Medivation a right of reference under all Regulatory Materials and Regulatory Approvals for Reversion Products in the Terminated Regions that are Controlled by Astellas or its Affiliates or Sublicensees, unless and until assigned to Medivation pursuant to any Transition Agreement.

(d) Conduct During Termination Notice Period.

(i) Following any notice of termination permitted under this Article 14 other than any termination pursuant to Section 14.3, during any applicable termination notice period (the applicable “Termination Notice Period”), each Party shall continue to perform all of its obligations under this Agreement, including performing all activities allocated to it pursuant to the Joint Development Plan, Joint Manufacturing Plan, Joint Medical Affairs Plan and Joint Commercialization Plan, respectively, then in effect in accordance with the terms and conditions of this Agreement. In such circumstances each Party shall also continue to bear its share of all Joint Development Costs, Joint Medical Affairs Costs and Joint Commercialization

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Costs incurred during the Termination Notice Period, except that in the case of termination pursuant to Section 14.2(d), each Party shall bear its share of all such costs incurred during the [*] day period following the notice of termination.

(ii) Notwithstanding clause (i) above, to the extent that Astellas reasonably and in good faith concludes that (A) the continued performance during any Termination Notice Period of any or all such activities described in clause (i) above (except for activities relating to the Manufacture and supply of Products), including the conduct of a Clinical Trial (the “Suspended Activities”), may [*] to [*] beyond those that would be [*] by [*], and (B) any offer made by Medivation to [*] and other [*] (which would be in addition to [*]) would not be sufficient under the circumstances to [*], (w) Astellas shall identify the Suspended Activities to Medivation in writing, (x) Astellas shall not be obligated to perform the Suspended Activities (but if a Suspended Activity is the conduct of any Clinical Trial, Astellas shall reasonably cooperate with Medivation to transfer sponsorship of such Clinical Trial to Medivation or shall conduct an orderly wind-down of the Clinical Trial, as appropriate), (y) Astellas may elect, in its sole discretion, the manner of discharging its responsibility to bear its share of Joint Development Costs, Joint Medical Affairs Costs and Joint Commercialization Costs incurred during the applicable Termination Notice Period (or the [*] day period following notice of termination, in the case of termination pursuant to Section 14.2(d)) with respect to Suspended Activities, either (1) by making payment with respect thereto as would otherwise be required pursuant to the procedures set forth in Sections 9.2 and 9.3 or (2) by [*] a [*] equal to [*] as [*] are projected in the [*] applicable at the time the applicable notice of termination was provided and (z) this Agreement shall be deemed to have been terminated effective as of the date of the termination notice solely for the purposes of the Parties’ indemnity and cost sharing obligations pursuant to Article 12.

(iii) During the applicable Termination Notice Period, neither Party shall make any statement to any Person, whether written, verbal, electronic or otherwise, that disparages any Product, the work performed by either Party under this Agreement, or the other Party.

(e) Transition Agreement. In connection with the termination of this Agreement in its entirety or with respect to one or more Regions other than by Astellas pursuant to Section 14.3, the Parties shall enter into a written agreement (the “Transition Agreement”) that would effectuate the terms and conditions of this Section 14.5(e) and would include other reasonable terms and conditions, including terms allocating costs and expenses, describing the Parties’ indemnification obligations, setting forth the Parties’ obligations with respect to unauthorized sales, and setting forth other coordination obligations. If, despite such efforts, the Parties are unable to agree upon such terms and conditions within [*] days from the effective date of the termination, either Party may refer the dispute for resolution by arbitration in accordance with Section 15.2, and the arbitrator shall have the authority to require the Parties to execute a Transition Agreement in the form approved by the arbitrator.

(i) Transition Assistance. The Transition Agreement shall require Astellas to, at no cost to Medivation, provide reasonable consultation and assistance for a period of no more than [*] days for the purpose of disclosing and providing to Medivation, all Astellas

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Know-How not already in Medivation’s possession that is relevant to the Reversion Products and the applicable Terminated Regions, and, at Medivation’s request, all then-existing commercial arrangements to the extent relating solely and specifically to the Reversion Products and the applicable Terminated Regions that Astellas is able, using reasonable commercial efforts, to disclose and provide to Medivation, in each case, to the extent reasonably necessary or useful for Medivation to commence or continue researching, Developing, Manufacturing, or Commercializing the Reversion Products with respect to the applicable Terminated Regions. The foregoing shall include, without limitation, assigning, upon request of Medivation, any agreements with Third Party suppliers or vendors to the extent they solely and specifically cover the supply or sale of Reversion Products in applicable Terminated Regions. If any such contract between Astellas and a Third Party is not assignable to Medivation (whether by such contract’s terms or because such contract does not relate specifically to Reversion Products or the Terminated Regions) but is otherwise reasonably necessary or useful for Medivation to commence or continue researching, Developing, Manufacturing, or Commercializing Reversion Products with respect to the Terminated Regions, then Astellas shall reasonably cooperate with Medivation in Medivation’s efforts to [*]. Unless and until the necessary Third Party Manufacturing agreements are assigned to Medivation pursuant to the preceding sentence, or if Astellas Manufactures the Reversion Products itself (and thus there is no contract to assign), the Transition Agreement shall require Astellas to supply such bulk Collaboration Molecule or finished Reversion Product, as applicable, to Medivation for a reasonable period (not to exceed [*]) to enable Medivation to establish an alternate, validated source of supply for the applicable Reversion Products. The cost to Medivation for such supply shall be [*]. Notwithstanding any other term or condition of this Section 14.5(e), to the extent that Astellas, after consultation with Medivation, reasonably and in good faith concludes that (A) performance of any of the obligations (except for obligations described in this Section 14.5(e)(i) relating to the Manufacture and supply of Reversion Products) imposed on Astellas under this Section 14.5(e) or that would be imposed on Astellas under the Transition Agreement pursuant to this Section 14.5(e) may [*] to [*] beyond those that would be [*] by [*], and (B) any offer made by Medivation to provide [*] (which would be in addition to [*]) would not be sufficient under the circumstances to [*], Astellas may elect not to perform such obligations and/or decline to include such obligations in the Transition Agreement.

(ii) Regulatory Materials. The Transition Agreement shall require Astellas to transfer and assign to Medivation all Regulatory Materials and Regulatory Approvals in and for the benefit of the Terminated Regions solely relating to Reversion Products that are owned by Astellas or its Affiliates. The Transition Agreement shall contain terms governing the coordination of their ongoing regulatory responsibilities with respect to Collaboration Molecules and Products.

(f) [*]. If this Agreement is terminated other than by Astellas pursuant to Section 14.3, then Astellas shall [*]. Astellas may elect at any time, in its sole discretion, the manner of [*] either (x) by [*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

or (y) by [*]. After the expiration of the applicable Termination Notice Period, except as otherwise provided in this Section 14.5 and in Section 14.8 below, Astellas shall no longer have any obligations or rights to perform any Development activities, Medical Affairs Activities or Commercialization activities under this Agreement and shall have no further obligations to bear or reimburse any Joint Development Costs, Joint Medical Affairs Costs and/or Joint Commercialization Costs or other costs or expenses incurred, in each case, after the applicable Termination Notice Period with respect to the Development or Commercialization (including Manufacturing) of, or Medical Affairs Activities in support of, Products.

(g) Third-Party Agreements. Medivation shall pay such amounts to Astellas that Astellas is obligated to pay to any Third Parties (including royalties, milestones and other amounts) under any Third Party agreements that are applicable to the grant to Medivation of any (sub)license, right of reference or other right provided in this Section 14.5 or the Transition Agreement, or that are applicable to the exercise by Medivation or any of its Affiliates or sublicensees of any sublicense or other right with respect thereto, and in each instance Medivation shall make the requisite payments to Astellas and provide the necessary reporting information to Astellas in sufficient time to enable Astellas to comply with its obligations under the applicable Third Party agreements. In addition, Medivation shall comply with any other obligations included in the Third Party agreements that are applicable to the grant to Medivation of such (sub)license, right of reference or other right, and any exercise of such (sub)license, right of reference or other right by Medivation or any of its Affiliates or sublicensees shall be subject to the terms and conditions of such Third Party agreements.

(h) Remaining Inventories.

(i) Astellas shall be entitled, during the [*] days following termination of this Agreement, to finish any work-in-progress and to sell in the Terminated Regions any inventory of Product that remains on hand as of the effective date of the termination. Astellas shall pay Medivation the royalties applicable to such sales in accordance with the terms and conditions of this Agreement.

(ii) At any time within [*] days after the effective date of termination with respect to any Terminated Region(s), Medivation shall have the right, upon written notification to Astellas, to purchase from Astellas any or all of the inventory of Collaboration Molecules and Reversion Products held by Astellas with respect to such Terminated Region(s) as of the date of such notice solely for distribution in the Terminated Region(s) and not for distribution in other countries (that are not committed to be supplied to any Third Party or Sublicensee as of such date) at a price equal to [*].

14.6 Other Remedies. Termination or expiration of this Agreement for any reason shall not release either Party from any liability or obligation that already has accrued prior to such expiration or termination, nor affect the survival of any provision hereof to the extent it is

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

expressly stated to survive such termination. Termination or expiration of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, that a Party may have hereunder or that may arise out of or in connection with such termination or expiration.

14.7 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Medivation and Astellas are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that each Party, as licensee of certain rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement a bankruptcy proceeding by or against a Party (such Party, the “Bankrupt Party”) under the U.S. Bankruptcy Code, the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property licensed to such other Party and all embodiments of such intellectual property, which, if not already in such other Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon such other Party’s written request therefor, unless the Bankrupt Party elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a), following the rejection of this Agreement by the Bankrupt Party upon written request therefor by the other Party. The Parties acknowledge and agree that of the milestones and royalties to be paid pursuant to Article 9, only the sales milestones contained in Section 9.5 and the royalties contained in Section 9.6 shall constitute royalties within the meaning of Bankruptcy Code § 365(n) with respect to the licenses of intellectual property hereunder.

14.8 Survival. Termination or expiration of this Agreement shall not affect rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration of this Agreement. Notwithstanding anything to the contrary, the following provisions shall survive and apply after expiration or termination of this Agreement in its entirety: Sections 9.6(e), 9.11, 9.12, 10.1, 10.2 (solely with respect to Joint Inventions), 10.3(d), 10.3(e) (solely with respect to the prosecution of Joint Patents), 11.5, 14.5, 14.6, 14.7, 14.8, 16.1, 16.3, 16.4, 16.5, 16.7, 16.8, 16.9, 16.11, 16.12, 16.13, and 16.14, and Articles 12 (other than Section 12.5), 13 (other than Section 13.5), and 15 (other than Section 15.1, it being understood that, after such expiration or termination, all disputes under this Agreement shall be settled pursuant to Section 15.2 or 15.9, as applicable). In addition, the other applicable provisions of Article 9 shall survive such expiration or termination of this Agreement in its entirety to the extent required to make final reimbursements, reconciliations or other payments incurred or accrued prior to the date of termination or expiration. For any surviving provisions requiring action or decision by a Committee or an Executive Officer, each Party will appoint representatives to act as its Committee members or Executive Officer, as applicable. All provisions not surviving in accordance with the foregoing shall terminate upon expiration or termination of this Agreement and be of no further force and effect. If this Agreement is terminated with respect to one or more Terminated Regions but not in its entirety, then following such termination the foregoing provisions of this Agreement shall remain in effect with respect to the Terminated Regions (to the extent they would survive and apply in the event the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Agreement expires or is terminated in its entirety), and all provisions not surviving in accordance with the foregoing shall terminate upon termination of this Agreement with respect to the applicable Region(s) and be of no further force and effect (and for the avoidance of doubt all provisions of this Agreement shall remain in effect with respect to any Region(s) that are not terminated).

ARTICLE 15

DISPUTE RESOLUTION

15.1 Disputes. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. In the event of any disputes, controversies or differences which may arise between the Parties out of or in relation to or in connection with this Agreement (other than disputes arising from a Committee), including, without limitation, any alleged failure to perform, or breach, of this Agreement, or any issue relating to the interpretation or application of this Agreement, then upon the request of either Party by written notice, the Parties agree to meet and discuss in good faith a possible resolution thereof, which good faith efforts shall include at least one in-person meeting between the Executive Officers of each Party. If the matter is not resolved within [*] days following the written request for discussions, either Party may then invoke the provisions of Section 15.2 (or Section 15.9 or 15.10, as appropriate). For the avoidance of doubt, any disputes, controversies or differences arising from a Committee pursuant to Article 2 shall be resolved solely in accordance with Section 2.6.

15.2 Arbitration. Any dispute, controversy, difference or claim which may arise between the Parties and not from a Committee, out of or in relation to or in connection with this Agreement (including, without limitation, arising out of or relating to the validity, construction, interpretation, enforceability, breach, performance, application or termination of this Agreement) that is not resolved pursuant to Section 15.1, except for a dispute, claim or controversy under Section 15.9 or 15.10, shall be settled by binding arbitration as follows. Either Party, following the end of the [*] day period referenced in Section 15.1, may refer such issue to arbitration by submitting a written notice of such request to the other Party. Promptly following receipt of such notice, the Parties shall meet and discuss in good faith and agree on an arbitrator to resolve the issue, which arbitrator shall be neutral and independent of both Parties and all of their respective Affiliates, shall have significant experience and expertise in licensing and partnering agreements in the pharmaceutical and biotechnology industries. If the Parties cannot agree on such arbitrator within [*] days of request by a party for arbitration, then such arbitrator shall be appointed by JAMS, which arbitrator must meet the foregoing criteria. The place of arbitration shall be San Francisco, California. The proceedings shall be conducted pursuant to the rules set forth by JAMS for such proceedings. All proceedings and communications shall be in English. The Parties agree that discovery appropriate to the issues in the dispute shall be permitted in the arbitration, including reasonable document requests, pre-hearing exchanges of information, expert witness disclosures, limited depositions of important witnesses and other appropriate discovery, provided that such discovery shall be limited to the narrower of (a) the scope of discovery agreed to by the Parties, or if none can be agreed, established by the arbitrator, and (b) such discovery as would be permitted by the Federal Rules of Civil Procedure and is approved

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

by the arbitrator, keeping in mind the goal of an expedited and efficient proceeding. The arbitration shall be governed by the procedural and substantive law set forth in Section 15.3 and the United States Arbitration Act, 9 U.S.C. §§1-16 to the exclusion of any inconsistent state laws. Either Party may apply to the arbitrator for interim injunctive relief or may seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending resolution of the matter pursuant to this Article 15. The Parties shall have the right to be represented by counsel. Any judgment or award rendered by the arbitrator shall be final and binding on the Parties, and shall be governed by the terms and conditions hereof, including the limitation on damages set forth in Section 16.11. The Parties agree that such a judgment or award may be enforced in any court of competent jurisdiction. The statute of limitations of the State of Delaware applicable to the commencement of a lawsuit shall apply to the commencement of arbitration under this Article 15. Each Party shall bear its own costs and expenses and attorneys’ fees in the arbitration, except that the arbitrator may order the non-prevailing Party to bear all or an appropriate part (reflective of the relative success on the issues) of the costs and expenses and reasonable attorneys’ fees incurred by the prevailing Party based on the relative merits of each Party’s positions on the issues in the Dispute. The Party that does not prevail in the arbitration proceeding shall pay the arbitrator’s fees and expenses and any administrative fees of arbitration. All proceedings and decisions of the arbitrator(s) shall be deemed Confidential Information of each of the Parties, and shall be subject to Article 13.

15.3 Governing Law. This Agreement shall be governed by and construed under the substantive laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

15.4 Award. Any award to be paid by one Party to the other Party as determined by the arbitrator as set forth above under Section 15.2 shall be promptly paid in U.S. dollars free of any tax, deduction or offset; and any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the Party resisting enforcement. Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Article 15, and agrees that, subject to the U.S. Federal Arbitration Act, 9 U.S.C. §§ 1-16, judgment may be entered upon the final award in the Federal District Court in Northern California and that other courts may award full faith and credit to such judgment in order to enforce such award. The award shall include interest from the date of any damages incurred for breach of the Agreement, and from the date of the award until paid in full, at a rate fixed by the arbitrator.

15.5 Injunctive Relief; Remedy for Breach of Exclusivity. Nothing in this Article 15 will preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding. Specifically, the Parties agree that a material breach by either Party of its obligations in Section 8.9 of this Agreement may cause irreparable harm to the other Party, for which damages may not be an adequate remedy. Therefore, in addition to its rights and remedies otherwise available at law, including, without limitation, the recovery of damages for breach of this Agreement, upon an adequate showing of material breach of such Section 8.9, and without

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

further proof of irreparable harm other than this acknowledgement, such non-breaching Party shall be entitled to seek (a) immediate equitable relief, specifically including, but not limited to, both interim and permanent restraining orders and injunctions, and (b) such other and further equitable relief as the court may deem proper under the circumstances. For the avoidance of doubt, nothing in this Section 15.5 shall otherwise limit a breaching Party’s opportunity to cure a material breach as permitted in accordance with Section 14.3.

15.6 Confidentiality. The arbitration proceeding shall be confidential and the arbitrator shall issue appropriate protective orders to safeguard each Party’s Confidential Information. Except as required by law, no Party shall make (or instruct the arbitrator to make) any public announcement with respect to the proceedings or decision of the arbitrator without prior written consent of the other Party. The existence of any dispute submitted to arbitration, and the award, shall be kept in confidence by the Parties and the arbitrator, except as required in connection with the enforcement of such award or as otherwise required by Applicable Law.

15.7 Survivability. Any duty to arbitrate under this Agreement shall remain in effect and be enforceable after termination of this Agreement for any reason.

15.8 Jurisdiction. For the purposes of this Article 15, the Parties acknowledge their diversity (Astellas having its principal places of business in Japan and the state of Illinois and Medivation having its principal place of business in the State of California), and except as provided in Section 15.9, agree to accept the jurisdiction of any United States District Court located in California for the purposes of enforcing or appealing any awards entered pursuant to this Article 15 and for enforcing the agreements reflected in this Article 15 and agree not to commence any action, suit or proceeding related thereto except in such courts.

15.9 Patent and Trademark Disputes. Notwithstanding Section 15.2 but subject to Section 15.10, any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Collaboration Patents or Marks covering the manufacture, use, importation, offer for sale or sale of Products shall be submitted to a court of competent jurisdiction in the country in which such patent or trademark rights were granted or arose.

15.10 Patent Expert. Notwithstanding Section 15.2 or Section 15.9, this Section 15.10 shall apply with respect to any dispute that this Agreement explicitly states is to be resolved by a Patent Expert. Either Party may initiate dispute resolution pursuant to this Section 15.10 with respect to any such dispute by written notice to the other Party. Promptly following such notice, the Parties shall endeavor diligently and in good faith to agree upon a patent attorney with relevant experience in the field of pharmaceutical patents to resolve the dispute. Such attorney (and such attorney’s law firm) shall not represent either Party at the time of such selection and shall not have represented either Party during the [*] months prior to such selection. If the Parties agree upon such an attorney within [*] days of the notice, such attorney shall be the “Patent Expert.” If the Parties are unable to agree upon such an attorney within [*] days of the notice, then each Party shall select one attorney fulfilling the above criteria, and the attorneys selected by the two Parties shall select a third attorney fulfilling such criteria, which third attorney shall be the “Patent Expert.” The Patent Expert may specify his or her own procedures for conducting the dispute resolution, provided that there shall not be any ex parte

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

communications except by mutual consent of the Parties. The Patent Expert shall assess his or her costs, fees and expenses against the Party losing the determination unless he or she believes that neither Party is the clear loser, in which case the Patent Expert shall divide his or her fees, costs and expenses according to his or her sole discretion. The determination of such Patent Expert with respect to the dispute shall be final and binding upon the Parties.

ARTICLE 16

MISCELLANEOUS

16.1 Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings between the Parties existing as of the Effective Date with respect to the subject matter hereof, including, without limitation, the Existing Confidentiality Agreements. The foregoing shall not be interpreted as a waiver of any remedies available to either Party as a result of any breach, prior to the Effective Date, by the other Party of its obligations pursuant to the Existing Confidentiality Agreements. In the event of any inconsistency between any plan hereunder (including the Joint Development Plan, Joint Commercialization Plan or Joint Manufacturing Plan) and this Agreement, the terms of this Agreement shall prevail. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

16.2 Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented or delayed by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition; provided, however, that if the condition constituting force majeure continues for more than [*] consecutive days the other Party shall have the option to terminate this Agreement immediately upon written notice. For purposes of this Agreement, force majeure shall mean conditions beyond the control of the Parties, including without limitation, an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, and failure of plant or machinery (provided that such failure could not have been prevented by the exercise of skill, diligence, and prudence that would be reasonably and ordinarily expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances). Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a force majeure affecting such Party.

16.3 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 16.3, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by a reputable international expedited delivery service, or (b) five (5) Business Days after mailing, if mailed by first class certified or registered mail, postage prepaid, return receipt requested. This Section 16.3 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

If to Medivation:	Medivation, Inc.
201 Spear Street
3rd Floor
San Francisco, CA 94105
United States
Attention: Chief Financial Officer

With a copy to:	Cooley Godward Kronish LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306
United States
Attention: Barbara A. Kosacz, Esq.

If to Astellas:	Astellas Pharma Inc.
3-11, Nihonbashi-Honcho 2-chome
Chuo-ku, Tokyo, 103-8411
Japan
Attention: Vice President, Legal

With a copy to:	Astellas US LLC
Three Parkway North
Deerfield, IL 60015
United States
Attention: General Counsel

16.4 No Strict Construction; Headings. This Agreement has been prepared jointly and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

16.5 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a Party may

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

make such an assignment without the other Party’s consent to Affiliates or to a successor to substantially all of the business to which this Agreement relates, whether in a merger, sale of stock, sale of assets or other transaction. Any permitted successor or assignee of rights and/or obligations hereunder shall, in a writing to the other Party, expressly assume performance of such rights and/or obligations (and in any event, any Party assigning this Agreement to an Affiliate shall remain bound by the terms and conditions hereof). In the event that a Party is acquired by a Third Party (such Third Party, hereinafter referred to as an “Acquiror”), then the intellectual property of such Acquiror held or developed by such Acquiror (whether prior to or after such acquisition) shall be excluded from the Medivation Technology (in the case when the acquired Party is Medivation) and Astellas Technology (in the case when the acquired Party is Astellas), and such Acquiror (and Affiliates of such Acquiror which are not controlled by (as defined in Section 1.4) the acquired Party itself) shall be excluded from “Affiliate” solely for purposes of the applicable components of the foregoing intellectual property definitions, in all such cases if and only if: (a) [*]; (b) [*]; (c) [*]; and (d) [*]. For clarity, in the event that a Party is acquired by an Acquiror and each of the criteria described in clauses (a) through (d) is not satisfied, then the intellectual property of such Acquiror shall be included within Medivation Technology (in the case when the acquired Party is Medivation) and Astellas Technology (in the case when the acquired Party is Astellas). Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 16.5 shall be null, void and of no legal effect.

16.6 Medivation Change of Control.

(a) Notice. Medivation shall provide Astellas with prompt written notice of any Medivation Change of Control, which notice shall describe in reasonable detail the nature of the transaction and the identity of the controlling Person(s). If permitted under Applicable Law and not prohibited by the terms of any written agreement between Medivation and any Third Party, Medivation shall provide such notice prior to execution of any agreement(s) that would result in the Medivation Change of Control.

(b) Astellas Election. Within [*] days of the consummation of the transaction(s) effectuating the Medivation Change of Control, Astellas shall have the right, upon written notice to Medivation, to [*] of [*] with respect to [*] with respect to the [*] such that, notwithstanding Section [*], if the [*] within [*] Business Days after a Party [*], either Party may elect to [*], and if the [*] are unable to [*] set forth in Section [*], such [*] may be [*] at the [*]; provided, however, that solely for [*] to the [*] of [*] set forth in a [*] where Astellas desires that such [*] should be [*] than Medivation (or its successor) desires it to be, the rights and obligations set forth in Section [*] shall apply (both with respect to the [*]).

(c) ‘Medivation Change of Control’ Defined. For the purposes of this Section 16.6, “Medivation Change of Control” means the occurrence of any of the following:

(i) Medivation, Inc. or Medivation Prostate Therapeutics, Inc. enters into a merger, consolidation, stock sale or sale or transfer of all or substantially all of its assets or other similar transaction or series of transactions with another person, unless, following such transaction or transactions, (A) the individuals and entities who were the beneficial owners of the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

outstanding voting securities of Medivation, Inc. or Medivation Prostate Therapeutics, Inc., as applicable, immediately prior to such transaction beneficially own, directly or indirectly, at least fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or similar governing persons of the corporation or other entity resulting from such transaction (“Successor”) in substantially the same proportions as their ownership immediately prior to such transaction of such outstanding voting securities, (B) at least fifty percent (50%) of the members of the board of directors or similar governing body of the Successor were members of the board of directors of Medivation, Inc. or Medivation Prostate Therapeutics, Inc., as applicable, at the time of the execution of the initial agreement or the action of the board of directors of Medivation, Inc. or Medivation Prostate Therapeutics, Inc., as applicable, providing for such transaction and (C) Medivation, Inc. or Medivation Prostate Therapeutics, Inc., as applicable, retains title ownership after the transaction or transactions to properties and assets (1) representing more than seventy-five percent (75%) of the Successor’s consolidated total assets and (2) from which more than seventy-five percent (75%) of the Successor’s consolidated operating income for its most recent fiscal year was derived; or

(ii) any transaction or series of related transactions in which any person or group of persons acquires beneficial ownership of securities of Medivation, Inc. or Medivation Prostate Therapeutics, Inc. representing more than fifty percent (50%) of the combined voting power of the then outstanding securities of Medivation, Inc. or Medivation Prostate Therapeutics, Inc., as applicable;

provided, however, that notwithstanding (i) or (ii) above, a stock sale to underwriters of a public offering of the capital stock of Medivation, Inc. or Medivation Prostate Therapeutics, Inc. shall not constitute a Medivation Change of Control.

For the purpose of this Section 16.6(c), (A) “person” and “group” have the meanings given such terms under Section 13(d) and 14(d) of the United States Securities Exchange Act of 1934 and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the United States Securities Exchange Act of 1934, (B) a “beneficial owner” shall be determined in accordance with Rule 13d-3 under the United States Securities Exchange Act of 1934 and (C) the term “beneficially owned” and “beneficially own” shall have meanings correlative to that of “beneficial owner.”

16.7 Standstill.

(a) Astellas agrees that from the Effective Date until the date that is the earlier of (i) [*] after [*] of the [*] in the [*] and (ii) [*] after the [*] of [*] in its entirety] (the “Standstill Period”), neither Astellas nor any of its Affiliates shall, in any manner, directly or indirectly unless invited to do so by Medivation: (A) make, effect, initiate, cause or participate in any acquisition of beneficial ownership of any voting securities of Medivation or any voting securities of any subsidiary or other Affiliate of Medivation, if the effect of such acquisition would be to entitle Astellas to cast directly or indirectly more than [*] of the voting power in any election of directors of Medivation (for purposes of the [*] calculation under this Section 16.7(a) (A), all such securities, rights or options beneficially owned by Astellas (including through

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Affiliates or others) shall be treated on an as-exercised and as-converted basis, but such securities, rights or options beneficially owned by others shall not be so treated); (B) make, effect, initiate, cause or participate in any acquisition of all or substantially all of the consolidated assets of Medivation; (C) engage or become a participant in any “solicitation” of (x) “proxies” (as such terms are defined in Regulation 14A under the Exchange Act) or (y) consents to vote any Medivation stock; (D) form, join or participate in a “group” (as defined in the Securities Exchange Act of 1934 and the rules promulgated thereunder) with respect to the matters set forth in clauses (A), (B) or (C) of this Section 16.7(a); (E) agree or offer to take, or propose (publicly or otherwise) the taking of, any action referred to in clauses (A), (B), (C) or (D) of this Section 16.7(a); (F) knowingly assist, induce or encourage any other Person to take any action of the type referred to in clauses (A), (B), (C), (D) or (E) of this Section 16.7(a); (G) enter into any discussions, negotiations, arrangement or agreement with any other Person relating to any of the foregoing; or (H) request or propose that Medivation or any of Medivation’s representatives amend, waive or consider the amendment or waiver of any provision set forth in this Section 16.7(a).

(b) The obligations and restrictions of Astellas under Section 16.7(a) shall automatically terminate and be of no further force or effect (i) upon any Person or group acquiring or acquiring the right to acquire beneficial ownership of [*] or more of the combined voting power of the then outstanding voting securities of Medivation (whether by tender offer, exchange offer, open market purchases, merger, acquisition, consolidation or otherwise); (ii) upon Medivation publicly announcing a process designed to solicit offers relating to transactions that, if consummated, would constitute a merger, consolidation, sale, transfer or other disposition of all or substantially all of the consolidated assets of Medivation (a “Business Combination”); (iii) upon the public announcement of an offer from a Third Party to acquire, directly or indirectly, beneficial ownership of [*] or more of the then outstanding voting securities of Medivation or all or substantially all of the consolidated assets of Medivation; (iv) from and after the execution by Medivation of a definitive agreement that, if consummated, would result in a Business Combination; or (v) upon the board of directors of Medivation adopting a plan of liquidation or dissolution.

(c) Notwithstanding anything to the contrary in this Section 16.7, nothing in Section 16.7 limits the ability of Astellas to (i) consult with the officers, directors, employees, partners, attorneys, advisors, accountants, agents or representatives of Astellas or of any of its Affiliates on a confidential basis with respect to any of the types of matters referred to in Section 16.7(a), (ii) inquire or make a request, orally or in writing, to Medivation on a confidential basis with respect to any amendment or waiver of any provision of Section 16.7(a) or (iii) make or submit to Medivation a bona fide non-public proposal to the chief executive officer or the board of directors of Medivation at any time so long as in the case of clauses (ii) and (iii) above such action was not designed and would not reasonably be expected to require Medivation to make a public announcement relating thereto.

(d) Nothing in this Section 16.7 prohibits Astellas or any of its Affiliates from acquiring securities of Medivation or any of its subsidiaries or other Affiliates by or through (i) a diversified mutual or pension fund or employee benefit plan managed by an independent investment adviser or pension plan established for the benefit of the employees of Astellas or any

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

of its Affiliates or (ii) any stock portfolios not controlled by Astellas or any of its Affiliates that invest in Medivation or any of its subsidiaries or other Affiliates among other companies on a broadly diversified basis. In addition, nothing in Section 16.7 shall prevent Astellas or any of its Affiliates from acquiring securities of another pharmaceutical or biotechnology company or other person that, at the time Astellas or any of its Affiliates first enters into an agreement to acquire such company’s securities, beneficially owns any securities of Medivation or any of its subsidiaries or other Affiliates.

(e) The expiration of the Standstill Period will not terminate or otherwise affect any of the other provisions of this Agreement.

16.8 Performance by Affiliates. Subject to the limitations of Section 8.3, each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

16.9 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

16.10 Compliance with Applicable Law. Each Party shall comply with Applicable Law in the course of performing its obligations or exercising its rights pursuant to this Agreement.

16.11 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT OR ANY TORT CLAIMS ARISING HEREUNDER, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 16.11 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 12.1, 12.2 OR 12.4, FOR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 13 OR IN THE CASE OF FRAUD, GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT.

16.12 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by an arbitrator or by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

16.13 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

16.14 Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

16.15 Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

{Signature Page Follows}

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their duly authorized officers as of the Effective Date.

MEDIVATION, INC.		ASTELLAS PHARMA INC.

By:	/s/ C. Patrick Machado	By:	/s/ Masafumi Nogimori
Name:	C. Patrick Machado	Name:	Masafumi Nogimori
Title:	CFO	Title:	President and CEO

MEDIVATION PROSTATE THERAPEUTICS, INC.		ASTELLAS US LLC

By:	/s/ C. Patrick Machado	By:	/s/ Seigo Kashii
Name:	C. Patrick Machado	Name:	Seigo Kashii
Title:	CFO	Title:	President and CEO

Signature Page to Collaboration Agreement

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBITS

Exhibit 1.46 – Detail Costs

Exhibit 1.106 – Chemical Structure of MDV3100

Exhibit 1.115 – Certain Medivation Patents

Exhibit 1.183 – UCLA Patents

Exhibit 2.2(b) – Initial Members of the JSC

Exhibit 3.2(b) – Initial Joint Development Plan

Exhibit 7.2(b) – Initial Joint Manufacturing Plan

Exhibit 13.4 – Joint Press Release

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT 1.46

DETAIL COSTS

[*]

Detail Costs – Page 1

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT 1.106

CHEMICAL STRUCTURE OF MDV3100

[*]

Chemical Structure of MDV3100 – Page 1

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT 1.115

CERTAIN MEDIVATION PATENTS

[*]

“Medivation Patents” include any patent application filed from any of the above or from an application claiming priority from any of these, including any divisional, continuation, continuation-in-part, provisional, converted provisional, and continued prosecution application, any patent that issues from any of the foregoing, and any extension or restoration of any of the foregoing, including any revalidation, reissue, re-examination and extension (including any supplementary protection certificate and the like) of any of the foregoing.

Certain Medivation Patents – Page 1

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT 1.183

UCLA PATENTS

[*]

UCLA Patents – Page 1

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT 2.2(B)

INITIAL MEMBERSHIP OF THE JSC

Astellas Members	Medivation Members
[*]	[*]

Initial Membership of the JSC – Page 1

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT 3.2(B)

INITIAL JOINT DEVELOPMENT PLAN

[*]

Initial Joint Development Plan – Page 1

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT 7.2(B)

INITIAL JOINT MANUFACTURING PLAN

[*]

Initial Joint Manufacturing Plan – Page 2

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT 13.4

JOINT PRESS RELEASE

Contacts:

Medivation	Astellas Pharma Inc.
Patrick Machado, Chief Financial Officer	Corporate Communications
Tel: 415-829-4101	Tel: +81-3-3244-3201
http://www.medivation.com	Fax: +81-3-5201-7473
http://www.astellas.com

ASTELLAS AND MEDIVATION ENTER INTO WORLDWIDE AGREEMENT TO CO-DEVELOP AND

CO-COMMERCIALIZE MDV3100 FOR THE TREATMENT OF PROSTATE CANCER

— Medivation to Receive $110 Million Upfront Cash Payment and Eligible to Receive $655 Million in Milestone Payments,

50 Percent of U.S. Profits and Double-Digit Royalties on Ex-U.S. Sales —

— Medivation to Host Conference Call/Webcast Today at 8:30 a.m. Eastern Time —

TOKYO, JAPAN and SAN FRANCISCO, CA, October, 27, 2009—Astellas Pharma Inc. (“Astellas”) and Medivation, Inc. (Nasdaq: MDVN) announced today that they have entered into a global agreement to develop and commercialize MDV3100, Medivation’s investigational drug for the treatment of prostate cancer. MDV3100 is currently being evaluated in the Phase 3 AFFIRM clinical trial in men with castration-resistant prostate cancer who were previously treated with docetaxel-based chemotherapy.

Under the terms of the agreement, Medivation will receive an up-front cash payment of $110 million. Medivation is also eligible to receive payments of up to $335 million upon the attainment of development and regulatory milestones plus up to an additional $320 million in commercial milestone payments. The companies will collaborate on a comprehensive development program that will include additional studies to develop MDV3100 for both late- and early-stage prostate cancer. Subject to receipt of regulatory approval, the companies will jointly commercialize MDV3100 in the U.S. The companies will share equally all U.S. development costs, commercialization costs, and profits. Astellas will have responsibility for developing and commercializing MDV3100 outside the U.S. and will pay Medivation tiered double-digit royalties on ex-U.S. sales.

“We are pleased to initiate a great partnership with Medivation,” stated Masafumi Nogimori, president and chief executive officer of Astellas. “We believe that MDV3100 has the unique potential to establish a new treatment approach for prostate cancer. Astellas already has the global expertise in urology and the strong commitment to focus on oncology. This partnership is a significant milestone to further expand our business in urology and to establish our franchise in oncology.”

“We are excited to be working with Astellas to develop MDV3100 for a broad spectrum of prostate cancer disease states,” said David Hung, M.D. president and chief executive officer of Medivation. “Astellas is an ideal partner for MDV3100 given its global reach, leading commercial presence in the urology space, and

Joint Press Release – Page 1

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

strategic focus on oncology. Astellas is the second major collaboration we have completed in the past year, and we are confident we have the right partners in place for each of our late-stage programs—Astellas for MDV3100 and Pfizer, Inc for dimebon (latrepirdine*).”

According to the American Cancer Society, prostate cancer is the most common non-skin cancer among men in the United States. More than 2 million American men have prostate cancer, and it is the second leading cause of cancer death among men after lung cancer. In 2009, an estimated 192,000 new cases are expected to be diagnosed, and approximately 27,000 men are expected to die from the disease.

MDV3100, a new generation of oral anti-androgen, which shows different pharmacological profiles from current anti-androgens, has been shown in preclinical studies to provide more complete suppression of the androgen receptor pathway than bicalutamide, the most commonly used anti-androgen. MDV3100 slows growth and induces cell death in bicalutamide-resistant cancers via three complementary actions - MDV3100 blocks testosterone binding to the androgen receptor, impedes movement of the androgen receptor to the nucleus of prostate cancer cells (nuclear translocation), and inhibits binding to DNA. Preclinical data published in Science earlier this year demonstrated that MDV3100 is superior to bicalutamide in each of these three actions.

The agreement is not subject to approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and becomes effective immediately. Medivation’s legal and financial advisers on the transaction were Cooley Godward Kronish LLP and Aquilo Partners, L.P. Astellas’ legal adviser on the transaction was Covington & Burling LLP.

*	Latrepirdine is the proposed generic (nonproprietary) name for dimebon.

Conference Call Information

Medivation will hold a conference call today at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time) to discuss this announcement. To participate in the conference call, please dial 888-280-4443 for domestic callers and 1-719-457-2638 for international callers. In addition, this call is being Webcast and can be accessed at Medivation’s website at www.medivation.com.

About MDV3100’s Clinical Program

In September 2009, Medivation began enrolling patients in a randomized, placebo-controlled, double-blind, multi-national Phase 3 clinical trial known as AFFIRM. This trial is evaluating MDV3100 at a dose of 160 mg taken orally once daily versus placebo in men with castration-resistant prostate cancer who were previously treated with docetaxel-based chemotherapy. The primary endpoint of the trial is overall survival; secondary endpoints include progression-free survival, safety and tolerability. This trial is expected to enroll approximately 1,200 patients at sites in the United States, Canada, Europe, South America, Australia and South Africa.

Medivation previously announced interim safety and efficacy results from an ongoing Phase 1-2 clinical trial of MDV3100. The interim results showed that MDV3100 was associated with anti-tumor activity in patients who had become resistant to bicalutamide or other standard anti-androgen treatments, including both patients who had failed prior chemotherapy and patients who were chemotherapy naive. Anti-tumor activity was demonstrated by reductions in prostate-specific antigen levels, improvement or stabilization in tumors that had spread to soft tissue or bone, and a decrease in circulating tumor cells, which has been associated in published literature with improved survival in patients with castration-resistant prostate cancer. MDV3100 was generally well tolerated in this trial at doses up to and including 240 mg/day, with fatigue being the most frequently reported adverse event.

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

About Astellas

Astellas Pharma Inc., located in Tokyo, Japan, is a pharmaceutical company dedicated to improving the health of people around the world through the provision of innovative and reliable pharmaceuticals. Astellas has approximately 14,000 employees worldwide. The organization is committed to becoming a global category leader in Urology, Immunology and Inflammatory, Diabetes, CNS/Pain, Infectious diseases (virus) and Cancer. For more information on Astellas Pharma Inc., please visit our website at http://www.astellas.com.

About Medivation

Medivation, Inc. is a biopharmaceutical company focused on the rapid development of novel small molecule drugs to treat serious diseases for which there are limited treatment options. Medivation aims to transform the treatment of these diseases and offer hope to critically ill patients and their caregivers. In September 2008, Medivation announced a global agreement with Pfizer, Inc to develop and commercialize dimebon (latrepirdine) for the treatment of Alzheimer’s and Huntington diseases. With Pfizer, Medivation is conducting a broad dimebon clinical development program that includes several Phase 3 trials assessing the efficacy and safety of dimebon taken alone or in combination with other Alzheimer’s medications in patients with mild, moderate and severe Alzheimer’s disease. The companies are also conducting a Phase 3 trial of dimebon in Huntington disease. In October 2009, Medivation entered a global agreement with Astellas Pharma Inc. to develop and commercialize MDV3100 for prostate cancer. The first Phase 3 clinical trial in the MDV3100 development program, known as the AFFIRM trial, is under way in patients with castration-resistant prostate cancer who have previously been treated with docetaxel-based chemotherapy. For more information, please visit us at http://www.medivation.com.

Medivation Forward Looking Statement

This press release contains forward-looking statements, including statements related to future clinical development of and ongoing clinical trials evaluating MDV3100, the therapeutic and commercial potential of MDV3100, and potential future development and regulatory milestone payments, commercial milestone payments and royalty payments under the agreement with Astellas, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Medivation’s actual results to differ significantly from those projected, including, without limitation, risks related to the progress, timing and results of Medivation’s clinical trials, including the risk that positive results in earlier clinical trials may not be repeated in subsequent clinical trials and the risk that interim results from ongoing clinical trials may not be predictive of the final results of any such trial, enrollment of patients in Medivation’s clinical trials, difficulties or delays in obtaining regulatory approvals, Medivation’s dependence on Astellas for aspects of the development, regulatory approval, manufacturing and commercialization of MDV3100, manufacturing of MDV3100, competition with MDV3100 should it receive marketing approvals, the adequacy of Medivation’s financial resources, unanticipated expenditures or liabilities, intellectual property matters, and other risks detailed in Medivation’s filings with the Securities and Exchange Commission (SEC), including its quarterly report on Form 10-Q for the quarterly period ended June 30, 2009, filed with the SEC on August 5, 2009. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this press release. Medivation disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.